   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER   , 1999


                                                      REGISTRATION NO. 333-48851
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                                NATCO GROUP INC.
             (Exact Name of Registrant as specified in its charter)


              DELAWARE                                 3443                                22-2906892
    (State or other jurisdiction           (Primary Standard Industrial                 (I.R.S. Employer
  of incorporation or organization)         Classification Code Number)                Identification No.)



                                                                     J. MICHAEL MAYER
                                                    SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                                                                     NATCO GROUP INC.
             BROOKHOLLOW CENTRAL III                             BROOKHOLLOW CENTRAL III
         2950 NORTH LOOP WEST, SUITE 750                     2950 NORTH LOOP WEST, SUITE 750
               HOUSTON, TEXAS 77092                                HOUSTON, TEXAS 77092
                  (713) 683-9292                                      (713) 683-9292
   (Address, including zip code, and telephone      (Name, address, including zip code, and telephone
                     number,                                   number, including area code,
               including area code,                               of agent for service)
   of Registrant's principal executive offices)


                                   Copies To:


              VINSON & ELKINS L.L.P.                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
          1001 FANNIN STREET, SUITE 2300                     1700 PACIFIC AVENUE, SUITE 4100
            HOUSTON, TEXAS 77002-6760                            DALLAS, TEXAS 75201-4618
                  (713) 758-2222                                      (214) 969-4780
            ATTN.: WILLIAM E. JOOR III                          ATTN.: SETH R. MOLAY, P.C.


                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Section 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM                    AMOUNT OF
       TITLE OF EACH CLASS OF SECURITIES                    AGGREGATE                     REGISTRATION
              TO BE REGISTERED(1)                     OFFERING PRICE(2)(3)                     FEE
----------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $0.01(4)........          $111,000,000                     $30,858(5)
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------



(1) In accordance with Rule 457(o) under the Securities Act, the number of shares being registered and the proposed maximum offering price per share are not included in this table.


(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457 of the Securities Act.


(3) Includes shares to be offered by the selling stockholder and shares subject to an option granted to the underwriters to cover over-allotments.


(4) Includes associated preferred share purchase rights, which currently are attached to and trade with the shares of Class A Common Stock registered hereby.


(5) Of this amount, $24,249 was paid at the time of filing the registration statement amended hereby and the balance is paid herewith.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION --          , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


PROSPECTUS


          , 1999


                                 [LOGO TO COME]

                               SHARES OF CLASS A COMMON STOCK



NATCO GROUP INC.:



- We are a leading provider of wellhead equipment, systems and services used in the production of oil and gas.



- NATCO Group Inc.


  Brookhollow Central III


  2950 North Loop West, Suite 750


  Houston, Texas 77092


  (713) 683-9292



PROPOSED SYMBOL & MARKET:



- NTG/New York Stock Exchange


THE OFFERING:



- We are offering 5,000,000 shares of our common stock and a selling stockholder
  is offering           shares of our common stock for resale.



- We have granted the underwriters an option to purchase an additional shares of common stock to cover over-allotments.



- This is our initial public offering, and no public market currently exists for our shares.



- We anticipate that the initial public offering price for our common stock will
  be between $     and $     per share.



- We will not receive any proceeds from the sale of common stock by the selling stockholder.



- We plan to use the proceeds from this offering to repay outstanding debt and for general corporate purposes, including pending acquisitions.



- Closing:          , 1999.



----------------------------------------------------------------------------------
                                                              Per Share    Total
----------------------------------------------------------------------------------
Public offering price:                                        $           $
Underwriting fees:
Proceeds to NATCO:
Proceeds to the selling stockholder:
----------------------------------------------------------------------------------



     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.


--------------------------------------------------------------------------------


Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

DONALDSON, LUFKIN & JENRETTE


                       SALOMON SMITH BARNEY


                                                  SIMMONS & COMPANY

                                                          INTERNATIONAL
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                    MAP PAGE

                               TABLE OF CONTENTS



                                         PAGE
Prospectus Summary.....................    1
Risk Factors...........................    7
Cautionary Statement Regarding Forward
  Looking Statements...................   14
Use of Proceeds........................   15
Dividend Policy........................   15
Dilution...............................   16
Capitalization.........................   17
Selected Consolidated Financial Data...   18
Unaudited Condensed Pro Forma Financial
  Statements...........................   20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   25



                                         PAGE
Business...............................   35
Management.............................   46
Related Party Transactions.............   55
Principal and Selling Stockholders.....   59
Description of Capital Stock...........   60
Shares Eligible for Future Sale........   64
Underwriting...........................   65
Legal Matters..........................   67
Experts................................   67
Available Information..................   68
Index to Financial Statements..........  F-1



     NATCO GROUP INC. We were incorporated in Delaware in 1988. In 1989, we acquired National Tank Company, which was founded in 1926 and is now our principal operating subsidiary. The address of our principal executive offices is Brookhollow Central III, 2950 North Loop West, Suite 750, Houston, Texas 77092, and our telephone number is (713) 683-9292.

                               ------------------


     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This document may be used only where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus. In this prospectus, all references to "we," "us" and "our" refer to NATCO Group Inc. and its subsidiaries, unless indicated otherwise.



                     DEALER PROSPECTUS DELIVERY OBLIGATION



     UNTIL             , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY


     This summary highlights selected information from this prospectus but does not contain all of the information that may be important to you. This prospectus includes specific terms of this offering, information about our business and financial data. We encourage you to read this prospectus in its entirety before making an investment decision.



                                   WHAT WE DO



     We are a leading provider of wellhead equipment, systems and services used in the production of oil and gas. Our production equipment and systems are primarily used at or near the wellhead to separate oil and gas within a hydrocarbon stream and to remove contaminants. Separation and decontamination at the wellhead are necessary to meet the specifications of transporters and end users. Our products and services are used in onshore and offshore fields in most major oil and gas producing regions in the world. On a pro forma basis, after giving effect to our acquisition of The Cynara Company (Cynara), our revenues and EBITDA for the twelve months ended December 31, 1998 were approximately $213.7 million and $9.7 million. For the six months ended June 30, 1999, our revenues and EBITDA were approximately $86.2 million and $5.0 million.



     We design and manufacture a diverse line of production equipment, including:



     - separators, which separate a hydrocarbon stream into oil, gas and water;



     - dehydration and desalting units, which remove water and salt from oil and gas;



     - heaters, which prevent solids from forming in gas and reduce the viscosity of oil;



     - gas conditioning units and membrane separation systems, which remove carbon dioxide and other contaminants from a gas stream;



     - water filtration systems, which remove oil and contaminants from water derived from the production process; and



     - control systems, which monitor and control production equipment.



     We offer our products and services as either integrated systems or individual components. We provide our products and services through four business segments:



     - traditional production equipment and services, which primarily provides standardized components, replacement parts and used components and equipment servicing;



     - engineered systems, which primarily provides customized, large scale integrated oil and gas production systems;



     - our Canadian operations, which provide traditional production equipment and services and engineered systems; and



     - instrumentation and electrical systems, which provides control panels and systems that monitor and control oil and gas production.



     We have designed, manufactured and marketed production equipment and systems for over 70 years. We believe that, among our competitors, we have the largest installed base of production equipment in the industry. We have achieved our position in the industry by maintaining our technological leadership, capitalizing on our strong brand name recognition and offering a broad range of products and services.

                             OUR BUSINESS STRATEGY



     Our strategy for future growth is to expand and improve our market position through:



     - Focusing on Customer Relationships. We believe that our customers increasingly prefer to work on a regular basis with a small number of leading suppliers. We believe our size, scope of products, technological expertise and service orientation provide us with a competitive advantage in establishing preferred supplier relationships with customers. We expect to generate growth in revenue and market share by establishing and further developing new and existing customer relationships.



     - Providing Turnkey Integrated Systems and Solutions. We believe our turnkey design and manufacturing capabilities enable us to reduce our customers' production equipment and systems costs and shorten delivery times. Our strategy is to be involved in projects early, to provide, as among our competitors, the broadest and most complete scope of equipment and services and to focus on larger integrated systems. In some applications, we also intend to increase the degree of standardization to reduce engineering costs and to shorten delivery times.



     - Introducing New Technologies and Products. Since our inception, we have developed and acquired leading technologies that enable us to address the world market demand for increasingly sophisticated production equipment. We will continue to pursue new technologies through licenses, acquisitions and internal development.



     - Pursuing Complementary Acquisitions. Our industry is highly fragmented and contains many smaller competitors with narrow product lines and geographic scope. We intend to continue acquiring companies that provide complementary technologies or enhance our ability to offer integrated systems.



     - Expanding International Presence. We have operated in various international markets for more than 50 years. We intend to continue expanding internationally in targeted geographic regions. Currently, our most important international opportunity is the future development of Southeast Asian gas markets. We believe our proprietary technology for the bulk removal of carbon dioxide provides us with a competitive advantage in pursuing projects in this region.



                              RECENT DEVELOPMENTS



CYNARA ACQUISITION



     In November 1998, we acquired Cynara because it had proprietary technology for the bulk removal of carbon dioxide from gas streams. Cynara designs, constructs, operates and services membrane separation systems utilizing this technology. A primary market for this application is production from gas wells, such as those located in Southeast Asia, which have high levels of naturally occurring carbon dioxide. Another market is production from wells, such as those located in West Texas, in which carbon dioxide injection is used to enhance the recovery of oil and gas reserves. This acquisition has expanded our ability to offer integrated systems and services and complements our gas conditioning product line.



     In acquiring Cynara, we issued 500,000 shares of our common stock and paid $5.3 million in cash to the Cynara stockholders. We also repaid $10.1 million of Cynara's debt and agreed to issue additional shares of our common stock contingent on the occurrence of specified operational thresholds. Based on operations through September 30, 1999, approximately 300,000 of these additional shares have been earned and will be issued on November 30, 1999. Up to a total of 950,000 more of these additional shares may be earned at March 31, 2000 and December 31, 2000.

PENDING ACQUISITIONS



     We have executed non-binding letters of intent to acquire Porta-Test International Inc. and Engineering Specialties, Inc. These acquisitions, if completed, will close subsequent to the completion of this offering.



     Porta-Test International Inc. Porta-Test International Inc. (Porta-Test) is located in Edmonton, Alberta, Canada. Porta-Test designs and manufactures centrifugal devices used to enhance the effectiveness of separation equipment. We expect to close the acquisition of Porta-Test in late 1999.



     For the fiscal year ended June 30, 1999, Porta-Test had revenues of $7.3 million and EBITDA of $(0.1) million. To acquire all the outstanding Porta-Test capital stock, we have agreed:



     - to pay approximately $5.4 million in cash, net of cash acquired; and



     - to issue our one-year promissory note for approximately $0.7 million.



     Engineering Specialities, Inc. Engineering Specialties, Inc. (ESI) is located in Covington, Louisiana. ESI designs and manufactures water processing equipment used to remove oil and contaminants from water produced at the wellhead, primarily on offshore facilities. We expect to close the acquisition of ESI in early 2000.



     For the year ended December 31, 1998, ESI had revenues of $3.9 million and EBITDA of $0.8 million. To acquire all the outstanding ESI capital stock, we have agreed:



     - to pay approximately $7.3 million in cash, net of cash and marketable securities acquired; and



     - to issue options for 25,000 shares of our common stock, exercisable at the initial offering price.

                                  THE OFFERING


Class A common stock offered(1):



     By us.................  5,000,000 shares



    By the selling
    stockholder............            shares



          Total............            shares



Common stock to be outstanding
  after this offering(1)...  14,287,520 shares(2)



Use of proceeds............  We intend to use the net proceeds of approximately
                             $     million that we will receive from this
                             offering primarily:



                             - to repay outstanding debt; and



                             - for general corporate purposes, including the
                               pending acquisitions.



Proposed New York Stock
   Exchange symbol.........  NTG

------------------------------


(1) Our common stock is divided into Class A common stock and Class B common stock. The shares to be sold in this offering are Class A common stock. Only the former stockholders of Cynara hold Class B common stock. Upon completion of this offering, the two classes will have the same rights, except that the holders of the Class B common stock will continue to have the rights:



     - to elect one director; and



     - to hold a class vote on any amendment to our charter that would authorize additional Class B common stock or would adversely affect their right to elect a director.



     On January 1, 2002, the Class B common stock converts automatically into Class A common stock to constitute a single class of common stock. In this prospectus, references to "our common stock" include both our Class A and Class B common stock.



(2) Excludes:



     - up to      shares of Class A common stock if the underwriters exercise their option to cover over-allotments;



     - 1,795,947 shares of Class A common stock issuable on exercise of outstanding stock options at a weighted average exercise price of $4.40 per share; and



     - 1,250,000 shares of Class B common stock contingently issuable under the terms of our agreement to acquire Cynara.

                         SUMMARY FINANCIAL INFORMATION


     The following summary consolidated historical and unaudited pro forma financial information for the periods and the dates indicated should be read in conjunction with our consolidated historical and unaudited pro forma financial statements included elsewhere in this prospectus. In 1998, we changed our fiscal year-end to December 31 from March 31. The interim data reflects all adjustments that, in the opinion of our management, are necessary to present fairly the information for the six-month periods. The unaudited pro forma statement of operations and other financial data give effect to the acquisition of Cynara as though it occurred on January 1, 1998. The unaudited historical financial data presented for the six month period ended June 30, 1999 is not necessarily indicative of the actual financial results to be expected for the full fiscal year. See "Selected Consolidated Financial Data" and "Unaudited Condensed Pro Forma Financial Statements" for more information regarding the historical and the unaudited pro forma consolidated financial data.



                                                      FISCAL YEAR ENDED    NINE MONTHS     PRO FORMA         SIX MONTHS
                                                          MARCH 31,           ENDED        YEAR ENDED      ENDED JUNE 30,
                                                     -------------------   DECEMBER 31,   DECEMBER 31,   ------------------
                                                       1997       1998         1998         1998(1)        1998      1999
                                                     --------   --------   ------------   ------------   --------   -------
                                                                                                            (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(2):
  Revenues.........................................  $126,657   $202,023     $145,611       $213,651     $106,658   $86,175
  Cost of goods sold...............................   100,803    161,801      115,521        168,816       85,635    65,821
                                                     --------   --------     --------       --------     --------   -------
  Gross profit.....................................    25,854     40,222       30,090         44,835       21,023    20,354
  Selling, general and administrative expense......    23,313     28,553       24,530         35,076       15,274    15,321
  Depreciation and amortization expense............       862      1,322        1,473          4,383          795     2,311
  Interest expense.................................     1,861      2,992        2,215          3,555        1,347     1,673
  Interest cost on postretirement liability(3).....       957      1,048          786          1,048          524       523
  Revaluation loss on postretirement
    liability(3)...................................     1,466        159           53             53           --        --
  Interest income..................................      (116)      (140)        (227)          (227)        (101)      (99)
                                                     --------   --------     --------       --------     --------   -------
  Income (loss) from continuing operations before
    income taxes...................................    (2,489)     6,288        1,260            947        3,184       625
  Income tax provision (benefit)...................      (659)     1,141          608            (30)         594       479
                                                     --------   --------     --------       --------     --------   -------
  Income (loss) from continuing operations.........  $ (1,830)  $  5,147     $    652       $    977     $  2,590   $   146
                                                     ========   ========     ========       ========     ========   =======
  Basic earnings (loss) per share from continuing
    operations.....................................  $  (0.31)  $   0.68     $   0.08       $   0.11     $   0.32   $  0.02
  Diluted earnings (loss) per share from continuing
    operations.....................................     (0.28)      0.64         0.07           0.10         0.29      0.01
  Basic earnings per share.........................      0.67       0.78         0.08           0.11         0.32      0.02
  Diluted earnings per share.......................      0.64       0.73         0.07           0.10         0.29      0.01
  Basic weighted average number of shares of common
    stock outstanding..............................     6,032      7,623        8,243          8,665        8,146     9,151
  Diluted weighted average number of shares of
    common stock outstanding.......................     6,371      8,067        8,942          9,366        8,876     9,824
OTHER DATA:
  Cash flows provided by (used in) operating
    activities.....................................  $  1,059   $  3,113     $ (1,450)                   $  2,569   $ 3,248
  Cash flows provided by (used in) investing
    activities.....................................      (798)   (24,712)     (17,069)                     (2,692)   (1,574)
  Cash flows provided by (used in) financing
    activities.....................................    (1,033)    21,660       20,179                         589    (2,797)
  Earnings before interest, taxes, depreciation and
    amortization (EBITDA)(4).......................     1,075     11,510        5,507          9,706        5,749     5,033



                                                      MARCH 31,                                 PRO FORMA
                                                  -----------------   DECEMBER 31,   JUNE 30,   JUNE 30,
                                                   1997      1998         1998         1999       1999
                                                  -------   -------   ------------   --------   ---------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
  Working capital...............................  $12,551   $24,442     $ 31,466     $ 30,172   $ 53,353
  Net property, plant and equipment.............    6,833     9,332       18,294       18,120     18,120
  Total assets..................................   70,044    95,413      118,412      105,468    122,027
  Long-term debt(5).............................   27,566    33,719       41,777       39,065         --
  Stockholders' equity (deficit)................   (6,737)    5,419       24,190       24,338     79,962



                                                    (See footnotes on next page)

------------------------------


(1) The unaudited pro forma statement of operations and other data do not give pro forma effect to this offering or to the pending acquisitions of Porta-Test and ESI as these acquisitions, if they close, will close after this offering. For information regarding the pro forma effect of this offering and these pending acquisitions, see "Unaudited Condensed Pro Forma Financial Statements."



(2) In June 1997, we distributed our investment in Process Technology Holdings, Inc. (PTH) to our stockholders in a tax-free transaction. In accordance with generally accepted accounting principles, we account for the results of operations of PTH as discontinued operations for all periods presented. Accordingly, the net income of PTH is excluded from income (loss) from continuing operations in our statements of operations for the periods presented.



(3) When we acquired National Tank Company in 1989 from Combustion Engineering, Inc., we agreed to provide specified health care and life insurance benefits to employees of National Tank Company who retired prior to June 21, 1989. These agreements provided that our annual cash costs related to these benefits were reimbursed by the seller through June 21, 1999 to the extent that they exceeded on an annual basis the lesser of one-third of the cash costs in that year or $0.8 million, as adjusted for inflation. For the fiscal year ended March 31, 1997, our aggregate cash costs related to these benefits were $1.7 million, of which $1.1 million was reimbursed. For the fiscal year ended March 31, 1998, our aggregate cash costs were $1.8 million, of which $1.0 million was reimbursed. For the nine months ended December 31, 1998, our aggregate cash costs were $1.6 million, of which $1.1 million was reimbursed. For the six months ended June 30, 1999, our aggregate cash costs related to these benefits were $0.6 million, of which $0.4 million was reimbursed. The reimbursement obligation expired on June 22, 1999, and we no longer receive reimbursement for any portion of these cash costs. We currently plan to fund the cash requirements related to these retired employee benefits on a current basis.



(4) EBITDA consists of income (loss) from continuing operations plus interest expense, interest cost on postretirement benefit liability, income tax expense, and depreciation and amortization expense, less interest income.



     EBITDA is not a measurement presented in accordance with generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA is included as a supplemental disclosure because it may provide useful information regarding our ability to service debt and to fund capital expenditures.



(5) Includes current portion of long-term debt and revolving lines of credit.

                                  RISK FACTORS


     In determining whether to purchase shares of our common stock, you should carefully consider the risk factors described below and all the information we have included in this prospectus.



A SUBSTANTIAL OR EXTENDED DECLINE IN OIL OR GAS PRICES COULD RESULT IN LOWER EXPENDITURES BY THE OIL AND GAS INDUSTRY, THEREBY AFFECTING OUR REVENUE.



     Our business is substantially dependent on the condition of the oil and gas industry and its willingness to spend capital on the exploration for and development of oil and gas. A substantial or extended decline in these expenditures may result in the location of fewer new reserves of oil and gas, adversely affecting the market for our production equipment and services. The level of these capital expenditures is generally dependent on the industry's view of oil and gas prices, which have been characterized by significant volatility in recent years. Oil and gas prices are affected by numerous factors, including:



     - the level of exploration activity;



     - worldwide economic activity;



     - interest rates and the cost of capital;



     - environmental regulation;



     - tax policies;



     - political requirements of national governments;



     - coordination by the Organization of Petroleum Exporting Countries (OPEC);



     - the cost of producing oil and gas; and



     - technological advances.



WE MAY LOSE MONEY ON FIXED PRICE CONTRACTS.



     Many of our projects, including larger engineered systems projects, are performed on a fixed-price basis. We are responsible for all cost overruns, other than any resulting from change orders. Our costs and any gross profit realized on our fixed-price contracts will often vary from the estimated amounts on which these contracts were originally based. This may occur for various reasons, including:



     - errors in estimates or bidding;



     - changes in availability and cost of labor and material; and



     - variations in productivity from our original estimates.



     These variations and the risks inherent in engineered systems projects may result in reduced profitability or losses on our projects. Depending on the size of a project, variations from estimated contract performance can have a significant impact on our operating results for any particular fiscal quarter or year.



WE HAVE RELIED AND WE EXPECT TO CONTINUE TO RELY ON A LIMITED NUMBER OF CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUES.



     There have been and are expected to be periods where a substantial portion of our revenues are derived from a single customer or a small group of customers. We had revenues of $28.3 million (14% of our total revenues) from the BP Exploration (Alaska), Inc. alliance project for fiscal 1998. On July 1, 1999, we were awarded a $73.0 million contract to supply gas treating and conditioning equipment to a project in Southeast Asia. The project is a joint venture under the control of the Carigali-Triton Operating Company (CTOC), which is owned 50% by Petronas, the Malaysian National Oil Company and 50% by ARCO and Triton. The project is located in the Gulf of Thailand. Although this project has not yet produced more than 10% of our revenues in any period, it will take approximately two years to complete and is expected to comprise more than 10% of annual billings during that period. A prolonged failure of this customer to fulfill its contractual obligations to us or a termination of the related project could have a material adverse effect on our results of operations and financial condition.



OUR ABILITY TO ATTRACT AND RETAIN SKILLED LABOR IS CRUCIAL TO THE PROFITABILITY OF OUR FABRICATION AND SERVICES ACTIVITIES.



     Our ability to remain profitable depends in part on our ability to attract and retain skilled manufacturing workers, equipment operators, engineers and other technical personnel. Our ability to expand our operations, particularly in the Gulf Coast area, depends primarily on our ability to increase our labor force. Demand for these workers is currently high and the supply is extremely limited. We believe that our wage rates are competitive and that our relationship with our skilled labor force is good. A significant increase in the wages paid by competing employers could, nevertheless, result in a reduction in our skilled labor force, increases in the rates of wages we must pay or both. If this were to occur, the immediate effect on us would be a reduction in our profits and the extended effect would be diminishment of our production capacity and profitability and impairment of our growth potential.



A THIRD PARTY WILL NO LONGER REIMBURSE US FOR A PORTION OF OUR COSTS OF SPECIFIED EMPLOYEE HEALTH AND LIFE INSURANCE.



     We are required by contract to provide health care and life insurance benefits to our former employees who retired prior to June 21, 1989. The contract also provided for partial reimbursement of our annual cash costs related to these benefits by a third party. For the fiscal years ended March 31, 1997 and 1998, our cash costs related to these benefits were $1.7 million and $1.8 million. In fiscal 1997, we were reimbursed $1.1 million, and in fiscal 1998 we were reimbursed $1.0 million. For the nine months ended December 31, 1998, our cash costs were $1.6 million, of which we were reimbursed $1.1 million. For the six months ended June 30, 1999, our aggregate cash costs related to these benefits were $0.6 million, of which $0.4 million was reimbursed. The reimbursement obligation expired on June 22, 1999, and we no longer receive reimbursement for any portion of these cash costs. At June 30, 1999, there were 536 retirees and surviving spouses and 323 dependents covered by the specified postretirement benefits obligations. As a result of the transaction described in "Related Party Transactions -- Capricorn I
Subsidiaries -- Tyler" these numbers will increase to 629 and 352, respectively.



     In accounting for this liability, we evaluate annually the estimated liability, discounted to present value, of the unreimbursable portion of these benefits. We recognize and report in our financial statements gains and losses from these evaluations. For the fiscal years ended March 31, 1997 and 1998, we reported losses on revaluation of postretirement employee liability of $1.5 million and $0.2 million. For the nine months ended December 31, 1998, we reported a loss of $0.1 million.



     We cannot assure you that the costs of the actual benefits will not exceed those projected or that future actuarial assessments of the extent of those costs will not exceed the current assessment. Under those circumstances, the adjustments required to be made to our recorded liability for these benefits could have a material adverse effect on our results of operations and financial condition.



THE LOSS OF ONE OR MORE OF OUR CUSTOMER RELATIONSHIPS COULD MATERIALLY HARM OUR BUSINESS AND EARNINGS.



     We expect to continue our practice of entering into relationships with major oil companies and large independent producers. In these relationships, we are typically designated as the preferred supplier of equipment or services or both. Many of these relationships are nonbinding arrangements in which both parties undertake to satisfy the objectives of the relationship. They may be characterized as:



     - blanket purchase orders for specified amounts of standardized equipment;



     - project-specific integrated relationships; or



     - ongoing informal working relationships.

     The loss of one or more of these relationships could have a material adverse effect on our business, results of operations and financial condition.



OUR INTERNATIONAL OPERATIONS MAY EXPERIENCE INTERRUPTIONS DUE TO POLITICAL AND ECONOMIC RISKS.



     We operate our business and market our products and services in oil and gas producing areas throughout the world. We are, therefore, subject to the risks customarily attendant to international operations and investments in foreign countries. These risks include:



     - nationalization;



     - expropriation;



     - war and civil disturbances;



     - restrictive actions by local governments;



     - limitations on repatriation of earnings;



     - changes in foreign tax laws; and



     - changes in currency exchange rates.



     The occurrence of any of these risks could have an adverse effect on regional demand for our products and services or our ability to provide them. An interruption of our international operations could have a material adverse effect on our results of operations and financial condition.



     A portion of our sales are made in Southeast Asia. The currencies of several countries in Southeast Asia underwent significant devaluations against the United States dollar in 1997 and early 1998. The devaluation of these currencies and the related consequences to the economies in these countries have adversely affected economic growth in the region. To the extent the economies of countries in Southeast Asia continue to be adversely affected, we cannot assure you that the demand for our products and services in the region will continue at historical or anticipated levels.



OUR PENDING ACQUISITIONS THAT ARE INCLUDED IN OUR PRO FORMA FINANCIAL STATEMENTS ARE SUBJECT TO THE RISK THAT THEY MAY NOT BE CONSUMMATED.



     Our Unaudited Condensed Pro Forma Financial Statements give effect to the completion of this offering and the pending acquisitions. With respect to the pending acquisitions, however, we have only entered into nonbinding letters of intent. Accordingly, the completion of each of these transactions is subject to numerous conditions, including the negotiation and execution of definitive agreements and the fulfillment or waiver of the conditions to closing to be included in the agreements. These conditions are expected to include such matters as confirmation by each party of its representations and warranties in those agreements, fulfillment of its covenants to be fulfilled by closing and the absence of any material adverse change in the financial condition or results of operations of the party we intend to acquire. We can not assure you that these conditions will be fulfilled or that these acquisitions will be completed. Moreover, even if they are completed, the pro forma financial statements are for illustrative purposes only and are not necessarily indicative of the financial results that would have been achieved if the acquisitions had been completed.



FUTURE ACQUISITIONS MAY BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND ADVERSELY AFFECT OUR OPERATING RESULTS.



     We intend to continue our practice of acquiring other companies, assets and product lines that complement or expand our existing business. Each acquisition, however, involves a number of risks. These risks include:



     - the diversion of our management's attention to the assimilation of the operations and personnel of the acquired business;

     - possible adverse effects on our operating results during the integration process; and



     - the possible inability to achieve the intended objectives of the combination.



     In pursuit of our acquisition strategy, we may seek to finance an acquisition through borrowings under credit facilities or the issuance of new debt or equity securities. If we should proceed with a relatively large cash acquisition, we could deplete a substantial portion of our financial resources to the possible detriment of our other operations. Any future acquisitions could also dilute the equity interests of our stockholders, require us to write off assets for accounting purposes or create other undesirable accounting issues, such as significant expenses for amortization of goodwill or other intangible assets.



OUR INSURANCE POLICIES MAY NOT COVER ALL PRODUCTS LIABILITY CLAIMS.



     Some of our products are used in potentially hazardous production applications that can cause:



     - personal injury;



     - loss of life;



     - damage to property, equipment or the environment; and



     - suspension of operations.



     We maintain insurance coverage against these risks in accordance with normal industry practice. This insurance will not protect us against liability for some kinds of events, including specified events involving pollution, or against losses resulting from business interruption. We cannot assure you that our insurance will be adequate in risk coverage or policy limits to cover all losses or liabilities that we may incur. Moreover, we cannot assure you that we will be able in the future to maintain insurance at levels of risk coverage or policy limits that we deem adequate. Any future damages caused by our products or services that are not covered by insurance or are in excess of policy limits could have a material adverse effect on our business, results of operations and financial condition.



LIABILITY TO CUSTOMERS UNDER WARRANTIES MAY MATERIALLY AND ADVERSELY AFFECT OUR EARNINGS.



     We typically provide warranties as to the proper operation and conformance to specifications of the equipment we manufacture. Failure of this equipment to operate properly or to meet specifications may increase our costs by requiring additional engineering resources, replacement of parts and equipment or service or monetary reimbursement to a customer. Our warranties are often backed by letters of credit. At June 30, 1999, we had provided to our customers approximately $1.9 million in letters of credit related to warranties. We have in the past received warranty claims and we expect to continue to receive them in the future. To the extent that we should incur warranty claims in any period substantially in excess of our warranty reserve, our results of operations and financial condition could be materially and adversely affected.



WE MAY INCUR SUBSTANTIAL COSTS TO COMPLY WITH OUR ENVIRONMENTAL OBLIGATIONS.



     In our equipment fabrication and refurbishing operations, we generate and manage hazardous wastes. These include:



     - waste solvents;



     - waste paint;



     - waste oil;



     - washdown wastes; and



     - sandblasting wastes.

     We attempt to identify and address environmental issues before acquiring properties and to utilize industry accepted operating and disposal practices regarding the management and disposal of hazardous wastes. Nevertheless, either we or others may have released hazardous materials on our properties or in other locations where hazardous wastes have been taken for disposal. We may be required by federal or state environmental laws to remove hazardous wastes or to remediate sites where they have been released. We could also be subjected to civil and criminal penalties for violations of those laws. Our costs to comply with these laws may adversely affect our earnings.



OUR QUARTERLY SALES AND EARNINGS MAY FLUCTUATE SIGNIFICANTLY.



     A substantial amount of our revenues are derived from significant contracts which are often performed over periods of two to six quarters. As a result, our revenues and earnings may fluctuate significantly from quarter to quarter, depending upon our ability to replace existing contracts with new orders and upon the extent of any delays in completing existing projects.



TERMINATION OF A FEW LARGE PROJECTS COULD SUBSTANTIALLY REDUCE OUR BACKLOG.



     Our backlog is based on awarded projects. Awarded projects include those projects on which customers have authorized us to begin work or to purchase materials. Each project that we currently include in our backlog is subject to change or termination at the customer's election. Exercise by our customers of their rights to change or terminate projects could change or reduce the amount of backlog currently reported. The decrease could be substantial in the case of the termination of a few large projects. A decrease in backlog may adversely affect our future earnings and financial condition.



THE LOSS OF ANY MEMBER OF OUR SENIOR MANAGEMENT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.



     Our success depends heavily on the continued services of our senior management. Our senior management consists of a small number of individuals relative to other comparable or larger companies. These are the individuals who possess our bidding, procurement, transportation, logistics, planning, project management, risk management and financial skills. If we lost or suffered an extended interruption in the services of one or more of our senior officers, our results of operations could be adversely affected. Moreover, we cannot assure you that we will be able to attract and retain qualified personnel to succeed members of our senior management. We do not maintain key man life insurance.



COMPETITION COULD RESULT IN REDUCED PROFITABILITY AND LOSS OF MARKET SHARE.



     Contracts for our products and services are generally awarded on a competitive basis, and competition is intense. The most important factors considered by our customers in awarding contracts include:



     - the availability and capabilities of our equipment;



     - our ability to meet the customer's delivery schedule;



     - our price;



     - our reputation;



     - our experience; and



     - our safety record.



Historically, the existence of overcapacity in our industry has caused increased price competition in many areas of our business.

     In addition, we may encounter obstacles in our international operations that impair our ability to compete in individual countries. These obstacles may include:



     - subsidies granted in favor of local companies;



     - import duties and fees imposed on us and other foreign operators;



     - taxes imposed on foreign operators;



     - lower wage rates in foreign countries; and



     - fluctuations in the exchange value of the United States dollar compared with the local currency.



     Any or all these factors could adversely affect our ability to compete and thus adversely affect our results of operations.



THE INTERNAL REVENUE SERVICE MAY CHALLENGE OUR TAX POSITION REGARDING THE SPIN-OFF OF PROCESS TECHNOLOGY HOLDINGS, INC.



     Prior to June 1997, we owned all the outstanding stock of Process Technology Holdings, Inc. (PTH). In connection with a financing in June 1997, we distributed all of that stock to our sole stockholder at the time, Capricorn Investors, L.P. (Capricorn I). At that time, we obtained an opinion of counsel to the effect that the distribution would be not be subject to federal income tax either to us or Capricorn I. Tax-free treatment of the distribution depends, in part, on the underlying facts and circumstances at the time of the distribution. We cannot assure you that the IRS will agree with our interpretation and that of our counsel of those facts and circumstances. If the IRS were to challenge the tax-free treatment of the distribution and to prevail, we would recognize a gain for federal income tax purposes with respect to the distribution. The amount of the gain would be equal to the excess of the fair market value of the PTH stock at the time of the distribution over our tax basis in that stock. The resulting tax could have a material adverse effect on our results of operations and financial condition. See "Related Party
Transactions -- Capricorn I Subsidiaries -- Tyler."



CONTROL OF OUR COMPANY BY THE EXISTING STOCKHOLDERS MAY DISCOURAGE TAKEOVER
BIDS.



     As of August 31, 1999, Capricorn I and Capricorn Investors II, L.P. (Capricorn II) owned 59.9% and 33.2% of our outstanding common stock.
Immediately upon completion of this offering, they will own      % and      %,
which percentages will decline to      % and      % if the underwriters exercise
fully their over-allotment option. As a result, one of our directors, Herbert S. Winokur, Jr., through his control of Capricorn I and Capricorn II, will have sufficient voting power to control our direction and policies. He will also be able to determine the outcome of any matter requiring stockholder approval, including:



     - a business combination involving a merger, consolidation or sale of all or substantially all of our assets; and



     - the election of directors of our company.



He will also be able to prevent a change in control of our company except on terms acceptable to him.



     In addition, Mr. Winokur will be able to exercise the contractual rights of Capricorn I and Capricorn II to nominate two of our directors so long as Capricorn I and Capricorn II together own at least 20% of our common stock.



     We understand that Capricorn I intends in the near future to distribute to its partners all the shares of our common stock that it owns. Even after that distribution, however, Mr. Winokur is expected to be able to control the direction and policies of our company through his direct holdings of our common stock and his control of Capricorn II.

OUR RIGHTS PLAN AND THE DELAWARE LAW MAY DISCOURAGE ACQUISITION BIDS.



     Our board of directors has adopted a stockholders' rights plan. Under this plan, we have issued preferred stock purchase rights as a dividend on our outstanding common stock and on any other common stock issued after adoption of the plan. This will include the shares issued by us in this offering. These rights are not currently exercisable. They would become exercisable, however, if someone acquired or offered to acquire specified amounts of common stock.



     Moreover, a provision of Delaware law that is applicable to us could delay or make difficult a merger, tender offer or proxy contest involving us. This provision also becomes applicable if someone acquires or offers to acquire a specified amount of our common stock.



     The rights and the provisions of the Delaware law have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us without the approval of our board of directors. The rights and the provisions of Delaware law may deter a potential unfriendly offer or other effort to gain control of our company that is not approved by our board of directors. This may deprive the stockholders of opportunities to sell shares of our common stock at prices higher than those prevailing in the market. Neither the rights nor this provision of Delaware law should, however, interfere with any merger or other business combination that is approved by our board of directors.



PROVISIONS OF OUR CHARTER AND BYLAWS MAY ALSO DISCOURAGE ACQUISITION BIDS.



     Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. The board of directors can fix the terms of the preferred stock without any action on the part of our stockholders. Our board has designated a series of 500,000 shares of preferred stock that is subject to issuance under our rights plan. The issuance of shares of preferred stock may delay or prevent a change in control transaction. This may adversely affect the market price and interfere with the voting and other rights of our common stock. We have no current plans to issue any shares of preferred stock.



     Our charter and bylaws contain the following anti-takeover provisions:



     - only one of the three classes of directors is elected each year;



     - the ability of our stockholders to remove directors without cause is precluded;



     - our stockholders may not act by written consent in lieu of a meeting unless both the subject matter of the consent and the taking of action by written consent have been approved by our board;



     - a written request signed by the holders of at least 10% of our outstanding common stock is required for the stockholders to call a special meeting of stockholders; and



     - advance notice is required for the stockholders to nominate directors or submit proposals for consideration at stockholder meetings.



These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. As a result, they may limit the price that some investors might be willing to pay in the future for shares of our common stock. These provisions may also impede changes in our management.



OUR STOCK PRICE MAY BE VOLATILE BECAUSE OUR SHARES HAVE NOT PREVIOUSLY BEEN TRADED PUBLICLY.



     Prior to this offering, there has been no public market for our common stock. We intend to apply to list our common stock on the NYSE. We cannot assure you, however, that an active trading market for the common stock will develop or that, if it develops, it will be sustained.



     The initial public offering price of our common stock will be determined through negotiations between our management and the selling stockholder on one hand and the representatives of the underwriters on the other. The initial public offering price may bear no relationship to the price at which our common stock will trade after the offering. Following the offering, prices for our common stock may be influenced by a number of factors. These include:



     - the liquidity of the market for our common stock;



     - investor perceptions of us;



     - investor perceptions of the energy services industry; and



     - general economic conditions.



THE LAPSE OF LEGAL RESTRICTIONS ON THE SALE OF SHARES COULD AFFECT OUR STOCK PRICE AND DILUTE YOUR STOCK OWNERSHIP.



     Sales of substantial amounts of our common stock in the public market by insiders following the offering, or the perception that these sales may occur, could cause the market price of our common stock to fall. After the offering, assuming the underwriters do not exercise their over-allotment option, there will be outstanding 14,287,520 shares of our common stock. If the underwriters exercise their over-allotment option, this number will increase to
shares. Of these,           shares will be held as follows:



STOCKHOLDER                                            NUMBER OF SHARES
Capricorn I..........................................
Capricorn II.........................................     3,087,021
Former stockholders of Cynara........................       500,000*
Nathaniel A. Gregory.................................       136,832


---------------


* Based on operations through September 30, 1999, approximately 300,000 additional shares have been earned and will be issued on November 30, 1999. Up to a total of 950,000 additional shares may be earned at March 31, 2000 and December 31, 2000.



     The holding periods under Rule 144 with respect to the shares of our common stock held by Capricorn I, Capricorn II and the former stockholders of Cynara have already expired or will have expired before the scheduled expiration of the lock-up agreements to be entered into by our directors, officers and specified shareholders. These lock-up agreements are scheduled to expire 180 days after the date of this prospectus. Mr. Gregory may sell his shares under Rule 144 after July 12, 2000.



PURCHASERS IN THIS OFFERING WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION.



     The net tangible book value of shares of our common stock that you purchase in this offering will be substantially less than the price that you pay for them. This immediate and substantial dilution in the net tangible book value of
the shares you purchase will be $     assuming an initial public offering price
of $     per share. If and to the extent that outstanding common stock options are exercised after the offering, there may be further dilution in the net tangible book value of your shares of common stock.



A CHANGE IN THE ESTIMATED LIFE OF GOODWILL COULD REDUCE OUR EARNINGS.



     Our balance sheet at June 30, 1999, had an amount called "goodwill" that represented 15.8% of assets and 68.4% of stockholders' equity. Goodwill is recorded when we pay more for a business than the fair value of the tangible and separately measurable intangible net assets. GAAP requires us to amortize this and all other intangible assets over the periods we benefit from those assets. The amortization periods for our acquisitions to date are either 20 years or 40 years. We evaluate the useful life of all our assets on an ongoing basis. If we were to assign a shorter life to a material portion of the goodwill, earnings reported in prospective periods would be reduced. Earnings in later years could be significantly affected if management determined then that the remaining balance of goodwill was impaired.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS



     This prospectus, including the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties. These factors may cause our company's or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology.



     These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of these forward-looking statements.


                                USE OF PROCEEDS


     We estimate that the net proceeds from the sale of the 5,000,000 shares of common stock that we are selling in this offering will be approximately
$          million ($          if the underwriters fully exercise their
over-allotment option.) This is based on a public offering price of $     per
share and after deducting the underwriting discount and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares being sold by the selling stockholder.



     We intend to use the net proceeds that we receive from this offering as follows:



     - to repay all of our outstanding indebtedness under our credit facilities (approximately $39.8 million as of August 31, 1999); and



     - to apply the balance to general corporate purposes, including approximately $12.7 million to fund the pending acquisitions of Porta-Test and ESI.



     Pending use for these purposes, we plan to invest the net proceeds in short-term investment-grade securities.



     The weighted average interest rate for outstanding borrowings under our credit facilities as of August 31, 1999 was 7.9%. The term loan portion of one of our credit facilities is payable in quarterly installments through November 2003. The revolving portion of that credit facility matures on November 30, 2001. The other credit facility matures on July 23, 2002. We used borrowings under our credit facilities to fund acquisitions and capital expenditures and for general corporate purposes.

                                DIVIDEND POLICY


     We do not intend to declare or pay any dividends on our common stock in the foreseeable future. Instead, we intend to retain any future earnings for use in our business.



     Our board will determine the payment of future dividends on our common stock and the amount of any such dividends in light of:



     - any applicable contractual restrictions limiting our ability to pay dividends;



     - our earnings;



     - our financial condition;



     - our ability to fund our capital requirements; and



     - other factors our board deems relevant.



     Currently, our bank credit facilities restrict the amount of dividends and other distributions that our operating subsidiaries may pay to us. Since we are a holding company, these restrictions have the practical effect of precluding us from paying dividends on our common stock.

                                    DILUTION


     Our net tangible book value at June 30, 1999 was $0.84 per share of our common stock. Net tangible book value per share represents our total tangible assets reduced by our total liabilities and divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share that you pay in this offering and the net tangible book value per share immediately after this offering.



     After giving effect to the receipt of the proceeds from our sale of
5,000,000 shares at a public offering price of $     per share, our net tangible
book value per share at June 30, 1999 would have been approximately $          .
This represents an immediate increase in net tangible book value per share of
$          to existing stockholders and an immediate decrease in net tangible
book value per share of $          to you. The following table illustrates this
dilution.



Assumed public offering price per share.....................              $
  Net tangible book value per share at June 30, 1999........   $   0.84
  Increase per share attributable to new investors..........
                                                               --------
Net tangible book value per share after this offering.......   $
                                                                          --------
Dilution per share to new investors.........................              $
                                                                          ========



     The following table sets forth as of June 30, 1999 the differences between the amounts paid by existing stockholders and new investors with respect to:



     - the number of shares of our common stock purchased from us;



     - the total consideration paid; and



     - the average price per share paid by existing stockholders and new investors, before deducting underwriters' commissions and our expenses
       and assuming a public offering price of $     per share.



                                            SHARES PURCHASED    TOTAL CONSIDERATION
                                            -----------------   --------------------   AVERAGE PRICE
                                             NUMBER       %       AMOUNT        %        PER SHARE
Existing stockholders.....................  9,150,688           37,747,000                 $4.13
New investors.............................
          Total...........................



     The above table excludes 1,795,947 shares of our common stock reserved at September 30, 1999 for issuance under existing stock options and up to 1,250,000 shares contingently issuable under the terms of our agreement to acquire Cynara. You will experience further dilution if those additional shares of our common stock are issued.

                                 CAPITALIZATION


     The following table sets forth our capitalization at June 30, 1999 and as adjusted as of that date to reflect the sale of 5,000,000 shares of our common stock in this offering and the application of the estimated net proceeds from the offering. You should read the information below in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements.



                                                                   JUNE 30, 1999
                                                              -----------------------
                                                                              AS
                                                               ACTUAL    ADJUSTED(1)
                                                              --------   ------------
                                                              (DOLLARS IN THOUSANDS)
Cash........................................................  $ 1,428      $16,882
                                                              =======      =======
Current portion of long-term debt and revolving credit
  facility..................................................  $ 6,622      $    --
Long-term debt (excluding current portion)..................   32,443           --
Stockholders' equity:
  Preferred Stock, par value $0.01 per share, 5,000,000
     shares authorized; no shares outstanding...............       --           --
  Class A Common Stock, par value $0.01 per share,
     45,000,000 shares authorized; 8,650,688 and 13,650,688
     shares outstanding, respectively(2)(3).................       86          136
  Class B Common Stock, par value $0.01 per share, 5,000,000
     shares authorized; 500,000 shares outstanding(2)(4)....        5            5
  Additional paid-in capital................................   38,651       95,242
  Accumulated deficit.......................................   (8,672)      (9,689)
Treasury stock, 470,188 shares at cost......................   (4,550)      (4,550)
Accumulated other comprehensive loss........................   (1,182)      (1,182)
                                                              -------      -------
          Total stockholders' equity........................   24,338       79,962
                                                              -------      -------
          Total capitalization..............................  $63,403      $79,962
                                                              =======      =======


------------------------------


(1) Does not reflect adjustments related to the pending acquisitions of Porta-Test and ESI as they will not close, if at all, until after this offering. The estimated cash required for the pending acquisitions is $12.7 million.



(2) The shares to be sold in this offering are Class A common stock. Only the former stockholders of Cynara hold Class B common stock. Upon completion of this offering, the two classes will have the same rights, except that the holders of the Class B common stock will continue to have the rights:



     - to elect one director; and



     - to hold a class vote on any amendment to our charter that would authorize additional Class B common stock or would adversely affect their rights to elect a director.



     On January 1, 2002, the Class B common stock converts automatically into Class A common stock to constitute a single class of common stock.



(3) Excludes the following related to Class A common stock:



     - 136,832 shares issued to Mr. Gregory in July 1999 as discussed under "Management -- Employment Agreement."



     - 1,795,947 shares issuable at September 30, 1999 on exercise of outstanding stock options at a weighted average exercise price of $4.40 per share; and



(4) Excludes 1,250,000 shares of Class B common stock contingently issuable under the terms of our agreement to acquire Cynara.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data presented below for each of the four fiscal years ended March 31, 1998 and the nine months ended December 31, 1998 has been derived from our audited consolidated financial statements. The data for the six month periods ended June 30, 1998 and 1999 has been derived from our unaudited interim consolidated financial statements, which include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire year. This data should be read in conjunction with our consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



                                                                                                        SIX MONTHS
                                                                                     NINE MONTHS          ENDED
                                                   YEAR ENDED MARCH 31,                 ENDED            JUNE 30,
                                         -----------------------------------------   DECEMBER 31,   ------------------
                                           1995       1996       1997       1998         1998         1998      1999
                                         --------   --------   --------   --------   ------------   --------   -------
                                                                                                       (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(1):
  Revenues.............................  $109,909   $112,724   $126,657   $202,023     $145,611     $106,658   $86,175
  Cost of goods sold...................    88,322     91,530    100,803    161,801      115,521       85,635    65,821
                                         --------   --------   --------   --------     --------     --------   -------
  Gross profit.........................    21,587     21,194     25,854     40,222       30,090       21,023    20,354
  Selling, general and administrative
    expense............................    22,483     21,754     23,313     28,553       24,530       15,274    15,321
  Restructuring charges(2).............       984        776         --         --           --           --        --
  Depreciation and amortization
    expense............................       903        731        862      1,322        1,473          795     2,311
  Interest expense.....................     3,358      2,422      1,861      2,992        2,215        1,347     1,673
  Interest cost on postretirement
    liability(3).......................     1,064        932        957      1,048          786          524       523
  Revaluation (gain) loss on
    postretirement liability(3)........    (4,781)     2,273      1,466        159           53           --        --
  Interest income......................    (1,692)      (336)      (116)      (140)        (227)        (101)      (99)
  Gain on sale of investment(4)........   (10,124)    (6,320)        --         --           --           --        --
                                         --------   --------   --------   --------     --------     --------   -------
  Income (loss) from continuing
    operations before income taxes.....     9,392     (1,038)    (2,489)     6,288        1,260        3,184       625
  Income tax provision (benefit).......     4,462       (528)      (659)     1,141          608          594       479
                                         --------   --------   --------   --------     --------     --------   -------
  Income (loss) from continuing
    operations.........................  $  4,930   $   (510)  $ (1,830)  $  5,147     $    652     $  2,590   $   146
                                         ========   ========   ========   ========     ========     ========   =======
  Basic earnings (loss) per share from
    continuing operations..............  $   0.76   $  (0.08)  $  (0.31)  $   0.68     $   0.08     $   0.32   $  0.02
  Diluted earnings (loss) per share
    from continuing operations.........      0.76      (0.08)     (0.28)      0.64         0.07         0.29      0.01
  Basic earnings per share.............      0.81       0.05       0.67       0.78         0.08         0.32      0.02
  Diluted earnings per share...........      0.81       0.05       0.64       0.73         0.07         0.29      0.01
  Basic weighted average shares of
    common stock.......................     6,502      6,056      6,032      7,623        8,243        8,146     9,151
  Diluted weighted average shares of
    common stock.......................     6,502      6,243      6,371      8,067        8,942        8,876     9,824
OTHER DATA:
  Cash flows provided by (used in)
    operating activities...............  $ (5,160)  $ (4,416)  $  1,059   $  3,113     $ (1,450)    $  2,569   $ 3,248
  Cash flows provided by (used in)
    investing activities...............    15,457      9,544       (798)   (24,712)     (17,069)      (2,692)   (1,574)
  Cash flows provided by (used in)
    financing activities...............    (8,547)    (7,671)    (1,033)    21,660       20,179          589    (2,797)
  EBITDA(5)............................    13,025      2,711      1,075     11,510        5,507        5,749     5,033

                                                                 MARCH 31,
                                                   -------------------------------------   DECEMBER 31,    JUNE 30,
                                                    1995      1996      1997      1998         1998          1999
                                                   -------   -------   -------   -------   ------------   -----------
                                                                                                          (UNAUDITED)
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA (END OF PERIOD):
  Working capital................................  $ 3,445   $ 3,102   $12,551   $24,442     $ 31,466      $ 30,172
  Net property, plant and equipment..............    6,506     6,660     6,833     9,332       18,294        18,120
  Total assets...................................   67,105    57,349    70,044    95,413      118,412       105,468
  Long-term debt(6)..............................   25,649    23,245    27,566    33,719       41,777        39,065
  Stockholders' equity (deficit).................   (4,672)   (8,866)   (6,737)    5,419       24,190        24,338


------------------------------


(1) In June 1997, we distributed our investment in PTH to our stockholders in a tax-free transaction. In accordance with generally accepted accounting principles, we account for the results of operations of PTH as discontinued operations for all periods presented. Accordingly, the net income of PTH is excluded from income (loss) from continuing operations in our income statements for the periods presented.



(2) We have recorded charges of:



     - $1.0 million in fiscal 1995 consisting of relocation, severance benefits and recruiting costs related to the relocation of engineering and administrative personnel to corporate headquarters; and



     - $0.8 million in fiscal 1996, of which $0.5 million related to the closing of our Singapore operations and $0.3 million related to recruiting and employee relocation expenses.



(3) When we acquired National Tank Company in 1989 from Combustion Engineering, Inc., we agreed to provide specified health care and life insurance benefits to employees of National Tank Company who retired prior to June 21, 1989. These agreements provided that our annual cash costs related to these benefits were reimbursed by the seller through June 21, 1999 to the extent that they exceeded on an annual basis the lesser of one-third of the cash costs in that year or $0.8 million, as adjusted for inflation. For the fiscal year ended March 31, 1997, our aggregate cash costs related to these benefits were $1.7 million, of which $1.1 million was reimbursed. For the fiscal year ended March 31, 1998, our aggregate cash costs were $1.8 million, of which $1.0 million was reimbursed. For the nine months ended December 31, 1998, our aggregate cash costs were $1.6 million, of which $1.1 million was reimbursed. For the six months ended June 30, 1999, our aggregate cash costs related to these benefits were $0.6 million, of which $0.4 million was reimbursed. The reimbursement obligation expired on June 22, 1999, and we no longer receive reimbursement for any portion of these cash costs. We currently plan to fund the cash requirements related to these retired employee benefits on a current basis.



(4) In fiscal 1995, we sold a portion of our interest in a subsidiary for a gain of $10.1 million, and in fiscal 1996, we completed the sale of our remaining interest in that subsidiary for a gain of $6.3 million. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- History of the Company."



(5) EBITDA consists of income (loss) from continuing operations plus interest expense, interest cost on postretirement benefit liability, income tax expense, and depreciation and amortization expense, less interest income.



     EBITDA is not a measurement presented in accordance with generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA is included as a supplemental disclosure because it may provide useful information regarding our ability to service debt and to fund capital expenditures.



(6) Includes current portion of long-term debt and revolving lines of credit.

               UNAUDITED CONDENSED PRO FORMA FINANCIAL STATEMENTS


     The tables on the following pages present selected unaudited condensed pro forma financial data for the periods and dates indicated.



     In 1998, the Company changed its year end to December 31. For pro forma purposes, the quarter ended March 31, 1998 is combined with the nine months ended December 31, 1998 to present the twelve months ended December 31, 1998.



     The unaudited condensed pro forma statement of operations and other financial data give effect to this offering and to the acquisitions of Cynara, and the pending acquisition of Porta-Test and ESI as though each occurred on January 1, 1998. The unaudited condensed pro forma balance sheet data gives effect to this offering and to the acquisitions of Porta-Test and ESI as though each occurred on June 30, 1999, and excludes contingent consideration related to Cynara. The unaudited condensed pro forma statements of operations and other financial data presented below are not necessarily indicative of the financial results that would have occurred had this offering and the acquisitions of Cynara, Porta-Test and ESI occurred on January 1, 1998 or of our financial position had this offering or the acquisitions of Porta-Test and ESI occurred on June 30, 1999 and should not be viewed as indicative of operations or financial position in future periods. With respect to our pending acquisitions, we have only entered into nonbinding letters of intent. Accordingly, the completion of each of the acquisitions of Porta-Test and ESI is subject to numerous conditions, including the negotiation and execution of definitive agreements and the fulfillment or waiver of the conditions to closing to be included in the agreements. As a result, we can not assure you that these acquisitions will be completed.



     Porta-Test reports its financial results on the basis of a fiscal year ending on June 30. The information contained in these unaudited condensed pro forma financial statements with respect to Porta-Test has been derived from the unaudited interim financial statements of Porta-Test for the twelve months ended December 31, 1998 and the six months ended June 30, 1999.



     ESI reports its financial results on the basis of a fiscal year ending on December 31. The information contained in these unaudited condensed pro forma financial statements with respect to ESI has been derived from the audited combined financial statements of ESI for the year ended December 31, 1998 and the unaudited combined interim financial statements of ESI for the six months ended June 30, 1999.



     You should read this information in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Consolidated Financial Statements and related notes included elsewhere in this prospectus.

                                NATCO GROUP INC.


             UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS


                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       NATCO GROUP INC.
                                     ---------------------
                                       THREE       NINE
                                      MONTHS      MONTHS
                                       ENDED       ENDED                 PRO FORMA     PRO FORMA
                                     MARCH 31,   DECEMBER                 COMBINED    ADJUSTMENTS   PORTA-TEST        ESI
                                       1998      31, 1998    CYNARA(A)   COMPANY(B)    OFFERING     ACQUISITION   ACQUISITION
                                     ---------   ---------   ---------   ----------   -----------   -----------   -----------
Revenues...........................   $55,219    $145,611     $12,821     $213,651      $    --       $8,118        $3,906
Cost of goods sold.................    44,572     115,521       8,723      168,816           --        4,854         1,882
                                      -------    --------     -------     --------      -------       ------        ------
Gross profit.......................    10,647      30,090       4,098       44,835           --        3,264         2,024
Selling, general and administrative
  expense..........................     7,368      24,530       3,178       35,076           --        2,391         1,231
Depreciation and amortization
  expense..........................       410       1,473       2,500        4,383           --           55            65
Interest expense...................       704       2,215         636        3,555       (3,555)(d)       64            --
Interest cost on postretirement
  liability........................       262         786          --        1,048           --           --            --
Revaluation loss on postretirement
  liability........................        --          53          --           53           --                         --
Interest income....................        --        (227)         --         (227)          --           --           (69)
                                      -------    --------     -------     --------      -------       ------        ------
Income (loss) from continuing
  operations before income taxes...     1,903       1,260      (2,216)         947        3,555          754           797
Provision for income taxes.........        (2)        608        (636)         (30)       1,351(e)        22             6
                                      -------    --------     -------     --------      -------       ------        ------
Income (loss) from continuing
  operations.......................   $ 1,905    $    652     $(1,580)    $    977      $ 2,204       $  732        $  791
                                      =======    ========     =======     ========      =======       ======        ======
Basic earnings per share from
  continuing operations............              $   0.08                 $   0.11
Diluted earnings per share from
  continuing operations............              $   0.07                 $   0.10
Basic weighted average number of
  shares of common stock...........                 8,243                    8,665
Diluted weighted average number of
  shares of common stock...........                 8,942                    9,366
EBITDA.............................              $  5,507                 $  9,706


                                      PRO FORMA
                                     ADJUSTMENTS
                                     ACQUISITIONS   PRO FORMA
                                     ------------   ---------
Revenues...........................     $  --       $225,675
Cost of goods sold.................        --        175,552
                                        -----       --------
Gross profit.......................        --         50,123
Selling, general and administrative
  expense..........................        --         38,698
Depreciation and amortization
  expense..........................       392(c)       4,895
Interest expense...................       (64)(d)         --
Interest cost on postretirement
  liability........................        --          1,048
Revaluation loss on postretirement
  liability........................        --             53
Interest income....................        --           (296)
                                        -----       --------
Income (loss) from continuing
  operations before income taxes...     $(328)         5,725
Provision for income taxes.........       614(e)       1,963
                                        -----       --------
Income (loss) from continuing
  operations.......................     $(942)      $  3,762
                                        =====       ========
Basic earnings per share from
  continuing operations............                 $   0.28
Diluted earnings per share from
  continuing operations............                 $   0.26
Basic weighted average number of
  shares of common stock...........                   13,665
Diluted weighted average number of
  shares of common stock...........                   14,366
EBITDA.............................                 $ 11,372



  See the accompanying notes to our unaudited pro forma financial statements.

                                NATCO GROUP INC.


             UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS


                     FOR THE SIX MONTHS ENDED JUNE 30, 1999


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                      PRO FORMA
                                                     ADJUSTMENTS   PORTA-TEST        ESI        PRO FORMA
                                        HISTORICAL    OFFERING     ACQUISITION   ACQUISITION   ADJUSTMENTS    PRO FORMA
                                        ----------   -----------   -----------   -----------   -----------   -----------
Revenues..............................   $86,175       $    --       $ 2,253       $1,380         $  --       $ 89,808
Cost of goods sold....................    65,821            --         2,130          840            --         68,791
                                         -------       -------       -------       ------         -----       --------
Gross profit..........................    20,354            --           123          540            --         21,017
Selling, general and administrative
  expense.............................    15,321            --         1,451          632            --         17,404
Depreciation and amortization
  expense.............................     2,311            --            38           27           196(c)       2,572
Interest expense......................     1,673        (1,673)(d)        11           --           (11)(d)         --
Interest cost on postretirement
  liability...........................       523            --            --           --            --            523
Revaluation loss on postretirement
  liability...........................        --            --            --           --            --             --
Interest income.......................       (99)           --            --         (107)           --           (206)
                                         -------       -------       -------       ------         -----       --------
Income (loss) from continuing
  operations before income taxes......       625         1,673        (1,377)          43          (185)           724
Provision for income taxes............       479           636(e)        (26)          --          (503)(e)        586
                                         -------       -------       -------       ------         -----       --------
Income (loss) from continuing
  operations..........................   $   146       $ 1,037       $(1,351)      $  (12)        $ 318       $    138
                                         =======       =======       =======       ======         =====       ========
Basic earnings per share from
  continuing operations...............   $  0.02                                                              $   0.01
Diluted earnings per share from
  continuing operations...............   $  0.01                                                              $   0.01
Basic weighted average number of
  shares of common stock..............     9,151                                                                14,151
Diluted weighted average number of
  shares of common stock..............     9,824                                                                14,824
EBITDA................................   $ 5,033                                                              $  3,613



  See the accompanying notes to our unaudited pro forma financial statements.

                                NATCO GROUP INC.



                  UNAUDITED CONDENSED PRO FORMA BALANCE SHEET


                              AS OF JUNE 30, 1999

                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                 PRO FORMA                                      PRO FORMA
                                                 OFFERING        PRO FORMA   PORTA-            ADJUSTMENTS        PRO FORMA
                                   HISTORICAL   ADJUSTMENTS      OFFERING     TEST     ESI     ACQUISITIONS      AS ADJUSTED
                                   ----------   -----------      ---------   ------   ------   ------------      -----------
             ASSETS
Current assets:
  Cash and cash equivalents......   $  1,428     $ 55,000(a)     $ 16,882    $   80   $  149     $ (6,011)(c)     $  1,100
                                                  (39,065)(b)                                     (10,000)(d)
  Marketable Securities..........         --         (481)(e)          --        --    2,600           --            2,600
  Trade accounts receivable, net
    of allowance for doubtful
    accounts.....................     35,208           --          35,208       613      655           --           36,476
  Inventories....................     19,731           --          19,731       639      331           --           20,701
  Note receivable from an officer
    and a director...............      1,803          481(e)        2,284        --       --           --            2,284
  Net deferred income tax
    assets.......................      1,894           --           1,894        --       --           --            1,894
  Income tax receivable..........      1,671          624(e)        2,295        --       --           --            2,295
  Prepaid expenses and other
    current assets...............      1,138           --           1,138       245       25           --            1,407
                                    --------     --------        --------    ------   ------     --------         --------
        Total current assets.....     62,873       16,559          79,432     1,577    3,760      (16,011)          68,758
                                    --------     --------        --------    ------   ------     --------         --------
  Property, plant and equipment,
    net..........................     18,120           --          18,120       338      220        1,375(c)        20,053
  Goodwill.......................     16,648           --          16,648        --       --        5,444(c)        27,013
                                                                                                    4,921(d)
  Net deferred income tax
    assets.......................      6,797           --           6,797        --       --           --            6,797
  Other assets, net..............      1,030           --           1,030        --        9           --            1,039
                                    --------     --------        --------    ------   ------     --------         --------
        Total assets.............   $105,468     $ 16,559        $122,027    $1,915   $3,989     $ (4,271)        $123,660
                                    ========     ========        ========    ======   ======     ========         ========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current Liabilities:
  Current installments of
    long-term
    debt.........................   $  4,693     $ (4,693)(b)    $     --    $   93   $   --     $    (93)(c)     $     --
  Revolving credit bank loan.....      1,929       (1,929)(b)          --        --       --           --               --
  Accounts payable...............     14,533           --          14,533       358       22           --           14,913
  Accrued expenses and other.....     10,825           --          10,825       962      153           --           11,940
  Customer advances..............        721           --             721        --       43           --              764
  Income taxes payable...........         --           --              --        --       --           --               --
                                    --------     --------        --------    ------   ------     --------         --------
        Total current
          liabilities............     32,701       (6,622)         26,079     1,413      218          (93)          27,617
                                    --------     --------        --------    ------   ------     --------         --------
  Long-term debt, excluding
    current installments.........     32,443      (32,443)(b)          --       163       --         (163)(c)           --
  Postretirement benefit
    liability and other..........     15,986           --          15,986        28       --           --           16,014
                                    --------     --------        --------    ------   ------     --------         --------
        Total liabilities........     81,130      (39,065)         42,065     1,604      218         (256)          43,631
                                    --------     --------        --------    ------   ------     --------         --------
Stockholders' equity:
  Common stock, $.01 par value
    per share....................         91           50(a)          141        --        2           (2)(c)(d)       141
  Additional paid-in capital.....     38,651       56,591(a)(e)    95,242        --        4           63(d)        95,309
  Accumulated deficit............     (8,672)      (1,017)(e)      (9,689)      323    4,547       (4,870)(c)(d)    (9,689)
  Treasury stock, 470,188 shares
    at
    cost.........................     (4,550)                      (4,550)       --     (990)         990(d)        (4,550)
  Accumulated other comprehensive
    loss.........................     (1,182)          --          (1,182)      (12)     208         (196)          (1,182)
                                    --------     --------        --------    ------   ------     --------         --------
        Total stockholders'
          equity.................     24,338       55,624          79,962       311    3,771       (4,015)          80,029
                                    --------     --------        --------    ------   ------     --------         --------
        Total liabilities and
          stockholders' equity...   $105,468     $ 16,559        $122,027    $1,915   $3,989     $ (4,271)        $123,660
                                    ========     ========        ========    ======   ======     ========         ========



  See the accompanying notes to our unaudited pro forma financial statements.

                                NATCO GROUP INC.


          NOTES TO UNAUDITED CONDENSED PRO FORMA FINANCIAL STATEMENTS



     The following sets forth the assumptions used in preparing our unaudited condensed pro forma statements of operations for the twelve months ended December 31, 1998 and for the six months ended June 30, 1999 and our unaudited condensed pro forma balance sheet as of June 30, 1999.



 STATEMENTS OF OPERATIONS



     (a) The results for Cynara are taken from their interim financial statements for the period from January 1, 1998 to November 18, 1998, the date that we acquired Cynara. Results for Cynara include a provision for additional goodwill amortization of $0.5 million.



     (b) Results for this column represent our results combined with those of Cynara for the twelve months ended December 31, 1998.



     (c) To reflect additional goodwill amortization recorded in the acquisition of Porta-Test of $0.3 million and $0.1 million and ESI of $0.1 million and $0.1 million for the twelve months ended December 31, 1998 and the six months ended June 30, 1999.



     (d) To reflect the elimination of our interest expense of $3.6 million and $1.7 million, and the interest expense of Porta-Test of $0.1 million and $0.0 million, for the twelve months ended December 31, 1998 and the six months ended June 30, 1999, as a result of repayments of all outstanding debt balances with the proceeds of this offering.



     (e) To reflect income tax adjustments at a rate of 38% for the interest expense adjustments and income tax expense and benefit to Porta-Test and ESI at a rate of 38%.


 BALANCE SHEET


     (a) To reflect our sale of 5,000,000 shares of our common stock in this offering at an assumed initial public offering price of $12.00 per share and the related costs and the application of the net proceeds of the sale. The unaudited condensed pro forma statements of operations reflect reductions of interest attributable to the use of those proceeds to pay our debt under our revolving credit facility.



     (b) To reflect the repayment of $39.1 million of outstanding borrowings under our credit facilities from the proceeds of this offering.



     (c) To reflect the pending acquisition of Porta-Test for $6.1 million, consisting of $5.1 million cash, a note of $0.7 million and assumed debt of $.3 million. We will retire the assumed debt of $0.3 million and reflect payment of the $0.7 million note we recorded in connection with the acquisition from the proceeds of this offering. We will account for the acquisitions by using the purchase method of accounting; the preliminary valuation of fair market values of assets and liabilities of Porta-Test did not differ materially from those amounts recorded as historical cost. Excess purchase price over the fair market value of the underlying assets of $5.4 million was allocated to goodwill and will be amortized over 20 years.



     (d) To reflect the pending acquisition of ESI for $10.1 million, consisting of $10.0 million cash and options to purchase 25,000 shares of common stock at the initial public offering price valued at $0.1 million. As part of the purchase, the former owner of ESI will contribute property, plant and equipment valued at $1.4 million. We will account for the acquisition by using the purchase method of accounting; the preliminary valuation of fair market values of assets and liabilities of ESI did not differ materially from those amounts recorded as historical cost. Excess purchase price over the fair market value of the underlying assets of $4.9 million was allocated to goodwill and will be amortized over 40 years.



     (e) To record the net effect of a bonus to be paid to the Chief Executive Officer upon the completion of the initial public offering. We will issue 136,832 shares of stock to the officer at a price of $8.81 per share in exchange for a $1.2 million note receivable. Upon completion of the offering, we will pay the officer a bonus equal to the outstanding principal and interest of the note, and we will record compensation expense in the amount of $1.2 million. We will also record compensation expense of $0.4 million to reflect the difference between the anticipated price per share of the initial public offering, and the price to be paid by the officer of $8.81. At the time the bonus is paid, the officer will repay $0.7 million toward the balance due on his note. We will also record a tax benefit of $0.6 million related to this transaction. This expense will be recognized, net of income taxes, in the quarter the offering is consummated. See "Management -- Employment Agreement."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


HISTORY OF OUR COMPANY



     Our company was incorporated in 1988 by Capricorn I. In 1989, Capricorn I and a group of investors provided us with sufficient funds to enable us to acquire all the outstanding capital stock of National Tank Company, W. S. Tyler, Incorporated (Tyler) and another company from Combustion Engineering, Inc. (C-E) for cash. National Tank Company is now our principal subsidiary.



     In December 1991, Capricorn I loaned us approximately $5.0 million. In exchange, we issued to Capricorn I our subordinated promissory notes in an equal principal amount.



     In 1992, we organized PTH as our subsidiary and contributed to it all the outstanding stock of W. S. Tyler, Incorporated.



     During the period from June 1989 through January 1997, both we and Capricorn I, on various occasions, acquired shares of our common stock from our original investor group other than Capricorn I. By the end of January 1997, Capricorn I was our sole stockholder.



     Between 1992 and 1997, Capricorn I consented to the addition to principal of accrued but unpaid interest on our subordinated promissory notes, and to various extensions of the maturities of the promissory notes.



     On June 30, 1997, we undertook a significant financing and reorganization. At that time:



     - PTH, with the consent of Capricorn I, assumed $4.6 million in principal amount of our subordinated promissory notes;



     - we distributed all the outstanding capital stock of PTH to Capricorn I;



     - we refinanced our portion of the original subordinated promissory notes by issuing a new $5.1 million 13% subordinated promissory note due 2000 in exchange for the old notes;



     - Capricorn II acquired from us a new $2.4 million 13% subordinated promissory note due 2000 and 2,113,334 shares of our common stock for $13.0 million in cash; and



     - we acquired all the outstanding capital stock of Total Engineering Services Team, Inc. (TEST) by using the proceeds from the Capricorn II financing and proceeds from borrowings under a bank credit facility.



     In March 1998, we issued 1,010,333 shares of our common stock to Capricorn I and 468,925 shares of our common stock to Capricorn II in exchange for the surrender and cancellation of our subordinated promissory notes.



     In November 1998, we acquired Cynara by merging it into our subsidiary National Tank Company in exchange for which we:



     - paid $5.3 million in cash;



     - repaid $10.1 million of Cynara's debt;



     - issued 500,000 shares of our Class B common stock; and



     - granted Cynara's stockholders a right to receive up to 1,400,000 additional shares (which we currently expect not to exceed 1,250,000 shares) of our Class B common stock under specified circumstances.



     We have consolidated the results of operations of Cynara with our results from the date of acquisition under the purchase method of accounting for business combinations.

     To assist us in our acquisition of Cynara, Capricorn II invested $5.3 million in our company in exchange for a convertible promissory note. In December 1998, Capricorn II elected to convert the note, and we issued an additional 504,762 shares of our common stock to Capricorn II.


OVERVIEW


     We are a holding company, and substantially all of our operations are conducted through our directly and indirectly wholly owned subsidiaries. We operate through four business segments:



     - traditional production equipment and services, which primarily provides standardized components, replacement parts and used components and equipment servicing;



     - engineered systems, which primarily provides customized, large scale integrated oil and gas production systems;



     - our Canadian operations, which combine traditional production equipment and services and engineered systems; and



     - instrumentation and electrical control systems, which provides control panels and systems that monitor and control oil and gas production.



     We recognize revenues from significant contracts (contracts greater than $250,000 and longer than four months in duration) and all instrumentation and electrical contracts and orders on the percentage of completion method. We record revenues and profits on other sales as shipments are made. Earned revenue is based on the percentage that incurred costs to date bear to total estimated costs. If estimated total costs on any contract or work-in-process indicate a loss, we recognize the entire loss immediately. We generally recognize revenue and earnings to which the percentage of completion method applies over a period of two to six quarters. Customers typically retain an interest in uncompleted projects.



RESULTS OF OPERATIONS


                                                FOR THE FISCAL YEARS ENDED            FOR THE TWELVE MONTHS ENDED
                                                         MARCH 31,                           DECEMBER 31,
                                            -----------------------------------   -----------------------------------
                                              1997               1998             1997(1)            1998(1)
                                            --------           --------           --------           --------
Statement of Operations Data:
 Revenues.................................  $126,657   100.0%  $202,023   100.0%  $182,372   100.0%  $200,830   100.0%
 Cost of goods sold.......................   100,803    79.6    161,801    80.1    146,804    80.5    160,093    79.7
                                            --------   -----   --------   -----   --------   -----   --------   -----
 Gross profit.............................    25,854    20.4     40,222    19.9     35,568    19.5     40,737    20.3
 Selling, general and administrative
   expense................................    23,313    18.4     28,553    14.1     28,219    15.5     31,898    15.9
 Depreciation and amortization expense....       862     0.7      1,322     0.7      1,086     0.6      1,883     0.9
 Interest expense.........................     1,861     1.5      2,992     1.5      3,112     1.7      2,919     1.5
 Interest cost on postretirement
   liability..............................       957     0.8      1,048     0.5      1,067     0.6      1,048     0.5
 Revaluation (gain) loss on postretirement
   liability..............................     1,466     1.2        159     0.1        159     0.1         53      --
 Interest income..........................      (116)   (0.1)      (140)   (0.1)       (98)   (0.1)      (227)   (0.1)
                                            --------           --------           --------           --------
 Income (loss) from continuing operations
   before income taxes....................    (2,489)   (2.0)     6,288     3.1      2,023     1.1      3,163     1.6
 Provision (benefit) for income taxes.....      (659)   (0.5)     1,141     0.6        938     0.5        606     0.3
                                            --------           --------           --------           --------
 Income (loss) from continuing
   operations.............................    (1,830)   (1.5)     5,147     2.5      1,085     0.6      2,557     1.3
 Income from discontinued operations, net
   of income tax(2).......................     1,100     0.9        767     0.4        767     0.4         --      --
 Gain on disposal of division, net of
   income tax.............................     4,788     3.8         --      --         --      --         --      --
                                            --------           --------           --------           --------
 Net income...............................  $  4,058     3.2   $  5,914     2.9   $  1,852     1.0   $  2,557     1.3
                                            ========           ========           ========           ========

                                                 FOR THE SIX MONTHS ENDED
                                                         JUNE 30,
                                            ----------------------------------
                                              1998              1999
                                            --------           -------
Statement of Operations Data:
 Revenues.................................  $106,658   100.0%  $86,175   100.0%
 Cost of goods sold.......................    85,635    80.3    65,821    76.4
                                            --------   -----   -------   -----
 Gross profit.............................    21,023    19.7    20,354    23.6
 Selling, general and administrative
   expense................................    15,274    14.3    15,321    17.8
 Depreciation and amortization expense....       795     0.7     2,311     2.7
 Interest expense.........................     1,347     1.3     1,673     1.9
 Interest cost on postretirement
   liability..............................       524     0.5       523     0.6
 Revaluation (gain) loss on postretirement
   liability..............................        --      --        --      --
 Interest income..........................      (101)   (0.1)      (99)   (0.1)
                                            --------           -------
 Income (loss) from continuing operations
   before income taxes....................     3,184     3.0       625     0.7
 Provision (benefit) for income taxes.....       594     0.6       479     0.6
                                            --------           -------
 Income (loss) from continuing
   operations.............................     2,590     2.4       146     0.1
 Income from discontinued operations, net
   of income tax(2).......................        --      --        --      --
 Gain on disposal of division, net of
   income tax.............................        --      --        --      --
                                            --------           -------
 Net income...............................  $  2,590     2.4   $   146     0.1
                                            ========           =======


---------------


(1) In 1998, we changed our fiscal year end from March 31 to December 31. For comparison purposes, we have presented our unaudited statement of operations data for the twelve months ended December 31, 1997 and 1998.



(2) Represents the results of operations of PTH, all the outstanding stock of which was distributed by us to Capricorn I as a dividend on June 30, 1997. See Note (17) to Notes to Consolidated Financial Statements.

 SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998



     Revenues. Revenues for the first six months of 1999 decreased $20.5 million, or 19%, to $86.2 million from $106.7 million for the six months ended June 30, 1998. Revenues generated in the first six months of 1999 included $5.1 million of revenue attributed to Cynara, which we acquired in November 1998. Excluding the impact of Cynara for 1999, our revenues would have declined $25.6 million, or 24%, in the first six months of 1999 compared to the first six months of 1998. The overall decline in revenue in 1999 compared to 1998 was attributable to the significant reduction in spending by our customers as a result of the sharp decrease in energy prices that began in mid-1998 and continued until early 1999.



     Revenues for traditional equipment and services for the six months ended June 30, 1999 decreased $11.6 million, or 30%, to $26.8 million from $38.5 million for the first six months of 1998. For comparison purposes, the average number of drilling rigs operating in the United States during the first six months of 1999 was 538, compared to an average of 916 rigs operating during the first six months of 1998. This 41% decrease in the average number of rigs operating is indicative of the significant curtailment in spending levels of our customers.



     Revenues for engineered systems for the six months ended June 30, 1999 increased $7.3 million, or 34%, to $28.7 million from $21.4 for the first six months of 1998. This increase was largely due to the inclusion of Cynara's results in 1999. The remaining increase was due to the completion of contracts awarded to us in the second half of 1998 and completed in the first six months of 1999.



     Revenues for NATCO-Canada for the six months ended June 30, 1999 decreased by $16.7 million, or 63%, to $9.6 million from $26.3 million for the six months ended June 30, 1998. The decrease in revenue was attributable to the significant decline in spending levels by our customers due to low energy prices as well as the completion of a large project in 1998.



     Revenues for instrumentation and electrical systems for the six months ended June 30, 1999 increased $0.6 million, or 3%, to $22.8 million from $22.2 million for the six months ended June 30, 1998.



     Gross Profit. Gross profit for the six months ended June 30, 1999 decreased $0.7 million, or 3.2%, to $20.4 million, compared to $21.0 million for the six months ended June 30, 1998. As a percentage of revenue, gross margins improved to 23.6% for the six months ended June 30, 1999 versus 19.7% for the six months ended June 30, 1998. The margin improvement was attributable partially to the inclusion of Cynara's results in 1999, as well as an improved product mix due to the sharp decline in revenue from NATCO-Canada, which historically has generated lower margins.



     Gross profit for traditional equipment and services decreased $3.1 million, or 31.3%, for the six months ended June 30, 1999, to $6.8 million, compared to $9.9 million the first six months of 1998. This decrease was primarily due to the 30% reduction in revenue during the same time period. As a percentage of revenue, gross margins were 25.3% for the first six months of 1999, compared to 25.7% for the first six months of 1998.



     Gross profit for the six months ended June 30, 1999 for engineered systems increased $3.6 million, or 102.8%, to $7.1 million, compared to $3.5 million for the six months ended June 30, 1998. The increase was partially due to the inclusion of Cynara in the 1999 results, as well as the completion of two projects during the second quarter of 1999 that had favorable margins. As a percentage of revenue, gross margins were 24.7% for the first six months of 1999, compared to 16.1% for the first six months of 1998.



     Gross profit for the six months ended June 30, 1999 for NATCO-Canada decreased $1.8 million, or 57%, to $1.4 million, compared to $3.2 million for the six months ended June 30, 1998. Gross profit decreased due to a 63% decline in revenue during the same period. As a percentage of revenue, gross margins were 14.7% for the first six months of 1999, compared to 12.3% for the first six months of 1998.



     Gross profit for the first six months of 1999 for instrumentation and electrical systems increased $0.6 million, or 13.3%, to $5.1 million, compared to $4.5 million for the first six months of 1998. Gross profit improved due primarily to the more efficient completion of projects in 1999 and to the completion of a high margin project in Venezuela during the second quarter of 1999. As a percentage of revenue, gross margins were 22.1% for the first six months of 1999, compared to 20.1% for the first six months of 1998.



     Selling, General and Administrative Expense. Selling, general and administrative expense totaled $15.3 million for the six months ended June 30, 1999, unchanged from the $15.3 million reported for the six months ended June 30, 1998. Overall, reductions in expenses in the United States and Canada as a result of the severe downturn in the industry were offset by the inclusion of Cynara in the 1999 results. In addition, during the first six months of 1999 we recorded non-recurring costs primarily associated with the retirement of one of our officers totaling $0.5 million. During the first six months of 1999, we revised previous estimates related to the remaining costs associated with the closure of NATCO (UK) Ltd., and reversed these accruals.



     Depreciation and Amortization Expense. Depreciation and amortization expense for the first six months of 1999 increased $1.5 million, or 191%, to $2.3 million, compared to $0.8 million the first six months of 1998. This increase was due solely to the inclusion of Cynara in 1999.



     Interest Expense. Interest expense was $1.7 million in the first six months of 1999, compared to $1.3 million for the same period in 1998. This 24% increase in interest expense was due primarily to increased debt incurred in connection with the acquisition of Cynara.



     Interest Cost on Postretirement Benefit Liability. Interest cost on postretirement benefit liability remained constant on a year-to-year basis.



     Income from Continuing Operations. Income from continuing operations for the six months ended June 30, 1999 decreased to $0.1 million compared to $2.6 million for the six months ended June 30, 1998. The decrease is due primarily to the $0.7 million decrease in gross margin (largely due to the decrease in revenues), a $1.5 million increase in depreciation and a $0.4 million increase in interest expense.



     Net Income. Net income for the six months ended June 30, 1999 decreased to $0.1 million compared to $2.6 million reported for the six months ended June 30, 1998. The decrease was due to the various factors discussed above.



 TWELVE MONTHS ENDED DECEMBER 31, 1998 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1997



     Revenues. Revenues for the year ended December 31, 1998 increased $18.5 million, or 10%, to $200.8 million from $182.4 million for the year ended December 31, 1997. The increase was principally attributable to the inclusion of TEST for the full year in 1998 as compared to six months for 1997. The increase was also attributable to the inclusion of Cynara revenue for five weeks in 1998. Excluding the impact of the acquisitions, our revenues would have declined $7.0 million, or 4%, from 1998 to 1997. The decline in revenue in 1998 compared to 1997 was attributable to the reduction in spending by our customers as a result of the sharp decrease in energy prices that began in mid-1998 and continued until early 1999.



     Revenues for traditional production equipment and services for the year ended December 31, 1998 decreased $1.6 million, or 2%, to $71.0 million from $72.6 million for the year ended December 31, 1997.



     Revenues for engineered systems for the year ended December 31, 1998 increased $8.9 million, or 24%, to $45.6 million from $36.6 million for the year ended December 31, 1997. This increase is largely due to the completion of projects in 1998 that were awarded to us in 1997.



     Revenues for NATCO-Canada for the year ended December 31, 1998 decreased by $11.2 million, or 20%, to $43.5 million from $54.7 million for the year ended December 31, 1997. The decrease in revenue was attributable to the significant decline in spending levels by our customers due to low energy prices as well as the completion of a large project in the first six months of 1998.



     Revenues for instrumentation and electrical systems for the year ended December 31, 1998 increased $24.7 million, or 113%, to $46.6 million from $21.9 million from the year ended December 31, 1997. The increase is principally attributable to the inclusion of TEST for the full year in 1998 as compared to six months in 1997.



     Gross profit. Gross profit for the year ended December 31, 1998 increased $5.2 million, or 15%, to $40.7 million from $35.6 million from the year ended December 31, 1997. As a percentage of revenue, gross margin improved to 20.3% for 1998 versus 19.5% for 1997. The margin improvement was attributable to improved performance for engineered systems projects as well as an improved product mix due to the sharp decline in revenue from NATCO-Canada, which historically has generated lower margins.



     Gross profit for traditional production equipment and services decreased $1.1 million, or 6%, to $17.6 million from $18.7 million from the year ended December 31, 1997. This decrease was primarily due to the 2.2% reduction in revenue during the same time period. As a percentage of revenue, gross margins were 24.8% for 1998 compared with 25.7% for 1997.



     Gross profit for engineered systems increased $3.9 million, or 87%, to $8.4 million from $4.5 million from the year ended December 31, 1997. The increase was partially due to the inclusion of Cynara in the 1998 results, as well as due to the completion of projects during 1998, which had more favorable margins due to improved project management as well as selectivity in the bid and acceptance process. As a percentage of revenue, gross margins were 18.3% for 1998 compared to 12.2% for 1997.



     Gross profit for NATCO-Canada decreased $2.4 million, or 29%, to $6.0 million from $8.4 million. The decrease is principally attributable to a 20% reduction in revenues for the same period of time. As a percentage of revenue, gross margins were 13.7% for 1998 compared to 15.3% in 1997.



     Gross profit for instrumentation and electrical systems increased $4.8 million, or 122%, to $8.9 million from $4.0 million from the year ended December 31, 1997. The increase was principally attributable to the inclusion of TEST for the full year in 1998 as compared to six months in 1997. As a percentage of revenue, gross margins were 19.0% for 1998 compared with 18.5% for 1997.



     Selling, General and Administrative Expense. Selling, general and administrative expense increased $3.7 million, or 13%, to $31.9 million for the year ended December 31, 1998 compared to $28.2 million for the year ended December 31, 1997. The increase was primarily due to the inclusion of TEST for the full year in 1998 compared to only six months in 1997, as well as the inclusion of Cynara for five weeks in 1998. In addition, non-recurring expenses totaling $1.6 million were recorded in 1998, of which $1.2 million related to our previous initial public offering effort in early 1998, and $0.4 million related to severance costs incurred. In addition, insurance reserve reductions totaling $2.5 million were recorded in 1998, reflecting revisions to previous estimates related to workers compensation and general liability claims. In 1997, we incurred non-recurring compensation expense related to the conversion of stock appreciation rights into stock options totaling $1.2 million.



     Depreciation and Amortization Expense. Depreciation and amortization expense increased $0.8 million, or 73%, to $1.9 million from $1.1 million for the year ended December 31, 1997. This increase was principally to goodwill amortization related to the TEST acquisition and depreciation related to Cynara gas processing plants.



     Interest Expense. Interest expense decreased $0.2 million, or 6%, to $2.9 million from $3.1 million for the year ended December 31, 1997. This 6% decrease in interest expense was due primarily to the conversion of 13% subordinated notes into common stock by our principal stockholders on April 1, 1998.



     Interest Cost on Postretirement Benefit Liability. Interest cost on postretirement benefit liability remained constant on a year-to-year basis.



     Revaluation Loss on Postretirement Benefit Liability. Revaluation loss decreased by $0.1 million, or 67%, from $0.2 million for the year ended December 31, 1997 to $0.1 million for the year ended December 31, 1998. This resulted from slight changes in the actuarial assumptions.



     Income from Continuing Operations. Income from continuing operations for 1998 increased $1.5 million, or 136%, to $2.6 million from $1.1 million for the year ended December 31, 1997. The increase was due primarily to the $5.2 million increase in gross profit (largely due to the decrease in revenues), less a $0.8 million increase in depreciation and a $3.7 million increase in selling, general and administrative expense.



     Net Income. Net income for the year ended December 31, 1998 decreased $0.7 million, or 38%, to $2.6 million from $1.9 million for the year ended December 31, 1997. The decrease was due to the various factors discussed above.


 FISCAL YEAR ENDED MARCH 31, 1998 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1997


     Revenues. Revenues for the fiscal year ended March 31, 1998 increased by $75.3 million, or 59%, to $202.0 million from $126.7 million for the fiscal year ended March 31, 1997. Of this increase, $32.7 million was attributable to the inclusion of the results of TEST in our results for the last nine months of the fiscal year ended March 31, 1998. We had revenues of $27.7 million from the BP Exploration (Alaska), Inc. alliance project compared to revenues of only $4.5 million from such alliance for the fiscal year ended March 31, 1997.



     Revenues for traditional production equipment and services for fiscal 1998 increased by $19.9 million, or 35%, to $76.8 million from $56.9 million for fiscal 1997. The increase in revenues resulted primarily from strong demand in the market for these products and services.



     Revenue for engineered systems for fiscal 1998 decreased by $9.3 million, or 21%, to $34.3 million from $43.6 million for fiscal 1997. The decrease in revenues resulted primarily from the postponement of a major project and from our increased selectivity in the bid process.



     Revenues for NATCO-Canada, for fiscal 1998, increased by $27.7 million, or 87%, to $59.7 million compared to $32.0 million for fiscal 1997. A significant portion of the increase in revenues was due to a substantial project for BP Exploration (Alaska), Inc.



     Revenues for instrumentation and electrical systems of $33.2 million was attributable to the inclusion of TEST revenues for the nine months ended March 31, 1998.



     Gross Profit. Gross profit for fiscal 1998, increased $14.3 million, or 56%, to $40.2 million from $25.9 million for fiscal 1997 primarily due to the increases in revenues discussed above. As a percentage of revenues, gross profits remained unchanged for fiscal 1998 compared to fiscal 1997.



     Gross profit for traditional production equipment and services for fiscal 1998 increased $5.1 million, or 35%, to $19.6 million from $14.5 million for fiscal 1997 primarily due to the increases in revenue discussed above. As a percentage of revenues, gross profit decreased from 25.5% for fiscal 1997 to 25.6% for fiscal 1998, primarily as a result of a shift in the mix of business, as the volume of higher margin parts business grew less rapidly than the traditional equipment business.



     Gross profit for engineered systems for fiscal 1998 decreased $0.8 million, or 14%, to $5.2 million from $6.0 million for fiscal 1997, primarily due to the decrease in revenue discussed above. As a percentage of revenues, gross profit increased from 13.8% for fiscal 1997 to 15.1% for fiscal 1998.



     Gross profit for NATCO-Canada for fiscal 1998 increased by $3.6 million, or 67%, to $9.0 million from $5.4 million for fiscal 1997 primarily due to the increase in revenue discussed above. As a percentage of revenues, gross profit decreased from 16.7% for fiscal 1997 to 15.1% for fiscal 1998, primarily as a result of a lower margin on the BP Exploration (Alaska), Inc. project.



     Gross profit for instrumentation and electrical systems of $6.4 million for fiscal 1998 was attributable to the inclusion of gross profit for TEST for the nine months ended March 31, 1998.



     Selling, General and Administrative Expense. Selling, general and administrative expense increased $5.2 million, or 22%, to $28.5 million for fiscal 1998 from $23.3 million for fiscal 1997. Of this increase, $4.7 million was attributable to the inclusion of the results of TEST, and the remainder was primarily attributable to increased expenses associated with the increase in volume in our business. In addition, insurance reserve reductions totaling $1.3 million were recorded during the year ended March 31, 1998, reflecting a revisions to previous estimates related to workers compensation and general liability claims. For the year ended March 31, 1997, non-recurring compensation expense related to the conversion of stock appreciation rights into stock options totaling $1.2 million was recorded.



     Depreciation and Amortization Expense. Depreciation and amortization expense increased $0.5 million, or 53%, to $1.3 million for fiscal 1998 from $0.9 million for fiscal 1997. Of the $0.5 million increase in fiscal 1998, $0.4 million related to depreciation and amortization expense at TEST.



     Interest Expense. Interest expense increased by $1.1 million, or 58%, to $3.0 million for fiscal 1998 from $1.9 million for fiscal 1997, primarily as a result of increased debt incurred in connection with the acquisition of TEST.



     Interest Cost on Postretirement Benefit Liability. Interest cost on postretirement benefit liability increased $0.1 million, or 10%, to $1.0 million for fiscal 1998 from $1.0 million for fiscal 1997 due to increased amortization resulting from an upward revaluation of the postretirement benefit liability based on revised actuarial assumptions at March 31, 1997.



     Revaluation Loss on Postretirement Benefit Liability. Our revaluation of postretirement benefit liability decreased $1.3 million, or 87%, from $1.5 million for fiscal 1997 to $0.2 million for fiscal 1998. This resulted primarily from a decrease in the discount rate used in the actuarial calculations.



     Income (Loss) from Continuing Operations. Income from continuing operations increased $7.0 million to $5.1 million for fiscal 1998 from a loss of $1.8 million for fiscal 1997, primarily as a result of increases in gross profit and the inclusion of operations of TEST for the nine months ended March 31, 1998.



     Income from Discontinued Operations. Income from discontinued operations of $0.8 million for the year ended March 31, 1998 and $1.1 million for the year ended March 31, 1997 represented income from our subsidiary PTH, the capital stock of which was distributed in June 1997 to our sole stockholder.



     Net Income. Net income increased by $1.9 million, or 46%, to $5.9 million for fiscal 1998 from $4.1 million for fiscal 1997 primarily as a result of the factors discussed above.


LIQUIDITY AND CAPITAL RESOURCES


     We primarily use cash for our working capital, capital expenditures and acquisitions. Our cash sources are cash provided by operations, cash provided by investing activities and cash provided by financing activities. To the extent our cash requirements for working capital, capital expenditures and acquisitions exceed the cash provided by operations and investing activities, we must finance our cash requirements, primarily through debt and equity financing activities. As of June 30, 1999, we had cash and working capital of $1.4 million and $30.2 million. As of June 30, 1999, after giving effect to this offering, we would have had cash and working capital of $16.9 million and $53.4 million.



     Net cash provided by (used in) operating activities for the fiscal years ended March 31, 1997 and 1998 was $1.1 million and $3.1 million, and for the nine months ended December 31, 1998 was $(1.5) million. For the six months ended June 30, 1999, net cash provided by operating activities was $3.2 million.



     Net cash used in investing activities for the years ended March 31, 1997 and 1998 was $0.8 million and $24.7 million. Net cash used in investing activities for the nine months ended December 31, 1998 was $17.1 million. Our primary use of funds in fiscal 1998 was the acquisition of TEST, which required the use of $22.4 million of cash. Our primary use of funds for the nine months ended December 31, 1998 was the acquisition of Cynara, which required the use of $15.5 million of cash.



     We maintain a revolving credit and term loan facility as well as a working capital facility for export sales. The revolving credit facility provides for up to $22.0 million of borrowings in the United States and up to $10.0 million of borrowings in Canada, subject to borrowing base limitations. As of August 31, 1999, borrowings under the revolving credit facility totaled $8.7 million. In addition, we had issued $3.6 million of letters of credit under the revolving facility as of August 31, 1999. The initial term loan of $32.5 million had been reduced to $30.8 million as of August 31, 1999. Borrowings under the revolving credit facility mature in November 2001, and the term loan matures in November 2003. The revolving credit and term facility is secured by substantially all of our assets. The export sales credit facility provides for aggregate borrowings of $10.0 million, subject to borrowing base limitations, of which $0.9 million was outstanding as of August 31, 1999. In addition, we had issued letters of credit totaling $8.3 million under the export facility. The export sales credit facility is secured by specific project inventory and receivables, and is partially guaranteed by the EXIM Bank. The export sales credit facility loans mature in July 2002. As of August 31, 1999, the weighted average interest rate of our borrowings under our credit facilities was 7.9%.



     We will repay all outstanding borrowings under the revolving credit and term loan facility as well as the export sales credit facility, which as of August 31, 1999 totaled $39.8 million, with the net proceeds of this offering. We will use the balance of the net proceeds from this offering for general corporate purposes, including the funding of the acquisitions of Porta-Test and ESI. Total cash consideration for these acquisitions will be approximately $12.7 million, net of cash acquired.



     We estimate that cash generated from operations for the remainder of 1999 and all of fiscal 2000 will be sufficient to meet our cash operating requirements during that time. Our capital expenditures generally consist of renovations and expansions of our manufacturing plants, technological improvements to our management information systems and acquisitions of, and improvements to, other equipment we use in our business. Historically, these capital expenditures have ranged from $1.0 million to $2.0 million annually. Upon completion of this offering, we will have $28.4 million of credit available under our revolving credit facility and $1.7 million available under our export sales credit facility, both subject to borrowing base limitations, which will be available to fund our working capital, capital expenditures and other corporate uses. As of August 31, 1998, borrowing base limitations reduced our available borrowing capacity to $20.4 million. We believe that our operating cash flow, supported by our borrowing capacity, will be adequate to fund our operations throughout the remainder of 1999 and all of 2000. If we should decide to pursue one or more acquisition opportunities during fiscal 2000, our determination as to our ability to finance the acquisitions will be a critical element of our analysis of the opportunities.



INFLATION AND CHANGES IN PRICES



     The costs of materials (e.g., steel) for our products rise and fall with their value in the commodity markets. Generally, increases in raw materials and labor costs are passed on to our customers.


RECENT ACCOUNTING PRONOUNCEMENTS


     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued by the Financial Accounting Standards Board in June 1998. SFAS 133 standardizes the accounting for derivative instruments, including derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If specified conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss, is reported in earnings immediately. Accounting for foreign currency hedges is similar to the accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.



     We will adopt SFAS 133 for our fiscal year beginning January 1, 2001. We have not determined the impact that SFAS 133 will have on our financial statements and believe that the determination will not be meaningful until closer to the date of initial adoption.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



     We are exposed to market risks. Market risk is the potential loss arising from adverse changes in market prices and rates. We do not enter into derivative or other financial instruments for trading or speculative purposes. Our market risk could arise from changes in interest rates and foreign currency exchange rates.



     Interest Rate Risk. We are subject to market risk exposure related to changes in interest rates. Assuming our current level of borrowings, a 100 basis point increase in interest rates under these borrowings would decrease our 1998 pro forma net income by approximately $0.4 million and our 1998 pro forma cash flow from operations by approximately $0.4 million. In the event of an adverse change in interest rates, we could take action to mitigate our exposure. Due to the uncertainty of the actions that would be taken and their possible effects, however, this analysis assumes no such actions. Furthermore, this analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.



     Foreign Currency Exchange Risk. Our earnings and financial position are affected by foreign exchange rate fluctuations. The majority of our foreign currency transactions are denominated in the Canadian dollar, which is the functional currency of NATCO-Canada. As these contracts are denominated and settled in the functional currency, risks associated with currency fluctuations are minimized. We do not currently hedge against foreign currency translation risks and we believe that foreign currency exchange risk is not significant to our operations.



     A portion of our sales are made in Southeast Asia, where several countries have experienced significant devaluations in their currencies against the United States dollar in 1997 and early 1998. The devaluation of these currencies and the related consequences to the economies in those countries have adversely affected economic growth in the region. To the extent that the economics of countries in this region continue to be adversely affected, demand for our products and services in the region most likely will be reduced.



YEAR 2000 COMPLIANCE



     Issues involving the Year 2000, or "Y2K," concern the business implications associated with the upcoming change in century. On January 1, 2000, all computer hardware and software systems that use outdated 2-digit year fields may experience processing errors that could result in system failures. For example, programs that have date-sensitive features may recognize 01/01/00 as January 1, 1900 instead of January 1, 2000. These failures may be limited or they may be widespread depending on the system and its software, as well as its location and function.



     State of Readiness. The nature of our business and our products is not dependent upon hardware and software to the extent that Y2K issues pose a significant threat. In early 1998, we nonetheless formed a Y2K task force to prepare for January 1, 2000. This task force was charged with reviewing, assessing, and ensuring compliance of hardware and software in the following areas:



     - current products;



     - manufacturing systems;



     - enterprise management systems;



     - personal computers and personal computer networks;

     - engineering and design systems;



     - infrastructure; and



     - suppliers.



Based upon its analysis and evaluations and written communications from vendors and licensors of company-used hardware and software, we do not believe that the risks of system malfunctions resulting from the interrelationships of our systems with those of customers, suppliers or contractors are significant.



     The Y2K task force is also communicating with our suppliers and customers regarding their state of Y2K readiness. Specifically, the task force has either received or is in the process of receiving written documentation from these third parties regarding their Y2K readiness and the issues they believe it raises for them. The task force has more closely scrutinized those suppliers that provide us with products that are more likely to present Y2K issues and believes that no significant Y2K issues exist. The task force has also reviewed publicly available information, if any, regarding these third-party systems and their Y2K compliance.



     While we expect to complete our Y2K review by October 31, 1999, we plan to continue reviewing the issue throughout the balance of 1999.



     Cost to Address Y2K Issues. Costs directly related to assessing Y2K issues through September 30, 1999 are less than $50,000 and have been expensed. We do not expect to incur significant additional cost related to Y2K compliance during the remainder of 1999. These estimated costs are based on our best estimates.



     Y2K Risk Factors. While we believe that our internal operations do not have material issues with respect to Y2K compliance, we cannot guarantee that assessment. Additionally, we may not properly identify all potential problems or all potentially affected systems. In that case, we will not have remedied all these problems within our systems. We also have no means of insuring that third parties with whom we conduct our business will be Y2K ready. The inability of these third parties to complete their Y2K assessments in a timely fashion could materially impact our results of operations and cash flows. The effect of non-compliance by these third parties is not determinable.



     The most likely "worst case" impacts that we could reasonably anticipate from Y2K non-compliance are as follows:



     - our inability to execute financial transactions with our banks or other third parties whose systems fail or malfunction;



     - impairment of the ability of third-party suppliers or service companies to provide needed materials or services to our planned and ongoing operations necessitating deferral or total shut down of our operation; and



     - impairment of our ability to deliver our products to, or receive payment from, our customers.



     Contingency Plans. We have a contingency plan in place to ensure the safety of our employees. While this plan covers all company employees, it is specifically directed at those employees working in offshore environments and on international assignments.



     Summary. We believe that we will be able to achieve substantial Y2K readiness with respect to the critical systems that we control. The extent and magnitude of the Y2K problem as it will effect us, both before and for some time after January 1, 2000, are, however, difficult to predict or quantify. We cannot assure you that all of our systems and all outside systems that we depend upon will be adequately identified and compliant so that they are Y2K ready by January 1, 2000 so as not to create a material disruption to our business. If, despite our reasonable efforts and our task force's reasonable efforts, there are mission critical Y2K related failures that create substantial disruption to our business, the adverse effects could be material. These unknown material effects and the costs associated with them are difficult to estimate accurately because of unanticipated vendor delays, technical difficulties, the impacts of test of outside systems and similar events.

                                    BUSINESS

GENERAL


     We are a leading provider of wellhead equipment, systems and services used in the production of oil and gas. Our production equipment and systems are primarily used at or near the wellhead to separate oil and gas within a hydrocarbon stream and to remove contaminants. Separation and decontamination at the wellhead are necessary to meet the specifications of transporters and end users. Our products and services are used in onshore and offshore fields in most major oil and gas producing regions in the world. On a pro forma basis after giving effect to our acquisition of Cynara, our revenues and EBITDA for the twelve months ended December 31, 1998 were approximately $213.7 million and $9.7 million. Our revenues and EBITDA for the six months ended June 30, 1999 were approximately $86.2 million and $5.0 million.



     We design and manufacture a diverse line of production equipment, including:



     - separators, which separate a hydrocarbon stream into oil, gas and water;



     - dehydration and desalting units, which remove water and salt from oil and gas;



     - heaters, which prevent solids from forming in gas and reduce the viscosity of oil;



     - gas conditioning units and membrane separation systems, which remove carbon dioxide and other contaminants from a gas stream;



     - water filtration systems, which remove oil and contaminants from water derived from the production process; and



     - control systems, which monitor and control production equipment.



     We offer our products and services as either integrated systems or individual components. We provide our products and services through four business segments:



     - traditional production equipment and services;



     - engineered systems;



     - our Canadian operations, which combine traditional production equipment and services and engineered systems; and



     - instrumentation and electrical systems.



     We have designed, manufactured and marketed production equipment and systems for over 70 years. We believe that, among our competitors, we have the largest installed base of production equipment in the industry. We have achieved our position in the industry by maintaining our technological leadership, capitalizing on our strong brand name recognition and offering a broad range of products and services.


THE INDUSTRY


     Demand for oil and gas production equipment and services is driven primarily by:



     - levels of production of oil and gas in response to worldwide demand;



     - the discovery of new oil and gas fields;



     - the changing production profiles of existing fields (meaning the mix of oil, gas and water in the hydrocarbon stream and the level of contaminants); and



     - the quality of new hydrocarbon production.



     Generally, oil and gas exploration and production companies reduce exploration and development activity during periods of weak oil prices and demand and increase this activity during periods of strong oil prices and demand. The extent to which the revenues of our industry increase depends upon the success of the exploration efforts. In general, these revenue increases lag expansion of exploration and development capital budgets in times of recovery in the oil and gas industry. These lag times can be up to several years in offshore operations but are generally shorter for onshore operations.



     Changing production profiles in existing fields also increase the demand for products and services in our industry. As existing fields are reworked or enhanced recovery methods are employed, additional and more complex equipment may be required to produce oil and gas from these fields. This can result from:



     - changes in the mix of oil and gas produced by the field; or



     - an increase in water, carbon dioxide or other naturally occurring contaminants or as the result of enhanced recovery techniques.



In addition, many new oil and gas fields contain lower quality hydrocarbon streams that require more complex production equipment. Examples include carbon dioxide rich formations in West Texas and Southeast Asia and heavy crude in Western Canada and in the Orinoco Delta in Venezuela.


STRATEGY


     Our strategy for future growth is to expand and improve our market position through:



     - Focusing on Customer Relationships. We believe that our customers increasingly prefer to work on a regular basis with a small number of leading suppliers. The objectives of our customers in establishing preferred relationships (both formal and informal) with suppliers that can provide a broad range of products and services on a cost effective and timely basis are to reduce production costs and delivery times. We believe this trend will continue, or even accelerate, as major oil companies and large independent producers downsize staffs and outsource services. We believe our size, scope of products, technological expertise and service orientation provide us with a competitive advantage in establishing preferred supplier relationships with customers. We expect to generate growth in revenue and market share by establishing and further developing new and existing customer relationships.



     - Providing Turnkey Integrated Systems and Solutions. We believe our turnkey design and manufacturing capabilities enable us to reduce our customers' production equipment and systems costs and shorten delivery times. Our strategy is to be involved in projects early, to provide, as among our competitors, the broadest and most complete scope of equipment and services and to focus on larger integrated systems. In some applications, we also intend to increase the degree of standardization to reduce engineering costs and to shorten delivery times.



     - Introducing New Technologies and Products. Since our inception, we have developed and acquired leading technologies that enable us to address the world market demand for increasingly sophisticated production equipment. We hold numerous U.S. and foreign patents and operate a modern research and development laboratory in Tulsa, Oklahoma. We will continue to pursue new technologies through licenses, acquisitions and internal development.



     - Pursuing Complementary Acquisitions. Our industry is highly fragmented and contains many smaller competitors with narrow product lines and geographic scope. We intend to continue acquiring companies that provide complementary technologies or enhance our ability to offer integrated systems. An example is our acquisition last year of Cynara which provided us with proprietary bulk carbon dioxide separation technology.



     - Expanding International Presence. We have operated in various international markets for more than 50 years. We intend to continue expanding internationally in targeted geographic regions. These are regions in which we either have a relationship with a customer or have technology that provides us with a competitive advantage. Currently, our most important international opportunity is the future development of Southeast Asian gas markets. We believe our proprietary technology for the bulk removal of carbon dioxide provides us with a competitive advantage in pursuing projects in this region.



RECENT ACQUISITION



     The Cynara Company. In November 1998, we acquired Cynara because it had proprietary technology for the bulk removal of carbon dioxide from gas streams. Cynara designs, constructs, operates and services membrane separation systems utilizing this technology. A primary market for this application is production from gas wells, such as those located in Southeast Asia, which have high levels of naturally occurring carbon dioxide. Another market is production from wells, such as those located in West Texas, in which carbon dioxide injection is used to enhance the recovery of oil and gas reserves. This acquisition has expanded our ability to offer integrated systems and services and complements our gas conditioning product line.





     In acquiring Cynara, we issued 500,000 shares of our common stock and paid $5.3 million in cash to the Cynara stockholders. We also repaid $10.1 million of Cynara's debt and agreed to issue additional shares of our common stock contingent on the occurrence of specified operational thresholds. Based on operations through September 30, 1999, approximately 300,000 of these additional shares have been earned and will be issued on November 30, 1999. Up to a total of 950,000 more of these additional shares may be earned at March 31, 2000 and December 31, 2000.



PENDING ACQUISITIONS



     We have executed non-binding letters of intent to acquire Porta-Test International Inc. and Engineering Specialties, Inc. These acquisitions, if completed, will close subsequent to the completion of this offering.



     Porta-Test International Inc. Porta-Test is located in Edmonton, Alberta, Canada. Porta-Test designs and manufactures centrifugal devices used to enhance the effectiveness of separation equipment. We expect to close the acquisition of Porta-Test in late 1999.



     For the year ended June 30, 1999, Porta-Test had revenues of $7.3 million and EBITDA of $(0.1) million. To acquire all the outstanding Porta-Test capital stock, we have agreed:



     - to pay approximately $5.4 million in cash, net of cash acquired; and



     - to issue our one-year promissory note for approximately $0.7 million.



     Engineering Specialities, Inc. ESI is located in Covington, Louisiana. ESI designs and manufactures water processing equipment used to remove oil and contaminants from water produced at the wellhead, primarily on offshore facilities. We expect to close the acquisition of ESI in early 2000.



     For the year ended December 31, 1998, ESI had revenues of $3.9 million and EBITDA of $0.8 million. To acquire all the outstanding ESI capital stock, we have agreed:



     - to pay approximately $7.3 million in cash, net of cash and marketable securities acquired; and



     - to issue options for 25,000 shares of our common stock, exercisable at the initial offering price.


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

PRODUCTS AND SERVICES


     We operate our business in four business segments, each of which is described below.


 TRADITIONAL PRODUCTION EQUIPMENT AND SERVICES


     Our traditional production equipment and services consist of:



     - production equipment;



     - replacement parts; and



     - used equipment refurbishing and servicing.



     We had revenues of $71.0 million and EBITDA of $4.5 million for the year ended December 31, 1998 from traditional production equipment and services. For the six months ended June 30, 1999, we had revenues and EBITDA of $26.9 million and $0.9 million respectively from this business segment. We sell our traditional production equipment and services primarily onshore in North America and in the Gulf of Mexico. We typically provide traditional production equipment built for the North American oil and gas industry "off the shelf" or in customized variations of standardized equipment which requires limited engineering.



     We market our traditional production equipment and services through 31 sales and service centers in the United States, two in Canada and one in Venezuela. We have relationships with a number of customers for traditional production equipment and related services. See "-- Customer Relationships."


     Traditional production equipment includes:


     Separators. Separators are used for the primary separation of a hydrocarbon stream into oil, water and gas. Our separator product line includes:



     - horizontal separators, which are used to separate hydrocarbon streams with large volumes of gas, liquids or foam;



     - vertical separators, which are used to separate hydrocarbon streams containing contaminants including salt and wax;



     - filter separators, which are used to remove particulate contaminants from gas streams; and



     - Thermo Pak(TM) Units, which are used for the combined heating and separating of production in cold climates.



     Oil Dehydration Equipment. Oil dehydrators are used to remove water from oil. Our oil dehydration product line includes:



     - horizontal PERFORMAX(R) treaters, which separate oil and water mixtures using gravity and proprietary technology;



     - Dual Polarity(R) electrostatic treaters, which dehydrate oil using high voltage electrical pulsation;



     - vertical treaters, which optimize recovery of condensable, salable hydrocarbons;



     - Vertical Flow Horizontal (VFH(TM)) processors, which combine the advantages of horizontal and vertical vessels to remove gas and water from oil streams; and



     - heater-treaters, which use heat to accelerate the dehydration process.



     Heaters. Heaters are used to reduce the viscosity of oil to improve flow rates and to prevent hydrates from forming in the gas stream. We manufacture both indirect fired heaters and standardized and customized direct fired heaters. In each system, heat is transferred to the hydrocarbon stream through a medium such as water, water/glycol, steam, salt or flue gas. Our heater product line includes:



     - water bath heaters;



     - vaporizers used to vaporize propane and other liquefied gases;



     - salt bath heaters;



     - steam bath heaters; and



     - Controlled Heat Flux Heaters (CHF(TM)), which use combustion to create a heat transfer medium.



     Gas Conditioning Equipment. Gas conditioning equipment removes contaminants from gas streams. Our gas conditioning equipment includes:



     - glycol dehydration equipment, which expose gas streams to glycol in order to remove water vapor;



     - amine systems, which use amine to remove acidic gases such as hydrogen sulfide and carbon dioxide from gas streams;



     - conditioning equipment used to remove hydrogen sulfide from gas;



     - Glymine(R) units, which combine the effects of glycol equipment and amine systems;



     - the BTEX-Buster(R), which virtually eliminates the emissions of volatile hydrocarbons associated with glycol dehydration reboilers; and



     - Desi-Dri(R) Systems, which use highly compressed drying agents to remove water vapor from gas streams.



     Gas Processing Equipment. We offer standard and custom processing equipment for the extraction of liquid hydrocarbons to meet feed gas and liquid product requirements. We manufacture several standard mechanical refrigeration units for the recovery of salable hydrocarbon liquids from gas streams. Our Low Temperature Extractor (LTX(R)) units are mechanical separation systems designed for handling high pressure gas at the wellhead. These systems remove liquid hydrocarbons from gas streams more efficiently and economically than other methods.



     Water Treatment Equipment. We design and manufacture water treatment and conditioning equipment for the removal of contaminants from water extracted in oil and gas production. Oil producers use our PERFORMAX(R) Matrix Plate Coalescer in primary separators of oil and water and final skimming. Our flow splitter removes gases from an oil-water dispersion, separates oil and water and discharges the oil and/or emulsion through controllable outlets.



     Equipment Refurbishment. We source, refurbish and integrate used oil and gas production equipment. Our customers that purchase this equipment enjoy reduced delivery times and lower equipment costs relative to new equipment. The used equipment market is focused primarily in North America, both onshore and offshore, although we have observed a growing interest internationally. We have entered into agreements with major and large independent oil companies in both the United States and Canada to evaluate, track and refurbish used production equipment. We may act as a broker between another oil company and our customer or we may purchase, refurbish and sell used equipment to our customers. We believe that we have one of the largest databases in the North American oil and gas industry of available surplus production equipment. This data base, coupled with our extensive refurbishing facilities and experience, enables us to respond to customer requests for refurbished equipment quickly and efficiently.



     Parts, Service and Training. We provide replacement parts for our own equipment and for equipment manufactured by others. Each branch of our marketing network also serves as a local parts and service business. We have service employees stationed in some branches of Wilson Supply Company and National-Oilwell, Inc. We also offer operational and safety training to the oil and gas production industry. We use our training programs as a marketing tool for our other products and services.

 ENGINEERED SYSTEMS


     We design, engineer and manufacture these systems for large production development projects throughout the world. We also provide start-up services for our engineered products. Our engineered systems typically require a significant amount of technology, engineering and project management. On a pro forma basis, giving effect to our acquisition of Cynara, we had revenues of $58.4 million and EBITDA of $2.4 million for the year ended December 31, 1998 from engineered systems. For the six months ended June 30, 1999, we had revenues and EBITDA of $28.7 million and $3.8 million from this business segment.



     We market our engineered systems through direct sales forces based in Houston, Calgary, London, Tokyo, Kuala Lumpur and Caracas, augmented by independent representatives in other countries. We also use the unique oil testing capabilities at our research and development facility to market engineered systems. This capability enables us to determine equipment specifications that best suit customers' requirements. See "-- Technology and New Products."



     Our engineered systems include:



     Integrated Oil and Gas Processing Trains. These consist of multiple units that process oil and gas from primary separation through contaminant removal. In this aspect of our business, we provide both the engineering and the fabrication functions. For example, we designed, manufactured and assembled a module for a production facility situated off the coast of West Africa that is capable of processing 20,000 barrels of oil, 4,000 barrels of water and 24 million standard cubic feet of gas per day. Also, we designed, manufactured and installed process systems for BP Exploration (Alaska), Inc.'s 35,000 barrel per day Badami development on the North Slope of Alaska and its 65,000 barrel per day Northstar development, also located on the North Slope.



     Floating Production Systems. These consist of large skid-mounted processing units used in conjunction with semi-submersible, converted tanker and other floating production vessels. Floating production equipment must be specially designed to overcome the detrimental effects of wave motion on floating vessels. We pioneered and patented the first wave-motion production vessel internal system. We continue to advance this technology at our research and development facility using a wave-motion table which simulates a variety of sea states.



     Dehydration and Desalting Systems. Dehydration and desalting involves the removal of water and salt from an oil stream. Desalting is a specialized form of dehydration. In this process, water is injected into an oil stream to dissolve the salt and the saltwater is then removed from the stream. Large production projects often use electrostatic technology to desalt oil. We believe that we are the leading developer of electrostatic technologies for oil treating and desalting.



     One of our dehydration and desalting systems, the Electro Dynamic(TM) Desalter, can be used in oil refineries, where stringent desalting requirements have grown increasingly important. These requirements have increased as crude quality has declined and catalysts have become more sensitive and sophisticated, requiring lower levels of contaminants. The reduced number of vessels employed by our system is particularly important in refinery applications where space is at a premium.



     Large Gas Processing Facilities. We provide large gas processing facilities for the separation, heating, dehydration and removal of liquids and contaminants to produce pipeline or liquefaction-quality gas. We also design, manufacture and, in some cases, operate gas processing facilities which remove carbon dioxide from gas streams. These facilities use Cynara's membrane technology, which provides the most cost-effective separation solution for gas streams containing more than 20% carbon dioxide. A primary market for this application is production from gas wells, such as those located in Southeast Asia, which have high levels of naturally-occurring carbon dioxide. Another market is production from wells, such as those located in West Texas, in which carbon dioxide injection is used to enhance the recovery of oil and gas reserves.

     Downstream Facilities. We offer several technologies that have crossover applications in the refinery and petrochemical sectors. Most involve aspects of oil treating and water treating. We discussed above the use in refineries of one of our dehydration and desalting systems. In addition, we provide our DOX(TM) units to ethylene processors that clean both heavy and light dispersed oil from water.



 NATCO-CANADA



     We have operations in Calgary and Edmonton, Alberta, Canada, that provide a combination of traditional production equipment and services and engineered systems to oil and gas producers in Western Canada. Most production equipment manufactured by NATCO-Canada is similar in design and purpose to that built in the U.S., with modifications to operate in a cold weather environment. Periodically, we use NATCO-Canada engineering and manufacturing to assist in our engineered systems projects. We had revenues of $43.5 million and EBITDA of $3.2 million for the year ended December 31, 1998 from NATCO-Canada. For the six months ended June 30, 1999, we had revenues and EBITDA of $9.6 million and $0.3 million from this business segment.


 INSTRUMENTATION AND ELECTRICAL SYSTEMS


     We had revenues of $46.6 million and EBITDA of $4.3 million for the year ended December 31, 1998 from instrumentation and electrical systems. For the six months ended June 30, 1999, we had revenues and EBITDA of $22.8 million and $3.0 million from this business segment.



     The primary market for our instrumentation and electrical systems is in offshore applications throughout the world. We market and service these products through a four branch network primarily located in the Gulf Coast area.



     Our instrumentation and electrical systems include:



     Control Systems. We design, assemble and install pneumatic, hydraulic, electrical and computerized control panels and systems. These systems monitor and change key parameters of oil and gas production systems. Key parameters include wellhead flow control and emergency shutdown of production and safety systems. A control system consists of a control panel and related tubing, wiring, sensors and connections.



     Engineering and Field Services. We provide start-up support, testing, maintenance, repair, renovation, expansion and upgrade of control systems including those designed or installed by competitors. Our design and engineering staff also provide contract electrical engineering services.



     SCADA Systems. Supervisory control and data acquisition (SCADA) systems provide remote monitoring and control of equipment, production facilities, pipelines and compressors via radio, cellular phone, microwave and satellite communication links. Our SCADA systems reduce the number of personnel and frequency of site visits and allow for continued production during periods of emergency evacuation, thereby reducing operating costs.



CUSTOMER RELATIONSHIPS



     We devote a considerable portion of our marketing time and effort to developing and maintaining relationships with key customers. Some of these relationships are project-specific, such as our participation as an "alliance" partner with BP Amoco in several Alaskan projects, or with Mobil in the development of its Chinook platform in the Gulf of Mexico. In other instances, we are also preferred supplier for products and services to key customers in particular equipment lines or over large geographic areas. Examples of this preferred supplier role include our relationships with BP Amoco, UPR, Sonat Exploration, Chevron Canada, Mobil Oil Canada and Renaissance.

TECHNOLOGY AND NEW PRODUCTS


     We are a leader in the development of oil and gas industry production equipment technology. We pioneered many of the original separation technologies for converting unprocessed hydrocarbon fluids into salable oil and gas. We have developed:



     - the first high capacity oil and gas separator;



     - the first emulsion treating system;



     - Dual Polarity(TM) electrostatic oil treaters;



     - DOX(TM) and OSX(TM) water filtration systems;



     - high pressure indirect heaters; and



     - PERFORMAX(R) oil and water treating systems.



     Our wave-motion compensating separator has become the industry standard for floating production applications, and our electrostatic oil treating technology is the most advanced in the industry. As of August 31, 1999, we held 52 active U.S. patents and a number of foreign patents. We have applications pending for one U.S. patents. In addition, we are licensed under three patents held by others.



     We operate our own research and development facility in Tulsa, Oklahoma, where we use a number of test devices to simulate and analyze oil and gas production processes. We also use specialized computer software to simulate gas and fluid flow dynamics in equipment systems.



     Through Cynara, we are a recognized leader in the application of membrane technology to the bulk removal of carbon dioxide from gas streams. We have an active research and development effort ongoing in the area of membrane technology.


MANUFACTURING


     Our major manufacturing facilities are located in:



     - New Iberia, Louisiana. We fabricate packaged production systems for delivery throughout the world at this 52,000 square foot and 17 acre waterfront facility, which can handle large equipment systems. We upgraded and expanded this facility in 1999.



     - Electra, Texas. We produce various types of low and high pressure production vessels as well as skid packages at this 130,000 square foot facility.



     - Pittsburg, California. We fabricate the membranes for our bulk carbon dioxide membrane separation equipment at this 8,000 square foot facility.



     - Calgary, Alberta, Canada. We produce heavy wall and cold weather packaged equipment and systems primarily for the Canadian and Alaskan markets at this 100,500 square foot facility.



     Our manufacturing operations are vertically integrated. This means we are able to fabricate, heat treat, inspect, assemble and test our products at each facility. Consequently, we are able to control the quality of our products and the cost and schedule of our manufacturing activities.



     Our New Iberia, Electra and Calgary facilities have been certified to ISO 9002 standards. ISO 9002 is an internationally recognized verification system for quality management overseen by the International Standards Organization based in Geneva, Switzerland. The certification is based on a review of our programs and procedures designed to maintain and enhance quality production and is subject to annual review and recertification.



     We fabricate to the standards of the American Petroleum Institute, the American Welding Society, the American Society of Mechanical Engineers and specific customer specifications. We use welding and fabrication procedures in accordance with the latest technology and industry requirements. Training programs have been instituted to upgrade skilled personnel and maintain high quality standards. We believe that these programs generally enhance the quality of our products and reduce their repair rate.


COMPETITION


     Contracts for our products and services are generally awarded on a competitive basis and competition is intense. The most important factors considered by our customers in awarding contracts include:



     - the availability and capabilities of our equipment;



     - our ability to meet the customer's delivery schedule;



     - our price;



     - our reputation;



     - our experience; and



     - our safety record.



Historically, the existence of overcapacity in our industry has caused increased price competition in many areas of our business.



     In addition, we may encounter obstacles in our international operations that impair our ability to compete in individual countries. These obstacles may include:



     - subsidies granted in favor of local companies;



     - taxes, import duties and fees imposed on us and other foreign operators;



     - lower wage rates in foreign countries; and



     - fluctuations in the exchange value of the United States dollar compared with the local currency.



     Any or all these factors could adversely affect our ability to compete and thus adversely affect our results of operations.



     We believe that we are one of the largest oil and gas surface production equipment providers in North America and that our size, research and development capabilities, brand names and marketing organization provide us with a competitive advantage over other participants in the industry.


BACKLOG


     As of August 31, 1999, we had backlog of $87.9 million, of which $68.8 million was related to CTOC. Backlog consists of firm customer orders for which we have been authorized to begin work or to purchase materials, satisfactory credit or financing arrangements exist and delivery is scheduled. Our backlog is based on the price of awarded fixed price projects and the estimated price of awarded cost-plus projects, in each case adjusted by management's estimate of the percentage of the project that has been completed.



     All projects currently included in our backlog are subject to change and/or termination at the option of the customer. Either change or termination could substantially change the amount of backlog we are currently reporting. In the case of a termination, the customer is generally required to pay us for work performed and materials purchased through the date of termination and, in some cases, to pay our termination fees. Due to the large amounts of backlog estimated for each of a small number of projects, amounts included in our backlog could decrease substantially if one or more of these projects were to be terminated by our customers.

PROPERTIES


     We are headquartered in Houston, Texas and have 40 sales and service, manufacturing and other facilities in the United States, two in Canada, two in Venezuela, one in the United Kingdom, one in Malaysia, one in Japan and one in Kazakhstan. We own 15 of these facilities and lease the other 33.


EMPLOYEES


     As of August 31, 1999, we had approximately 1,158 employees. This includes approximately 56 employees located at our manufacturing facility at Calgary who are covered by a collective bargaining agreement. The most recent collective bargaining agreement in Calgary was renewed in July 1999 and extends through July 2001. No other employees are covered by collective bargaining agreements. We believe that our relationships with our employees are satisfactory.


INSURANCE


     Our operations are subject to the risks inherent in manufacturing products and providing services to the oil and gas production industry. These risks include personal injury and loss of life, business interruptions, loss of production and property and equipment damage. Damages arising from an occurrence at a location where our products are used have in the past and may in the future result in the assertion of potentially large claims against us.



     We maintain comprehensive insurance covering our assets and operations, including product liability and workers' compensation insurance, at levels that we believe to be appropriate. This insurance is subject to deductibles and significant amounts of self-insurance retention per occurrence. We cannot assure you our insurance coverage will be adequate in all circumstances or against all hazards nor can we assure you that we will be able to maintain adequate insurance coverage in the future at commercially reasonable rates or on acceptable terms.



ENVIRONMENTAL MATTERS



     Our operations are subject to environmental regulation by federal, state and local authorities in the United States and in many foreign countries. Environmental laws and regulations have changed substantially and rapidly over the last 20 years, placing more restrictions and limitations on activities that may impact the environment, such as emissions of pollutants, generation and disposal of wastes and use and handling of hazardous substances. Violation of these laws and regulations may result in civil and criminal actions. Although our efforts to comply with these laws and regulations have not materially and adversely affected our financial condition or results of operations, we cannot assure you that compliance with these laws or regulations will not do so in the future.



     We currently own or lease numerous properties that for many years have been used for the refurbishment of products and equipment that may contain hydrocarbons or hazardous substances. In addition, the products that we manufacture may require the use of hazardous substances. We have utilized operating and waste disposal practices that were standard in the industry at the time; nevertheless, hazardous substances may have been released on our properties or those of others or on or under other locations where hazardous wastes have been taken for disposal. In addition, we have disposed of wastes on properties operated by third parties whose treatment and disposal of these wastes was not under our control. These properties and wastes may be subject to the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Resource Conservation and Recovery Act and analogous state laws. Under these laws, we may be required to remove or remediate previously disposed wastes and property contamination or to perform remedial operations to prevent future contamination.



     CERCLA imposes liability, without regard to fault or the legality of the original conduct, with respect to the release of a hazardous substance into the environment. Persons subject to CERCLA include the owner and operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous wastes found at the site. Persons who are responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the resulting contamination and for damages to natural resources. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.



     Although we believe that we are in substantial compliance with existing environmental laws and regulations, we cannot assure you that we will not incur substantial costs in the future. Moreover, it is possible that implementation of stricter environmental laws, regulations and enforcement policies could result in additional, presently unquantifiable costs or liabilities to us.



SAFETY MATTERS



     On January 9, 1998, we received a citation and notification of penalty from the Occupational Safety and Health Administration (OSHA). OSHA levied a fine of approximately $260,000 against us following injuries sustained by two employees for safety violations. The fine was subsequently reduced to $83,160.



     We believe our safety program and record meet or exceed industry standards. We cannot assure you, however, that OSHA fines will not be levied against us again in the future if additional safety violations occur.


LEGAL PROCEEDINGS


     We are a party to various routine legal proceedings. These primarily involve commercial claims, products liability claims, asbestos related personal injury claims and workers' compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of all of these proceedings, even if determined adversely, would not have a material adverse effect on our business or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth the names, ages and titles of our current directors and executive officers. The board of directors is divided into three classes. See "-- Classified Board."



                   NAME                     AGE                    POSITION
                   ----                     ---                    --------
Nathaniel A. Gregory(1)...................  51    Chairman of the Board and Chief Executive
                                                    Officer
Patrick M. McCarthy(1)....................  53    President and Director
J. Michael Mayer..........................  43    Senior Vice President and Chief Financial
                                                    Officer
C. Frank Smith............................  47    President of NATCO-U.S.
James Crittall............................  54    President of NATCO-Canada
David R. Volz, Jr. .......................  45    President of TEST
Richard D. Peters.........................  39    President of Cynara
Joseph H. Wilson..........................  47    Senior Vice President -- Marketing
Robert A. Curcio..........................  42    Senior Vice President -- Technology and
                                                    Product Development
Keith K. Allan(2).........................  58    Director
Howard I. Bull(3).........................  58    Director
George K. Hickox, Jr.(2)..................  40    Director
E. Hale Staley............................  69    Director
Herbert S. Winokur, Jr.(1)(3).............  55    Director


------------------------------

(1) Member of Executive Committee.


(2) Member of Audit Committee.



(3) Member of Compensation Committee.



     Set forth below is a brief description of the business experience of our directors and executive officers.



     Nathaniel A. Gregory has served as our Chairman of the Board and Chief Executive Officer since April 1, 1993. Prior to joining our company, Mr. Gregory held a number of positions in both the engineering and construction industries and in investment banking. Mr. Gregory also serves as a director of Mrs. Fields' Holding Company, Inc.



     Patrick M. McCarthy has served as our President since December 1997 and as a director since February 1998. Mr. McCarthy served as Executive Vice President, with marketing and operations responsibilities for our entire company, from November 1996 to December 1997 and as Senior Vice President -- Marketing from June 1994 to November 1996. Prior to joining our company in June 1994, Mr. McCarthy was Vice President -- Worldwide Oil and Gas at ABB Lummus Crest, an engineering and construction company, from October 1991 to May 1994.



     J. Michael Mayer joined us in September 1999 as Senior Vice President and Chief Financial Officer. Prior to joining our company, Mr. Mayer served as Chief Financial Officer of Cardinal Services, Inc., an oil-field service company, from July 1998 to July 1999. From July 1997 to June 1998, he served as Chief Financial Officer of Phoenix Energy Services, LLC, a manufacturer of drilling equipment and a provider of directional drilling services. From April 1994 to July 1997, Mr. Mayer served as Chief Financial Officer of Haltermann, Ltd., a custom chemical manufacturer. From December 1984 to April 1994, Mr. Mayer was employed by Baker Hughes Inc. in several senior financial positions within its operations.



     C. Frank Smith has served as President of NATCO-U.S. since January 1998. Mr. Smith served as Senior Vice President -- Sales and Service from September 1993 to December 1997 and as the Northern Region Director of the Sales and Service Centers from April 1992 to September 1993.

     James Crittall has served as President of NATCO-Canada since November 1996 and was Vice President of Technical Operations from December 1992 to October 1996. Mr. Crittall joined National Tank Company in 1971 and has served in several managerial positions, including Manager of Engineering and Sales and Manager of Engineering for NATCO-Canada, Ltd.



     David R. Volz, Jr. has served as President of TEST since we acquired TEST. Mr. Volz joined TEST in 1976 as a Technical Specialist and has held a number of positions of increasing responsibility prior to serving as President in July 1997.


     Richard D. Peters has served as President of Cynara since November 1997. Mr. Peters served as Chief Financial Officer of Cynara from June 1996 to October 1997 and as Project Manager and Accounting Coordinator from February 1991 to May 1996.


     Joseph H. Wilson has served as Senior Vice President -- Marketing of our company since April 1999. Prior to joining our company, Mr. Wilson served as Strategic Accounts Manager of Baker Hughes Inc., with responsibilities for strategic business development, from January 1999 to April 1999. From January 1997 to January 1999, he served as Gulf Coast Region Manager of Baker Hughes INTEQ's fluids, directional drilling and MWD business. From January 1994 to January 1997, Mr. Wilson was Director of Sales and Systems Marketing for all of INTEQ. Prior to January 1994, Mr. Wilson held a number of positions in sales, operations and marketing with Baker Hughes INTEQ, Baker Sand Control and BJ Services.



     Robert A. Curcio has served as Senior Vice President -- Technology and Product Development of our company since May 1998. Prior to joining our company, Mr. Curcio spent 20 years at Exxon Corporation and its affiliates. Mr. Curcio was Global Markets Manager -- Heavy Duty Diesel Additives of Exxon Chemical Co.'s PARAMINS division from February 1996 to May 1998. From January 1995 to February 1996, he served as Global Markets Manager -- Specialty and Niche Additives of PARAMINS. From July 1992 to January 1995, he served as PARAMINS' Product Manager -- Large Engine Additives. Prior to July 1992, Mr. Curcio held a number of other positions in marketing, management and engineering.



     Keith K. Allan has been a director of our company since February 1998. Mr. Allan was a director of NATCO (U.K.) Ltd. from October 1996 to January 1998. From February 1993 to August 1996, Mr. Allan was Technical Director in the North Sea for Shell U.K. Exploration and Production. Prior thereto, Mr. Allan served in a number of positions for Royal Dutch/Shell Group, which he joined in 1965.



     Howard I. Bull has been a director of our company since February 1998. From April 1994 to June 1997, Mr. Bull was President, Chief Executive Officer and a director of Dal-Tile International, Inc., a manufacturer and distributor of ceramic tile. From May 1992 to February 1993, Mr. Bull was President of the Air Conditioning Group of York International Corporation, a producer of heating, air conditioning and refrigeration systems and equipment, and was President of its Applied Systems Division from November 1990 to May 1992. From February 1979 to November 1990, Mr. Bull was employed by Baker Hughes, Inc. in several executive positions. Mr. Bull is a director of Marine Drilling Companies, Inc. and National-Oilwell, Inc.



     George K. Hickox, Jr. has been a director of our company since November 1998. Since September 1991, Mr. Hickox has served as a general partner of Heller Hickox Dimeling Schreiber and Park, a partnership specializing in energy investments. Mr. Hickox has also served as a director of Cynara prior to its acquisition by our company. Mr. Hickox presently serves as an officer and director of several privately held companies.



     E. Hale Staley has been a director of our company since February 1998. He has served as a consultant to our company since August 1995. Mr. Staley joined our predecessor in 1952 and served as President and Chief Executive Officer from July 1985 to July 1995.



     Herbert S. Winokur, Jr. has been a director of our company since its formation in 1989. Mr. Winokur is Chairman and Chief Executive Officer of Capricorn Holdings, Inc., a private investment company, and Managing General Partner of Capricorn Investors, L.P. and Capricorn Investors II, L.P., private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in 1987 and 1994, respectively. Prior to his current appointment, Mr. Winokur was Senior Executive Vice President and director of Penn Central Corporation. Mr. Winokur is also a director of Enron Corp., The WMF Group, Ltd., Mrs. Fields' Holding Company, Inc., CCC Information Services Group, Inc. and DynCorp.


CLASSIFIED BOARD


     Our board of directors is divided into three classes. The directors serve staggered three-year terms. The Class I directors were reelected by written consent of stockholders in lieu of the 1999 annual meeting of stockholders. The terms of the directors of the other two classes expire at the annual meetings of stockholders to be held in 2000 (Class II) and 2001 (Class III). At each annual meeting of stockholders, one class of directors will be elected for a full term of three years to succeed that class of directors whose terms are expiring. The current classification of directors is as follows:



     - Class I -- Messrs. McCarthy and Staley;



     - Class II -- Messrs. Allan, Bull and Hickox; and



     - Class III -- Messrs. Gregory and Winokur.



COMMITMENTS TO ELECT DIRECTORS



     We have entered into an agreement with Capricorn I and Capricorn II regarding the election of Class III directors. We have agreed that, so long as Capricorn I and Capricorn II together own 20% or more of our outstanding common stock, we will nominate the individuals designated by Capricorn I and Capricorn II for election as the Class III directors when that class stands for election. If the class should be enlarged, we will be obligated to nominate only the two individuals so designated. If it should be reduced to one, our obligation will be to nominate one individual so designated as a Class III director and one as a Class II director. If a vacancy should arise in Class III, we have agreed to elect an individual designated by Capricorn I and Capricorn II to fill the vacancy.



     In connection with our acquisition of Cynara, we amended our charter to provide for both Class A and Class B common stock and to provide specified rights to holders of Class B common stock. Following this offering, the two classes will have the same rights, except that holders of the Class B common stock will continue to have the right, voting separately as a class, to elect, by majority vote, one person to our board of directors and to hold a class vote on any amendment to our charter that would authorize additional Class B common stock or would adversely affect their right to elect a director. The person so elected may be removed only by the affirmative vote of the holders of a majority of the Class B common stock. The individual currently elected to that position on our board is George K. Hickox, Jr. The Class B common stock converts to Class A common stock constituting a single class of common stock on January 1, 2002. The class of directors of which Mr. Hickox is a member stands for reelection at the annual stockholders meeting to be held during 2001. Accordingly, it is likely that Mr. Hickox will continue to serve on our board until at least 2004 when his class will again stand for election.


COMMITTEES


     Our audit committee consists of Messrs. Allan and Hickox, each of whom is a non-employee director. The audit committee, which is chaired by Mr. Allan, meets separately with representatives of our independent auditors and with representatives of senior management in performing its functions. The audit committee reviews the general scope of audit coverages, the fees charged by the independent auditors, matters relating to our internal control systems and other matters related to accounting and reporting functions.



     Our compensation committee consists of Messrs. Bull and Winokur, each of whom is a non-employee director. The compensation committee, which is chaired by Mr. Winokur, administers our stock option plans, and in this capacity makes all option grants or awards to our employees, including executive officers, under the plans. In addition, the compensation committee is responsible for making recommendations to the board of directors with respect to the compensation of our chief executive officer and our other executive officers and for establishing compensation and employee benefit policies.



     Our executive and nominating committee consists of Messrs. Gregory, McCarthy and Winokur. The executive committee, which is chaired by Mr. Gregory, is authorized to exercise the powers of the board during the intervals between the meetings of the board. The executive committee also reviews the qualifications of potential candidates for the board, evaluates the performance of incumbent directors and recommends to the board nominees to be elected at the annual meeting of stockholders.


EXECUTIVE COMPENSATION


     The following table sets forth information for the twelve months ended December 31, 1998 with respect to our chief executive officer and each of our four other most highly compensated executive officers:


                           SUMMARY COMPENSATION TABLE


                                                                      LONG-TERM
                                                                    COMPENSATION
                                                                    -------------
                                                                     SECURITIES
                                            ANNUAL COMPENSATION      UNDERLYING
                                            -------------------         STOCK          ALL OTHER
                                             SALARY     BONUS       OPTIONS(#)(1)   COMPENSATION(3)
                                             -------   --------     -------------   ---------------
Nathaniel A. Gregory......................  $350,000   $234,990(2)         --           $6,000
  Chairman and Chief Executive Officer
Patrick M. McCarthy.......................   215,000    136,338        16,667            6,000
  President and Director
William B. Wiener III(4)..................   148,407     81,926            --            6,000
  Senior Vice President and Chief
  Financial Officer
C. Frank Smith............................   158,818     73,130            --            6,000
  President of NATCO-U.S.
David R. Volz, Jr. .......................   124,319    122,842            --            4,861
  President of TEST


------------------------------


(1) Excludes options awarded during the fiscal year ended March 31, 1997 as a result of conversion of SARs granted in previous periods or, in the case of Mr. Gregory, pursuant to prior option grants. See "-- Individual Employee Stock Options" and "-- Stock Option Grants." For information concerning the aggregate holdings of stock options by the named executive officers, see "-- Stock Option Grants."



(2) See "-- Employment Agreement" for the terms of an additional bonus to be paid in connection with the completion of the offering.



(3) Includes our contractual and discretionary contributions to the named executive officer's 401(k) plan account.



(4) Mr. Wiener resigned from our company effective May 31, 1999.


EMPLOYMENT AGREEMENT


     Mr. Gregory serves as our chairman and chief executive officer under an employment agreement. This agreement is renewed annually unless terminated by Mr. Gregory or us. The agreement provides for an annual base salary in the amount of $350,000, an annual bonus with a target award of 60% of Mr. Gregory's base salary based on such targeted performance criteria and additional discretionary bonuses as are determined annually by our board.

     In July 1999, we amended Mr. Gregory's employment agreement to delete a provision requiring us to pay him a bonus of 1.5% of the value of our company at the time of our initial public offering. In exchange, we agreed:



     - to lend Mr. Gregory $1,205,490 in cash with which he would purchase from us 136,832 shares of our common stock;



     - that Mr. Gregory's borrowings would be evidenced by his full recourse promissory note for the same amount bearing interest at 6% per year; and



     - that we would pay Mr. Gregory a bonus equal to the principal of and interest accrued on the promissory note at the time of our initial public offering.



This bonus will be due upon completion of this offering. Payment of the principal and interest on Mr. Gregory's note is due upon completion of this offering, except for an amount equal to taxes on the bonus. That amount will become due upon the lapse of Mr. Gregory's holding period under Rule 144 with respect to the shares of our common stock he acquired in July 1999.



     For information regarding a stock option that we granted to Mr. Gregory at the time he joined our company, as well as a subsequent amendment to that stock option, see "-- Individual Employee Stock Options."



     If we terminate Mr. Gregory's employment for any reason other than just cause, he is entitled to severance pay in accordance with any severance plan or policy that we then have in effect. If Mr. Gregory terminates his employment agreement for any reason, other than for a material breach of the agreement by us, he will not be entitled to receive any bonus compensation or severance pay, and we will have no further obligations except to pay base salary previously earned.


COMPENSATION OF DIRECTORS


     Directors who are our employees do not receive a retainer or fees for service on the board or any committees. We pay non-employee members of the board for their service as directors. Directors who are not employees receive a quarterly fee of $6,500 and a fee of $500 for attendance at each meeting of the board. In addition, pursuant to the 1998 Director Stock Option Plan, following completion of this offering, each non-employee director who is reelected as a director after completing at least one year of service as a director will receive, on the date of reelection, a stock option to purchase 2,667 shares of our common stock at the market price on the date of grant. Some non-employee directors have also been awarded initial stock options, which vest over a period of two and one-half years, to purchase 6,667 shares of our common stock at a price of $8.81 per share. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees and for other reasonable expenses.


INDIVIDUAL EMPLOYEE STOCK OPTIONS


     General. Beginning in June 1989, we issued stock appreciation rights to some of our employees. In June 1997, we terminated that plan and converted all those stock appreciation rights into individual employee stock options to purchase common stock on terms consistent with those of the stock appreciation rights.



     The related stock option agreements provide for vesting of the individual employee stock options equally over three or four years, except with respect to those granted to Mr. Gregory. Individual employee stock options become fully vested in certain circumstances upon a sale of our company and upon the death or disability of the recipient while employed by us. Individual employee stock options terminate upon the earliest to occur of:



     - the termination of employment with us for cause;



     - thirty days after termination of employment with us for any reason other than cause;

     - thirty days after an alteration of employment; or



     - the expiration of the option period provided in each stock option agreement.



     We are obligated to purchase vested options under specified circumstances. Individual employee stock options are not transferable and may be exercised only by the recipient or his estate. The shares of our common stock subject to the stock option agreements and the related exercise prices are subject to adjustment in specified events.



     As of September 30, 1999, individual employee stock options, including those granted to Mr. Gregory and discussed below, have been granted with respect to a total of 1,782,613 shares of our common stock. Of these:



     - 720,558 are exercisable at $1.47 per share and expire between March 2001 and June 2001;



     - 50,001 are exercisable at $2.22 per share and expire on October 15, 2002;



     - 185,186 are exercisable at $3.58 per share and expire on July 31, 2003;



     - 384,367 are exercisable at $5.03 per share and expire on July 1, 2007;



     - 370,834 are exercisable at $8.81 per share and expire between July 2006 and June 2008; and



     - 71,667 are exercisable at the initial public offering price or, if this offering is not completed by February 2000, at $10.50 per share and expire between August 2009 and September 2009.



     Mr. Gregory. Mr. Gregory's stock option agreement supersedes options previously granted to him. Mr. Gregory's stock option agreement provides that all options granted to him, including his individual employee stock options, are fully vested and exercisable at the time of grant. Mr. Gregory's individual employee stock options terminate upon the earliest to occur of:



     - the termination of his employment with us for cause;



     - one year after the termination of his employment due to death or disability;



     - in specified circumstances, the sale of all of our outstanding common stock; and



     - the expiration of the various seven year option periods provided in his stock option agreement.



Mr. Gregory's individual employee stock options are subject to adjustments for stock dividends, stock splits, stock combinations or other recapitalizations.



     In July 1999, we redeemed an option to purchase 75,000 shares of our common stock from Mr. Gregory for $550,500. We arrived at this amount by multiplying the number of shares underlying the option (75,000) by the difference between the fair market value of our common stock at the time ($8.81 per share) and the exercise price of the shares ($1.47 per share). In connection with the redemption of Mr. Gregory's option, our board granted Mr. Gregory another fully vested option to purchase 50,000 shares of our common stock exercisable until July 2006 at a price of $8.81 per share. Concurrently, Mr. Gregory relinquished specified rights under his employment and stock option agreements with us. These rights include:



     - a preemptive right to participate to the extent of 5% in future equity financings by our company; and



     - anti-dilution protection with respect to future issuances of our securities.

STOCK OPTION PLANS


     Directors Compensation Plan. We adopted the Directors Compensation Plan as of January 1, 1998. The plan provides for:



     - compensation in the form of an annual retainer payable quarterly;



     - cash fees for attendance at meetings of the board; and



     - grants of stock options, both discretionary and by formula.



We may pay up to 50% of the annual retainer by issuing shares of our common stock with a fair market value at the time equal to the amount of the fee. The plan is administered by our board. Our board may delegate all of its power of administration, with the exception of the power to authorize issuance of options. No director may vote on or decide any matter relating solely to him under the plan. No director may vote in any case in which his individual right to claim any benefit under the plan is particularly involved.



     The maximum number of shares issuable under the Directors Compensation Plan is 60,000. Options granted under the plan will have a term of 10 years and will be subject to earlier termination if the optionee's membership on our board terminates for cause. If the optionee's membership on the board is terminated for any reason other than cause, his options may be exercised for up to three years from the date of termination, but only as to the number of shares that were vested on the date of termination. Discretionary option grants will be exercisable as determined by our board. Formula option grants will be fully exercisable on the first anniversary of the date of grant. The exercise price of an option will be the price determined by our board in the case of discretionary option grants and the fair market value in the case of formula option grants.



     The Directors Compensation Plan allows our board to make adjustments in the number of shares to be acquired upon exercise of options in the event of a stock split, combination or stock dividend.



     Our board may amend or terminate the plan at any time. Any amendment or termination will not affect options previously granted and outstanding under the plan.



     As of August 31, 1999, options have been granted under the Directors Compensation Plan with respect to a total of 13,334 shares of our common stock, all of which are exercisable at $8.81 per share. All of the currently outstanding options vest quarterly over a period of 2 1/2 years from the date of grant. No stock appreciation rights have been granted under the plan.



     Employee Stock Incentive Plan. We adopted the Employee Stock Incentive Plan in February 1998. The purpose of the plan is to attract qualified consultants, advisors and employees and to give our key employees who are responsible for administration and management a proprietary interest in our company. The maximum number of shares issuable under the plan is 700,000, subject to adjustment. The maximum number of shares and options to purchase shares that an individual may receive in a single year under the plan is 100,000.



     The Employee Stock Incentive Plan provides for the award of:



     - "incentive stock options" within the meaning of section 422 of the Internal Revenue Code;



     - non-qualified stock options (options that do not qualify under section
       422);



     - restricted stock awards;



     - stock appreciation rights; and



     - any combination of the foregoing.

Awards may be granted only to employees, advisors and consultants. Our board has authorized the compensation committee to administer the Employee Stock Incentive Plan. The compensation committee has the authority, in its discretion, to determine:



     - which employees, consultants or advisors will receive an award;



     - the time or times when the awards will be made;



     - what type of award will be granted;



     - the number of shares subject to each award; and



     - the vesting conditions of each award.



     Options. The exercise price per share of our common stock under each option is determined by the compensation committee. The exercise price may not, however, be less than the fair market value of a share of common stock on the date the option is granted. To the extent that the fair market value of our common stock underlying incentive stock options exceeds $100,000, the incentive stock options will be treated as non-qualified stock options. No incentive stock option may be granted to an individual if, at the time of grant, the individual owns stock possessing more than 10% of the total combined voting power of all classes of our capital stock unless:



     - the option price is at the time equal to 110% of the fair market value of our common stock subject to the option; and



     - the option is not exercisable after the fifth anniversary of the date of grant.



     The Employee Stock Incentive Plan provides that, if any of several specified corporate changes should occur, the compensation committee may, in its discretion:



     - accelerate the vesting of outstanding options;



     - require the surrender of outstanding options in exchange for a cash payment based on a formula specified in the plan;



     - make adjustments to outstanding options to reflect the corporate change;
       or



     - provide that the outstanding options will cover securities or property that the optionee would have received in a corporate change if the optionee were then the holder of the common stock covered by the option.



For this purpose, the specified corporate changes are:



     - a merger, consolidation or reorganization of our company in which our common stock is converted into cash, property or a different class of securities of our company or any other company;



     - a sale, lease or exchange of all or substantially all of our assets;



     - the adoption by our stockholders of a plan of liquidation and dissolution;



     - the acquisition by a person or group of beneficial ownership of 20% or more of our outstanding capital stock (measured by voting power); or



     - an election contest in which individuals who were, prior to the election, directors of our company cease to constitute a majority of our board.



     SARs. Stock appreciation rights may be granted either in conjunction with an option grant or independently of any option grant. The compensation committee determines the terms of each stock appreciation right. The exercise price may not, however, be less than the fair market value of a share of common stock on the date the stock appreciation right is granted.

     Restricted Stock. Restricted stock awards consist of awards of our common stock that are subject to restrictions on disposition and an obligation to forfeit and surrender those shares under specified circumstances. The compensation committee is authorized to establish these restrictions and obligations which may vary from award to award. The compensation committee may also provide for the lapse of any or all these restrictions and obligations upon:



     - the achievement by our company of prescribed performance goals;



     - the achievement by the holder of a prescribed employment period; or



     - the occurrence of other specified conditions.



     The compensation committee may also fully vest any or all common stock subject to a restricted stock award upon the occurrence of any of the specified corporate changes listed above with respect to options.



     Amendment. The board may terminate or amend the Employee Stock Incentive Plan at any time. No termination or amendment will materially impair the rights of a holder of an award previously made. The board may not, without stockholder approval, amend the plan to increase the maximum aggregate number of shares that may be issued under the plan or change the class of individuals eligible to receive awards under the plan.



CHANGE OF CONTROL AND SEVERANCE PLANS



     Our executive officers have entered into change of control agreements with us that provide for us to pay them 150% of base salary plus accrued bonuses upon a change of control of our company. The percentage is 200% in the case of Mr. McCarthy. A "change of control" means the acquisition by any party unrelated to Capricorn I or Capricorn II of 50% or more of our outstanding common stock or securities which may be converted to common stock or assets of our company. If the acquiring company agrees to employ our executive officers on substantially similar terms, no change of control will occur.



     Our senior executive officers participate in an executive severance plan we adopted in September 1990. The purpose of the plan is to provide severance pay to the executive if we should terminate his employment. The plan covers all our senior executives. It does not apply to voluntary separations, terminations for cause, sale of our company or the death of the employee. Under this plan, a senior executive would receive severance pay equal to one month's pay for each $10,000 of base salary, up to a maximum of twelve months' pay. Senior executives also receive earned vacation pay at the time of involuntary termination.


DEFERRED COMPENSATION PLAN


     TEST adopted a deferred compensation plan in July 1995 to provide incentives and rewards to key individuals. Awards are payable in five equal annual installments plus any earnings that have been allocated to a participant's account. We have not made any additional awards since January 1, 1998. We intend to terminate the plan upon completion of this offering and to pay out all accrued amounts to each participant. As of August 31, 1999, the total amount owed under the plan was $405,229. This balance presently accrues interest at the prime rate plus 1%.

STOCK OPTION GRANTS


     The following table contains certain information concerning stock options held by the named executive officers as of August 31, 1999. No stock options have been exercised as of that date.



                                                                                   POTENTIAL REALIZABLE
                                                                                         VALUE AT
                                            INDIVIDUAL GRANTS                         ASSUMED ANNUAL
                         --------------------------------------------------------        RATES OF
                         NUMBER OF    % OF TOTAL                                        STOCK PRICE
                         SECURITIES     OPTIONS                                      APPRECIATION FOR
                         UNDERLYING     GRANTED     EXERCISE                            OPTION TERM
                          OPTIONS         TO        PRICE PER                      ---------------------
         NAME            GRANTED(#)    EMPLOYEES      SHARE      EXPIRATION DATE      5%          10%
         ----            ----------   -----------   ---------   -----------------  ---------   ---------
Nathaniel A. Gregory...   480,555        28.1%        $1.47       July 31, 2003    $287,582    $670,189
                          185,186        10.8%        $3.58       July 31, 2003     269,894     628,967
                          164,363         9.6%        $5.03       July 31, 2004     336,568     784,348
                           50,000         2.9%        $8.81       July 31, 2006     179,328     417,910
Patrick M. McCarthy....   133,334         7.8%        $1.47     December 21, 2001    86,603     204,592
                           16,667         1.0%        $8.81       June 1, 2008       92,345     234,019
                           50,000         2.9%        $8.81        May 1, 2009      277,028     702,044
William B. Wiener
  III(1)...............        --          --            --            --                --          --
C. Frank Smith.........    33,334         2.0%        $1.47     December 21, 2001    21,651      51,149
                           33,334         2.0%        $5.03      January 1, 2005     74,085     175,019
David R. Volz, Jr. ....    66,667         4.0%        $5.03      January 1, 2005    148,167     350,033


------------------------------


(1) Mr. Wiener resigned from our company effective May 31, 1999.



                           RELATED PARTY TRANSACTIONS


SECURITIES TRANSACTIONS


     Capricorn I and Capricorn II, which are private investments funds, are limited partnerships organized under the laws of Delaware. Capricorn I is managed by its general partner, Capricorn Holdings, G.P., which in turn is managed by Capricorn Holdings, Inc. Herbert S. Winokur, Jr., a director of our company, is Chairman and Chief Executive Officer of Capricorn Holdings, Inc.



     Capricorn II is managed by Capricorn Holdings, LLC, a Delaware limited liability company. Mr. Winokur and Mr. Gregory, our Chairman of the Board and Chief Executive Officer, are members of Capricorn Holdings, LLC. Mr. Winokur is its managing member.



     Our company was incorporated in 1988 by Capricorn I. In 1989, Capricorn I and a group of investors provided us with sufficient funds to enable us to acquire all the outstanding capital stock of National Tank Company, now our principal subsidiary, together with Tyler and another company, from C-E for cash.



     In December 1991, Capricorn I loaned us approximately $5.0 million. In exchange, we issued to Capricorn I our subordinated promissory notes in an equal principal amount.



     In 1992, we organized PTH as our subsidiary and thereafter contributed to PTH all the outstanding stock of Tyler.



     During the period from June 1989 through January 1997, both we and Capricorn I, on various occasions, acquired shares of our common stock from our original investor group other than Capricorn I. By the end of January 1997, Capricorn I was our sole stockholder.



     Between 1992 and 1997, Capricorn I consented to the addition of accrued but unpaid interest to the principal of our subordinated promissory notes and to various extensions of the maturities of the notes.

     On June 30, 1997, we undertook a significant financing and reorganization. At that time:



     - PTH, with the consent of Capricorn I, assumed $4.6 million in principal amount of our subordinated promissory notes;



     - we distributed all the outstanding capital stock of PTH to Capricorn I;



     - we refinanced our portion of the original subordinated promissory notes by issuing a new $5.1 million 13% subordinated promissory note due 2000 in exchange for the old notes;



     - Capricorn II acquired from us a new $2.4 million 13% subordinated promissory note due 2000 and 2,113,334 shares of our common stock for $13.0 million in cash; and



     - we acquired all the outstanding capital stock of TEST by using the proceeds from the Capricorn II financing and proceeds from borrowings under a bank credit facility.



     In March 1998, we issued 1,010,333 shares of our common stock to Capricorn I and 468,925 shares of our common stock to Capricorn II in exchange for the surrender and cancellation of our subordinated promissory notes.



     In November 1998, we acquired Cynara by merging it into National Tank Company.



     In connection with our acquisition of Cynara, we entered into a registration rights agreement with Capricorn I and Capricorn II and a separate registration rights agreement with the former stockholders of Cynara. Under these agreements, Capricorn I, Capricorn II and the stockholders of Cynara are entitled to demand and "piggy-back" registration rights under the Securities Act with respect to the shares of our common stock that they own.



     In connection with our acquisition of Cynara in November 1998, Capricorn II invested $5.3 million in our company in exchange for our convertible promissory note. We used the proceeds to finance a portion of the acquisition costs. In December 1998, Capricorn II elected to convert the note, and we issued 504,762 shares of our common stock to Capricorn II.



     See "Management -- Employment Agreement" and "-- Individual Employee Stock Options" for information regarding:



     - a loan by us to Mr. Gregory;



     - his purchase of shares of our common stock with the proceeds of the loan;



     - our agreement to pay him a bonus on completion of this offering sufficient to allow him to pay his loan; and



     - our redemption of a portion of the options held by Mr. Gregory to purchase shares of our common stock and the issuance of a new option to Mr. Gregory.


CAPRICORN MANAGEMENT, G.P.


     Capricorn Management, G.P. is an entity controlled by Mr. Winokur. It provides management services to Capricorn I and Capricorn II. We agreed in 1989 to pay $350,000 per year plus specified out-of-pocket expenses to Capricorn Management to reimburse it for costs and expenses incurred by it and its employees to perform specified management and other responsibilities. These services included, during periods of their common ownership, services to PTH, whose capital stock we distributed to Capricorn I on June 30, 1997, and to another affiliate which has been sold. Effective July 1, 1997, we amended the contract to limit the services provided by Capricorn Management to advisory information and research services and administrative services and to reduce the cost reimbursement to $75,000 a year. The services provided include office space and parking in Connecticut for our Chief Executive Officer and reception, telephone and computer services and other normal office support relating to that space. We paid Capricorn Management:



     - $350,000 for fiscal 1996;



     - $144,000 for fiscal 1997;



     - $163,000 for fiscal 1998; and



     - $56,000 for the nine months ended December 31, 1998.



Our agreement with Capricorn Management has been extended to June 30, 2000.



     In June 1989, we entered into an agreement with Capricorn Management that was assigned by Capricorn Management to Capricorn Holdings. Mr. Winokur is the Chairman and Chief Executive Officer of Capricorn Holdings. Under the agreement, we were required to pay a fee to Capricorn Holdings, contingent upon the occurrence of specified events. During 1997, those events occurred and we paid a fee of $374,000. We do not owe any further amounts under this agreement.



     Employees of Capricorn Management participated in some of our medical insurance and benefit plans in 1996 and 1997, for which Capricorn Management reimbursed us. The balances for reimbursement due at the end of fiscal 1996, 1997 and 1998 were $25,800, $115,700 and $229,900, respectively. All of these expenses have been fully reimbursed and there is currently no outstanding balance.



SUBSIDIARIES OF CAPRICORN I



     PTH. PTH was a wholly owned subsidiary of ours until June 30, 1997. As a consequence, we filed consolidated federal income tax returns that included PTH through that date. On that day, we distributed all the outstanding capital stock of PTH as a dividend on our common stock, all of which was then owned by Capricorn I. For additional information regarding this distribution, see "Risk Factors." At the time of the distribution, we obtained an opinion of our counsel to the effect that the distribution would not be subject to federal income tax either to us or to Capricorn I. We also entered into a tax allocation agreement under which PTH agreed to accept liability for any federal income tax resulting from the failure of the distribution to qualify as a tax free spin-off, other than any liability resulting from specific actions by us during the two years following the distribution.



     In September 1999, our board approved a transaction in which PTH will pay us $0.4 million and we agreed, in connection with a reorganization and liquidation of PTH, to terminate PTH's obligation under the tax allocation agreement to accept liability for federal income tax resulting from the distribution.



     As an unrelated matter, we currently provide tax consulting and analysis services to PTH for which we are paid $7,000 per month. These services will no longer be required following completion of the reorganization of PTH.



     Tyler. Tyler, a subsidiary of PTH, is one of three companies, including National Tank Company, that were acquired by us from C-E in 1989. At that time, we assumed the obligations for retired employee health and life insurance discussed under "Risk Factors." In 1996, these obligations were assumed severally by Tyler, our subsidiary National Tank Company and the other company so acquired.



     In September 1999, our board approved a transaction in which we agreed, in connection with the reorganization and liquidation of PTH, to assume responsibility for Tyler's portion of these retired employee health and life insurance obligations. In consideration of our agreement to that effect, Tyler will pay us $1.0 million, representing the accrued liability with respect to these obligations, as determined by an independent actuarial firm.



MISCELLANEOUS



     Winokur Note and Option. On November 7, 1997, we loaned $1.5 million to Mr. Winokur. The purpose of the loan was to provide a portion of the funds that Mr. Winokur used to purchase the limited partnership interests of the former co-general partner of Capricorn I. The portion of our common stock held by Capricorn I that was attributable to those interests was 173,050 shares. The arrangements that we entered into with Mr. Winokur were designed to allow us to acquire those shares of our common stock when distributed to Mr. Winokur by Capricorn I. The price of those shares was $8.81 per share plus the interest expense incurred by Mr. Winokur in financing the purchase of the co-general partner's interest.



     Those arrangements were as follows: Mr. Winokur issued his full recourse promissory note to us in the amount of $1.5 million. The note bore interest at 10% per year or, at our election, a rate determined by formula. The note matured on March 31, 1998. At that time, Mr. Winokur refinanced the note obligation by issuing a new promissory note payable to us in the amount of $1.6 million, consisting of the original principal plus accrued but unpaid interest. The new promissory note bears interest at 11% per year and is due on the date on which the 173,050 shares of our common stock described above have been distributed by Capricorn I to Mr. Winokur.



     As of the same date, March 31, 1998, we purchased, for $200,000, an option from Mr. Winokur to purchase 173,050 shares of our common stock at a price of $8.81 per share. The option becomes exercisable on the date on which Capricorn I's holdings of our common stock have been distributed to its partners.



     We anticipate that we will exercise this option promptly after Capricorn I makes a distribution of our common stock to its partners. Our total cost of those 173,050 shares will be $1,724,571 or $9.97 per share. This is composed of the $1,524,571 we must pay to exercise the option in full and the $200,000 we paid for the option. We anticipate that we will offset the exercise price of the option against Mr. Winokur's obligations to pay the principal and interest on his note.



     Cynara Management Fee. Prior to our acquisition of Cynara, Cynara paid a monthly management fee of $25,000 to Heller Hickox Dimeling Schreiber and Park. George K. Hickox, Jr., who is director of our company, is a general partner of Heller Hickox Dimeling Schreiber and Park. Cynara paid management fees of $75,000 during 1996, $187,500 during 1997, and $250,000 during 1998 and reimbursed expenses of Mr. Hickox's firm. The management agreement was terminated upon completion of the acquisition of Cynara.



     We believe that the transactions described above were no less favorable to us than those that would have otherwise been obtainable in arms' length transactions with unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of our common stock as of August 31, 1999, and as adjusted to reflect the sale of our common stock in this offering. The following table presents information on:



     - each director;



     - each named executive officer;



     - each person who is known by us to own beneficially 5% or more of our common stock;



     - all our directors and executive officers as a group; and



     - Capricorn I, as the selling stockholder.



                                             SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                                    OWNED                                  OWNED
                                            PRIOR TO THE OFFERING    SHARES TO BE   AFTER THE OFFERING
                                            ----------------------   SOLD IN THE    -------------------
      NAME OF BENEFICIAL OWNER(1)(2)          NUMBER      PERCENT      OFFERING      NUMBER     PERCENT
      ------------------------------        -----------   --------   ------------   ---------   -------
Capricorn I(3)............................   5,563,667     59.9%             --            --        %
Capricorn II(4)...........................   3,087,021     33.2%             --     3,087,021    21.6%
Herbert S. Winokur, Jr.(5)................   8,650,688     93.1%             --            --        %
Nathaniel A. Gregory(6)(7)................   4,103,957     44.2%             --     4,103,957    26.8%
E. Hale Staley(7).........................      33,334         *             --        33,334       *
Patrick M. McCarthy(7)....................     137,501         *             --       137,501       *
William B. Wiener III(8)..................          --        --             --            --      --
C. Frank Smith(7).........................      50,001         *             --        50,001       *
R. Volz, Jr.(7)...........................      33,334         *             --        33,334       *
Howard I. Bull............................       4,000         *             --         4,000       *
Keith K. Allan............................       4,000         *             --         4,000       *
George K. Hickox, Jr. ....................      83,708         *             --        83,708       *
All directors and executive officers as a
  group (14 persons)(5)(6)(7).............  10,057,252      100%             --                      %


------------------------------

 *  Less than 1%.
(1) Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.
(2) The address of Capricorn I, Capricorn II and Mr. Winokur is 30 East Elm Street, Greenwich, Connecticut 06830.

(3) A Delaware limited partnership of which Capricorn Holdings L.P. is the general partner. Mr. Winokur, a director of our company, controls the general partner of Capricorn Holdings L.P.


(4) A Delaware limited partnership of which Capricorn Holdings LLC is the general partner. Messrs. Winokur and Gregory, directors of our company, are the managing member and a member of Capricorn Holdings LLC, respectively.


(5) The 8,650,688 shares indicated as beneficially owned by Mr. Winokur are owned directly by Capricorn I and Capricorn II and are included due to Mr. Winokur's affiliation with Capricorn I and Capricorn II.


(6) Of the 4,103,957 shares indicated as beneficially owned by Mr. Gregory, 3,087,021 are owned directly by Capricorn II and are included because of Mr. Gregory's affiliation with Capricorn II.


(7) The shares beneficially owned by Messrs. Gregory, Staley, McCarthy, Smith and Volz include 880,104, 33,334, 137,501, 50,001 and 33,334 shares, respectively, that may be acquired within 60 days through the exercise of stock options. The shares owned by the executive officers and directors as a group include 1,186,024 shares that may be acquired within 60 days through the exercise of stock options.


(8) Mr. Wiener resigned from our company effective May 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Our authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. Of the 50,000,000 shares of common stock, 45,000,000 shares are designated Class A common stock and 5,000,000 shares are designated Class B common stock. As of August 31, 1999, 9,287,520 shares of common stock were outstanding, of which 500,000 shares were Class B common stock and the balance were Class A common stock. The shares to be sold in this offering are Class A common stock.



     Prior to this offering, there has been no public market for our common stock. Although we have made application to list the common stock on the NYSE, we cannot assure you that a market for our common stock will develop or, if one develops, that it will be sustained.


COMMON STOCK


     We amended our charter in connection with the acquisition of Cynara to divide our common stock into two classes. The shares issued to the former Cynara stockholders were shares of Class B common stock. There will be, until the completion of this offering, significant differences between the Class A and Class B common stock. At that time, however, these differences will terminate, except the rights of the holders of Class B common stock:



     - to elect a director to our board; and



     - to vote as a class with respect to any charter amendment that would authorize additional Class B common stock or would adversely affect their right to elect a director.



     The rights attaching to the Class B common stock are personal to the initial holders of shares of that class and will not, with express exceptions, continue to attach to shares transferred to others. Each share of Class B common stock may be converted at any time into one share of Class A common stock. On January 1, 2002, the Class B common stock converts automatically into Class A common stock to constitute a single class of common stock. There being no other differences between the classes of our common stock, we do not, in the description that follows, distinguish between those classes.



     Each holder of common stock is entitled to one vote for each share of common stock on all matters voted on by our stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Subject to any preferences accorded to the holders of the preferred stock, holders of common stock are entitled to receive ratably any dividends that our board declares out of legally available funds. NATCO Group Inc. has never paid cash dividends on our common stock, and we do not intend to pay dividends in the foreseeable future. Our credit facilities contain provisions that have the effect of restricting us from paying dividends on the common stock. Holders of common stock will share equally in our assets on the liquidation, dissolution or winding up of our company, after payment of debts, expenses and the liquidation preference plus any accrued dividends on any outstanding shares of preferred stock. The holders of common stock have no preemptive, subscription, redemptive or conversion rights. The outstanding shares of common stock are, and the shares of common stock being sold in this offering will be, validly issued, fully paid and nonassessable.


PREFERRED STOCK


     General. Our board has authority, without stockholder approval, to issue shares of preferred stock in one or more series and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including:



     - dividend rights;



     - conversion rights;

     - voting powers;



     - redemption rights; and



     - liquidation preferences.



     The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock. It could also affect the likelihood that holders of common stock will receive dividend payments and payments upon liquidation. We have no present plans to issue any preferred stock.



     One of the consequences of our authorized but unissued common stock and undesignated preferred stock may be to enable our board to make more difficult or to discourage an attempt to obtain control of our company. Use of the common or preferred stock for this purpose might also protect incumbent management. If, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of those shares without stockholder approval. The shares could be issued in one or more transactions that might prevent or make the completion of the change of control transaction more difficult or costly by:



     - diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;



     - creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; and



     - effecting an acquisition that might complicate or preclude the takeover.



In this regard, our charter grants our board broad power to establish the rights and preferences of the authorized and unissued preferred stock. Our board could establish one or more series of preferred stock which entitle holders:



     - to vote separately as a class on any proposed merger or consolidation;



     - to cast a proportionately larger vote together with the common stock on any transaction or for all purposes;



     - to elect directors having terms of office or voting rights greater than those of other directors;



     - to convert preferred stock into a greater number of shares of common stock or other securities;



     - to demand redemption at a specified price under prescribed circumstances related to a change of control of our company; or



     - to exercise other rights designed to impede a takeover.



     Series A Junior Participating Preferred Stock. Our board has, in conjunction with its adoption of our rights agreement, designated 500,000 shares of preferred stock as the Series A Junior Participating Preferred Stock. The terms of this Series A preferred stock are designed so that the value of each one-hundredth of a share that may be purchased upon exercise of a right will approximate the value of one share of common stock. The Series A preferred stock is nonredeemable and will rank junior to all other series of preferred stock. Each whole share of Series A preferred stock is entitled to receive a cumulative quarterly preferential dividend in an amount per share equal to the greater of:



     - $1.00 in cash, or



     - 100 times the dividend declared on the common stock.

Upon liquidation, the holders of the Series A preferred stock are entitled to receive a preferential liquidation payment equal to the greater of:



     - $100.00 per share, or



     - 100 times the payment made on the common stock,



plus, in either case, the accrued and unpaid dividends and distributions on the Series A preferred stock. Upon any merger, consolidation or other transaction in which the common stock is exchanged for or changed into other stock or securities, cash or other property, each whole share of Series A preferred stock is entitled to receive 100 times the amount received per share of common stock. Each whole share of Series A preferred stock is entitled to 100 votes on all matters submitted to a vote of the stockholders of our company. Holders of Series A preferred stock will generally vote together as one class with the holders of common stock and any other capital stock on all matters submitted to a vote of stockholders of our company.



CHARTER AND BYLAW PROVISIONS



     Stockholder Action by Written Consent. Our bylaws provide that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board. This provision makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board.



     Amendment of the Bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our charter and bylaws grant our board the power to adopt, amend and repeal our bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of a majority of the common stock present at the meeting or by unanimous written consent.



     Special Meetings of Stockholders. Our bylaws provide that a special meeting of stockholders may be called only by a written request signed by the holders of at least 10% of our outstanding common stock.


RIGHTS TO PURCHASE PREFERRED STOCK


     On May 5, 1998, our board declared a dividend of one preferred share purchase right for each outstanding share of common stock held of record on May 15, 1998. It also approved the further issuance of rights with respect to all shares of common stock that we issue after that date and prior to the rights becoming exercisable. The rights were issued under a rights agreement between our company and ChaseMellon Shareholder Services, L.L.C., as rights agent. When the rights become exercisable, each right will entitle the registered holder to purchase from us one-hundredth of a share of Series A preferred stock at a price of $72.50 in cash, subject to adjustment. Until the occurrence of specified events, the rights:



     - are not exercisable;



     - will be evidenced by the certificates for our common stock; and



     - will not be transferable apart from our common stock.

     Detachment of Rights; Exercise. The rights are currently attached to all certificates representing outstanding shares of common stock and no separate right certificates have been distributed. The rights will separate from the common stock on a distribution date, which will occur upon the earlier of:



     - ten business days following the public announcement that a person or group has acquired beneficial ownership of 15% or more of our outstanding voting securities; or



     - ten business days following the commencement or announcement of an intention to commence a tender offer or exchange offer, which, if completed, would result in the beneficial ownership by a person or group of 15% or more of our outstanding voting securities.



     The rights are not exercisable until the distribution date. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date. After mailing, the separate certificates alone will evidence the rights.



     If a person or group were to acquire 15% or more of our voting securities, each right then outstanding would become a right to buy that number of shares of common stock that at the time of the acquisition of 15% or more of our voting securities would have a market value of two times the purchase price of the right. Rights beneficially owned by the acquiring person or group would, however, become null and void.



     If, following the occurrence of a distribution date, we were acquired in a merger or other business combination transaction, the rights agreement requires that the documents relating to the business combination must contain provisions relating to the rights. Those documents must provide that, after the merger or other business combination, each holder of a right would have the right to receive, upon exercise at the then current purchase price, that number of shares of common stock of the acquiring company that at the time would have a market value of two times the purchase price of the right.



     Antidilution and Other Adjustments. The number of shares or fractions of Series A preferred stock or other securities or property issuable upon exercise of the rights, and the purchase price payable, are subject to customary adjustments from time to time to prevent dilution. The number of outstanding rights and the number of shares or fractions of Series A preferred stock issuable upon exercise of each right are also subject to adjustment if any of the following events occurs prior to the distribution date:



     - a stock dividend on our common stock payable in our common stock; or



     - any subdivision, consolidation or combination of our common stock.



     Exchange Option. At any time after the acquisition by a person or group of beneficial ownership of 15% or more but less than 50% of our outstanding voting securities, our board may, at its option, issue common stock in mandatory redemption of all or part of the rights. Any rights owned by the acquiring person or group would become null and void. The redemption must be at an exchange ratio of one share of our common stock for each two shares of our common stock for which each right is then exercisable, subject to adjustment.



     Redemption of Rights. At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of our outstanding voting securities, our board may redeem all but not less than all the then outstanding rights at a price of $.01 per right. The redemption of the rights may be made effective at the time, on the basis and with the conditions that the board may establish. Immediately after our board's decision to redeem the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.



     Expiration; Amendment of Rights. The rights will expire on May 15, 2008, unless earlier extended, redeemed or exchanged. Our board may amend the terms of the rights without the consent of the holders of the rights. This includes amendments to extend the expiration date of the rights, and, if a distribution date has not occurred, to extend the period during which the rights may be redeemed. After the first public announcement that a person or group has become the beneficial owner of 15% or more of our outstanding voting securities, no amendment may materially and adversely affect the interests of holders of the rights.


DELAWARE ANTITAKEOVER LAW


     We are subject to Section 203 of the Delaware General Corporation Law. That section prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder. An interested stockholder is any person, other than the corporation and any of its majority-owned subsidiaries, who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors.



EFFECTS OF RIGHTS AND ANTITAKEOVER LAW



     The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us without the approval of our board. Moreover, the rights and the above provisions of the Delaware law may tend to deter any potential unfriendly offers or other efforts to obtain control of our company that are not approved by our board. This may deprive the stockholders of opportunities to sell shares of our common stock at prices higher than the prevailing market price. On the other hand, the rights and these provisions will tend to assure continuity of management and corporate policies and to induce any person seeking control of our company or a business combination with our company to negotiate on terms acceptable to our board of directors.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, we will have 14,287,520 shares of common
stock outstanding (            shares if the underwriters fully exercise their
over-allotment option). Of these outstanding shares of common stock, the
        shares to be sold in this offering (        if the underwriters fully
exercise their over-allotment option) will be freely tradeable without restriction or further registration under the Securities Act. This assumes none of them is purchased by an "affiliate" of our company, as that term is defined in Rule 144 under the Securities Act.



     The remaining         shares of common stock outstanding after this
offering will be "restricted securities" within the meaning of Rule 144 and may not be sold in a public distribution except in compliance with the registration requirements of the Act or an applicable exemption under the Act, including an exemption pursuant to Rule 144. Restricted securities are eligible for sale in the public market pursuant to Rule 144 no sooner than one year from the date of acquisition. Sales may be effected after expiration of this "holding period" in compliance with specified volume and transactional limitations of Rule 144.



     After completion of this offering, the current stockholders will own the shares of our common stock shown below subject to the "holding-period" shown:



            STOCKHOLDER OR GROUP              NUMBER OF SHARES              HOLDING PERIOD
--------------------------------------------  ----------------   ------------------------------------
Capricorn I.................................                     Expired
Capricorn II................................     3,087,021       Expired as to 2,582,259 shares;
                                                                 holding period as to balance expires
                                                                 November 1999
Former Cynara Stockholders..................       500,000*      Expires November 1999
Nathaniel A. Gregory........................       136,832       Expires July 2000


---------------


* Based on operations through September 30, 1999, approximately 300,000 additional shares have been earned and will be issued on November 30, 1999. Up to a total of 950,000 additional shares may be earned at March 31, 2000 and December 31, 2000.

     All these stockholders have agreed with the underwriters that they will not, without the consent of Donaldson, Lufkin & Jenrette Securities Corporation, sell any shares of our common stock for a period of 180 days following the date
of this prospectus. An aggregate of         shares of our common stock that are
currently outstanding will be available for sale in Rule 144 transactions following expiration of that 180 day period. Moreover, all the stockholders listed above, including the former Cynara stockholders, are entitled to rights of registration of the offering and sale of their shares under the Securities Act.



     As of September 30, 1999, we have reserved an aggregate of 1,795,947 shares of common stock for issuance upon exercise of options of which 1,347,527 are exercisable immediately upon completion of this offering. See
"Management -- Executive Compensation -- Stock Option Plans."



                                  UNDERWRITING



     Subject to the terms and conditions of an underwriting agreement, dated
            , 1999, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc. and Simmons & Company International, have severally agreed to purchase an
aggregate of      shares from us and      shares from the selling stockholder.
The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below.



                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------                                                  ---------
Donaldson, Lufkin & Jenrette Securities Corporation.........
Salomon Smith Barney Inc. ..................................
Simmons & Company International.............................
                                                              --------
          Total.............................................
                                                              ========



     The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock included in this offering are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock (other than those covered by the over-allotment option described below) if they purchase any of the shares of common stock.



     The underwriters initially propose to offer some of the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares of common stock to certain dealers (including the underwriters) at the public offering price less a
concession not in excess of $     per share. The underwriters may allow, and
such dealers may re-allow, a concession not in excess of $     per share on
sales to certain other dealers. After the initial offering of the common stock to the public, the representatives may change the public offering price and other selling terms at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.



     We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase, from time to time, in whole or
in part, up to           additional shares of common stock at the public
offering price less underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares of common stock approximately proportionate to its initial purchase commitment.

     The following table shows the underwriting fees we will pay to the underwriters in connection with this offering. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.



                                                              NO EXERCISE   FULL EXERCISE
Per share...................................................   $              $
Total.......................................................   $              $



     We estimate our expenses relating to the offering to be $800,000.



     We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make with respect to these liabilities.



     Our officers, directors and stockholders (including the selling stockholder) have agreed that they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, offer, sell or otherwise dispose of: (1) any shares of common stock; (2) options or warrants to acquire shares of common stock; or (3) securities convertible into or exchangeable for shares of common stock owned by them, for a period of 180 days after the date of this prospectus. We have agreed not to offer, sell or otherwise dispose of any of the above securities for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale."



     At our request, the underwriters have reserved up to 5% of the shares offered hereby for sale at the initial public offering price to certain of our employees and members of their immediate families. The number of shares available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.



     Application will be made to list our common stock on the NYSE under the symbol "NTG." In order to meet the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.



     Other than in the United States, no action has been taken by us, the selling stockholder or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares of common stock included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.



     DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in the offering over the Internet. The underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. for sale to its brokerage account holders.



     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. The underwriters may also bid for and purchase shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.



     Prior to this offering, there has been no established market for our common stock. The initial public offering price for the shares of common stock offered by this prospectus will be determined by negotiation between us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:



     - the history of and the prospects for the industry in which we compete;



     - our past and present operations;



     - our historical results of operations;



     - the recent market prices of securities of generally comparable companies; and



     - general conditions of the securities market at the time of this offering.



     Affiliates of Donaldson, Lufkin & Jenrette Securities Corporation own limited partnership interests in Capricorn I and Capricorn II. Affiliates of Salomon Smith Barney Inc. own limited partnership interests in Capricorn II.


                                 LEGAL MATTERS


     The validity of the shares of common stock offered by this prospectus is being passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the shares of common stock offered by this prospectus will be passed upon for the underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P.


                                    EXPERTS


     The consolidated financial statements of NATCO Group Inc. and its subsidiaries as of March 31, 1998 and December 31, 1998 and for each of the fiscal years in the two-year period ended March 31, 1998 and the nine-month period ended December 31, 1998 have been included herein and in the registration statement of which this prospectus is a part in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



     The financial statements of The Cynara Company at December 31, 1997 and 1996, and for the year ended December 31, 1997 and for the period from March 5, 1996 (date of inception) to December 31, 1996, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



     The financial statements of Porta-Test International Inc. as of June 30, 1999 and for the year then ended have been included herein and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



     The combined financial statements of Engineering Specialties, Inc. and Engineering Specialties FSC, Inc. as of December 31, 1998 and for the year then ended have been included herein and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION


     This prospectus is part of a registration statement we have filed with the SEC relating to our common stock. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and our common stock. You can read and copy the registration, exhibits and schedules at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048, and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.



     Following this offering, we will be required to file current reports, quarterly reports, annual reports, proxy statements and other information with the SEC. You may read and copy those reports, proxy statements and other information at the SEC's Public Reference Room and regional offices or through its Internet site. We intend to furnish our stockholders with annual reports that will include a description of our operations and audited consolidated financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
NATCO GROUP INC. AND SUBSIDIARIES
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of March 31, 1998, December
  31, 1998, and June 30, 1999 (unaudited)...................   F-3
Consolidated Statements of Operations for the years ended
  March 31, 1997 and 1998, for the nine months ended
  December 31, 1998, and for the six months ended June 30,
  1998 and 1999 (unaudited).................................   F-4
Consolidated Statements of Stockholders' Equity and
  Comprehensive Income for the years ended March 31, 1997
  and 1998, for the nine months ended December 31, 1998, and
  for the six months ended June 30, 1999 (unaudited)........   F-5
Consolidated Statements of Cash Flows for the years ended
  March 31, 1997 and 1998, for the nine months ended
  December 31, 1998, and for the six months ended June 30,
  1998 and 1999 (unaudited).................................   F-6
Notes to Consolidated Financial Statements..................   F-7
THE CYNARA COMPANY
Report of Independent Auditors..............................  F-30
Balance Sheets as of December 31, 1996 and 1997, and
  September 30, 1998 (unaudited)............................  F-31
Statements of Operations for the period from March 5, 1996
  (date of inception) to December 31, 1996 and for the year
  ended December 31, 1997, and for the nine months ended
  September 30, 1997 and 1998 (unaudited)...................  F-32
Statements of Stockholders' Equity as of December 31, 1996
  and 1997, and September 30, 1998 (unaudited)..............  F-33
Statements of Cash Flows for the period from March 5, 1996
  (date of inception) to December 31, 1996, and for the year ended December 31, 1997, and for the nine months ended
  September 30, 1997 and 1998 (unaudited)...................  F-34
Notes to Financial Statements...............................  F-35
PORTA-TEST INTERNATIONAL INC.
Independent Auditors Report.................................  F-42
Balance Sheet as of June 30, 1999...........................  F-43
Statement of Operations for the year ended June 30, 1999....  F-44
Statement of Stockholders' Equity and Comprehensive Loss as
  of and for the year ended June 30, 1999...................  F-45
Statement of Cash Flows for the year ended June 30, 1999....  F-46
Notes to Financial Statements...............................  F-47
ENGINEERING SPECIALTIES, INC. AND ENGINEERING SPECIALTIES
  FSC, INC.
Independent Auditors Report.................................  F-52
Combined Balance Sheets as of December 31, 1998 and June 30,
  1999 (unaudited)..........................................  F-53
Combined Statements of Operations for the year ended
  December 31, 1998 and for the six months ended June 30,
  1998 and 1999 (unaudited).................................  F-54
Combined Statements of Stockholders' Equity and
  Comprehensive Income for the year ended December 31, 1998
  and for the six months ended June 30, 1999 (unaudited)....  F-55
Combined Statements of Cash Flows for the year ended
  December 31, 1998 and for the six months ended June 30,
  1998 and 1999 (unaudited).................................  F-56
Notes to Combined Financial Statements......................  F-57

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
NATCO Group Inc.:


     We have audited the accompanying consolidated balance sheets of NATCO Group Inc., and subsidiaries as of March 31, 1998 and December 31, 1998 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NATCO Group Inc. and subsidiaries as of March 31, 1998 and December 31, 1998 and the results of their operations and their cash flows for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998 in conformity with generally accepted accounting principles.



                                            KPMG LLP


Houston, Texas

March 5, 1999

                       NATCO GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                              MARCH 31,   DECEMBER 31,    JUNE 30,
                                                                1998          1998          1999
                                                                                         (UNAUDITED)
                           ASSETS

Current assets:
  Cash and cash equivalents.................................   $   941      $  2,380      $  1,428
  Restricted cash...........................................       549           883            --
  Trade accounts receivable, less allowance for doubtful
    accounts of $965, $579 and $560 as of March 31, 1998,
    December 31, 1998, and June 30, 1999 respectively.......    43,945        42,585        35,208
  Inventories...............................................    20,096        22,254        19,731
  Notes receivable from director............................     1,576         1,717         1,803
  Net deferred income tax assets............................     2,590         2,871         1,894
  Income tax receivable.....................................        --         1,055         1,671
  Prepaid expenses and other current assets.................     1,655           857         1,138
                                                               -------      --------      --------
         Total current assets...............................    71,352        74,602        62,873
Property, plant and equipment, net..........................     9,332        18,294        18,120
Goodwill....................................................     7,416        18,194        16,648
Net deferred income tax assets..............................     6,162         6,230         6,797
Other assets, net...........................................     1,151         1,092         1,030
                                                               -------      --------      --------
         Total assets.......................................   $95,413      $118,412      $105,468
                                                               =======      ========      ========

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current installments of long-term debt....................   $ 1,682      $  4,693      $  4,693
  Revolving credit bank loan................................     4,147         1,585         1,929
  Accounts payable..........................................    24,182        20,351        14,533
  Accrued expenses and other................................    13,573        13,758        10,825
  Customer advances.........................................     2,057         2,749           721
  Income taxes payable......................................     1,269            --            --
                                                               -------      --------      --------
         Total current liabilities..........................    46,910        43,136        32,701
Long-term debt, excluding current installments..............    27,890        35,499        32,443
Postretirement benefit liability............................    15,194        15,587        15,986
                                                               -------      --------      --------
         Total liabilities..................................    89,994        94,222        81,130
                                                               -------      --------      --------
Stockholders' equity:
  Preferred stock $.01 par value. 5,000,000 shares
    authorized; no shares outstanding.......................        --            --            --
  Class A Common stock, $.01 par value. Authorized
    45,000,000 shares; issued and outstanding 6,666,668,
    8,650,688 and 8,650,688 shares as of March 31, 1998,
    December 31, 1998 and June 30, 1999, respectively.......        67            86            86
  Class B Common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 0, 500,000 and 500,000
    shares as of March 31, 1998, December 31, 1998, and June
    30, 1999, respectively..................................        --             5             5
  Additional paid-in capital................................    20,272        38,888        38,651
  Accumulated deficit.......................................    (9,470)       (8,818)       (8,672)
  Treasury stock, 470,188 shares at cost....................    (4,350)       (4,550)       (4,550)
  Accumulated other comprehensive loss......................    (1,100)       (1,421)       (1,182)
                                                               -------      --------      --------
         Total stockholders' equity.........................     5,419        24,190        24,338
                                                               -------      --------      --------
Commitments and contingencies
         Total liabilities and stockholders' equity.........   $95,413      $118,412      $105,468
                                                               =======      ========      ========


          See accompanying notes to consolidated financial statements.

                       NATCO GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                   FOR THE
                                          FOR THE YEAR ENDED     NINE MONTHS    FOR THE SIX MONTHS
                                               MARCH 31,            ENDED         ENDED JUNE 30,
                                          -------------------   DECEMBER 31,    ------------------
                                            1997       1998         1998          1998      1999
                                                                                   (UNAUDITED)
Revenues................................  $126,657   $202,023     $145,611      $106,658   $86,175
Cost of goods sold......................   100,803    161,801      115,521        85,635    65,821
                                          --------   --------     --------      --------   -------
  Gross profit..........................    25,854     40,222       30,090        21,023    20,354
Selling, general and administrative
  expense...............................    23,313     28,553       24,530        15,274    15,321
Depreciation and amortization expense...       862      1,322        1,473           795     2,311
Interest expense........................     1,861      2,992        2,215         1,347     1,673
Interest cost on postretirement benefit
  liability.............................       957      1,048          786           524       523
Revaluation loss on postretirement
  benefit liability.....................     1,466        159           53            --        --
Interest income.........................      (116)      (140)        (227)         (101)      (99)
                                          --------   --------     --------      --------   -------
  Income (loss) from continuing
     operations before income taxes.....    (2,489)     6,288        1,260         3,184       625
Income tax provision (benefit)..........      (659)     1,141          608           594       479
                                          --------   --------     --------      --------   -------
  Income (loss) from continuing
     operations.........................    (1,830)     5,147          652         2,590       146
Gain on disposal of PTH division (net of
  applicable income taxes of $3,807)....  $  4,788         --           --            --        --
Income from discontinued operations (net
  of applicable income tax expense
  (benefit) of $(825) and $395,
  respectively).........................     1,100        767           --            --        --
                                          --------   --------     --------      --------   -------
  Net income............................  $  4,058   $  5,914     $    652      $  2,590   $   146
                                          ========   ========     ========      ========   =======
Basic earnings per share:
  Continuing operations.................  $  (0.31)  $   0.68     $   0.08      $   0.32   $  0.02
  Discontinued operations...............      0.98       0.10           --            --        --
                                          --------   --------     --------      --------   -------
  Net income............................      0.67       0.78         0.08      $   0.32      0.02
                                          ========   ========     ========      ========   =======
Diluted earnings per share:
  Continuing operations.................     (0.28)      0.64         0.07      $   0.29      0.01
  Discontinued operations...............      0.92       0.09           --            --        --
                                          --------   --------     --------      --------   -------
  Net income............................      0.64       0.73         0.07      $   0.29      0.01
                                          ========   ========     ========      ========   =======
Basic weighted average number of shares
  of common stock outstanding...........     6,032      7,623        8,243         8,146     9,151
Diluted weighted average number of
  shares of common stock outstanding....     6,371      8,067        8,942         8,876     9,824


          See accompanying notes to consolidated financial statements.

                       NATCO GROUP INC. AND SUBSIDIARIES


    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                             (DOLLARS IN THOUSANDS)

                                                          COMMON
                                         COMMON            STOCK                                            ACCUMULATED
                                         SHARES            CLASS     ADDITIONAL                                OTHER
                                   -------------------   ---------    PAID-IN     ACCUMULATED   TREASURY   COMPREHENSIVE
                                       A          B       A     B     CAPITAL       DEFICIT      STOCK         LOSS
Balances at March 31, 1996.......  4,553,334        --   $ 1    --    $11,142      $(14,673)    $(4,350)      $  (563)
Purchase of warrant..............         --        --    --    --     (2,889)         (211)         --            --
Stockholder note repayment.......         --        --    --    --         --            --          --            --
Employee stock compensation......         --        --    --    --      1,241            --          --            --
Change of equity of minority
  interest.......................         --        --    --    --        129            --          --            --
Comprehensive income Net income..         --        --    --    --         --         4,058          --            --
  Foreign currency translation
    adjustment...................         --        --    --    --         --            --          --          (201)
                                   ---------   -------   ---   ---    -------      --------     -------       -------
Total comprehensive income.......         --        --    --    --         --            --          --            --
                                   ---------   -------   ---   ---    -------      --------     -------       -------
Balances at March 31, 1997.......  4,553,334        --   $ 1    --    $ 9,623      $(10,826)    $(4,350)      $  (764)
Issue common stock...............  2,113,334        --    16    --     10,624            --          --            --
Stock split......................         --        --    50    --        (50)           --          --            --
Change in equity of minority
  interest.......................         --        --    --    --        (11)           --          --            --
Dividends paid...................         --        --    --    --         --        (4,558)         --            --
Comprehensive income Net income..         --        --    --    --         --         5,914          --            --
  Foreign currency translation
    adjustment...................         --        --    --    --         --            --          --          (336)
                                   ---------   -------   ---   ---    -------      --------     -------       -------
Total comprehensive income.......         --        --    --    --         --            --          --            --
                                   ---------   -------   ---   ---    -------      --------     -------       -------
Employee stock compensation......         --        --    --    --         86            --          --            --
Note repayment...................         --        --    --    --         --            --          --            --
                                   ---------   -------   ---   ---    -------      --------     -------       -------
Balances at March 31, 1998.......  6,666,668        --   $67    --    $20,272      $ (9,470)    $(4,350)      $(1,100)
Conversion of subordinated
  debt...........................  1,479,258        --    14    --      8,172            --          --            --
Issue common stock for
  acquisition....................         --   500,000    --     5      5,245            --          --            --
Issue common stock...............    504,762        --     5    --      5,295            --          --            --
Employee stock compensation......         --        --    --    --         23            --          --            --
Stock options repurchased........         --        --    --    --       (119)           --          --            --
Call option on common stock......         --        --    --    --         --            --        (200)           --
Comprehensive income
  Net income.....................         --        --    --    --         --           652          --            --
  Foreign currency translation
    adjustment...................         --        --    --    --         --            --          --          (321)
                                   ---------   -------   ---   ---    -------      --------     -------       -------
Total comprehensive income.......         --        --    --    --         --            --          --            --
                                   ---------   -------   ---   ---    -------      --------     -------       -------
Balances at December 31, 1998....  8,650,688   500,000   $86   $ 5    $38,888      $ (8,818)    $(4,550)      $(1,421)
Employee stock compensation
  (unaudited)....................         --        --    --    --         --            --          --            --
Stock options repurchased
  (unaudited)....................         --        --    --    --       (237)           --          --            --
Comprehensive income
  Net income (unaudited).........         --        --    --    --         --           146          --            --
  Foreign currency translation
    adjustment (unaudited).......         --        --    --    --         --            --          --           239
                                   ---------   -------   ---   ---    -------      --------     -------       -------
Total comprehensive income
  (unaudited)....................         --        --    --    --         --            --          --            --
                                   ---------   -------   ---   ---    -------      --------     -------       -------
Balances at June 30, 1999
  (unaudited)....................  8,650,688   500,000   $86   $ 5    $38,651      $ (8,672)    $(4,550)      $(1,182)
                                   =========   =======   ===   ===    =======      ========     =======       =======


                                      NOTES
                                    RECEIVABLE         TOTAL
                                       FROM        STOCKHOLDERS'
                                   STOCKHOLDERS   EQUITY (DEFICIT)
Balances at March 31, 1996.......     $(425)          $(8,868)
Purchase of warrant..............        --            (3,100)
Stockholder note repayment.......         4                 4
Employee stock compensation......        --             1,241
Change of equity of minority
  interest.......................        --               129
Comprehensive income Net income..        --             4,058
  Foreign currency translation
    adjustment...................        --              (201)
                                      -----           -------
Total comprehensive income.......        --             3,857
                                      -----           -------
Balances at March 31, 1997.......     $(421)          $(6,737)
Issue common stock...............        --            10,640
Stock split......................        --                --
Change in equity of minority
  interest.......................        --               (11)
Dividends paid...................        --            (4,558)
Comprehensive income Net income..        --             5,914
  Foreign currency translation
    adjustment...................        --              (336)
                                      -----           -------
Total comprehensive income.......        --             5,578
                                      -----           -------
Employee stock compensation......        --                86
Note repayment...................       421               421
                                      -----           -------
Balances at March 31, 1998.......        --           $ 5,419
Conversion of subordinated
  debt...........................        --             8,186
Issue common stock for
  acquisition....................        --             5,250
Issue common stock...............        --             5,300
Employee stock compensation......        --                23
Stock options repurchased........        --              (119)
Call option on common stock......        --              (200)
Comprehensive income
  Net income.....................        --               652
  Foreign currency translation
    adjustment...................        --              (321)
                                      -----           -------
Total comprehensive income.......        --               331
                                      -----           -------
Balances at December 31, 1998....        --           $24,190
Employee stock compensation
  (unaudited)....................        --                --
Stock options repurchased
  (unaudited)....................        --              (237)
Comprehensive income
  Net income (unaudited).........        --               146
  Foreign currency translation
    adjustment (unaudited).......        --               239
                                      -----           -------
Total comprehensive income
  (unaudited)....................        --               385
                                      -----           -------
Balances at June 30, 1999
  (unaudited)....................        --           $24,338
                                      =====           =======


          See accompanying notes to consolidated financial statements.

                       NATCO GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                     FOR THE
                                                                                       NINE          FOR THE SIX
                                                                FOR YEAR ENDED        MONTHS           MONTHS
                                                                  MARCH 31,           ENDED        ENDED JUNE 30,
                                                              ------------------   DECEMBER 31,   -----------------
                                                               1997       1998         1998        1998      1999
                                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income................................................  $ 4,058   $  5,914     $    652     $ 2,590       146
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Change in equity of minority interest...................      129        (11)          --          --        --
    Deferred income tax provision...........................     (408)      (565)         (16)        306       410
    Depreciation and amortization expense...................      862      1,322        1,473         795     2,311
    Noncash interest expense................................      925      1,031           --         290        76
    Interest cost on postretirement benefit liability.......      957      1,048          786         524       523
    Gain on sale of property, plant and equipment...........     (285)      (397)         (49)         --         1
    Loss on revaluation of postretirement benefit
      liability.............................................    1,466        159           53          --        --
    Noncash compensation expense............................    1,241         86           23          86      (237)
    Write off of accrued IPO fees...........................       --         --          380          --        --
    Other, net..............................................      107        242          (37)         80        --
    Change in assets and liabilities:
      (Increase) decrease in restricted cash................       45       (141)        (334)         --       883
      (Increase) decrease in trade accounts receivable......   (9,297)       347        2,853        (544)    7,377
      (Increase) decrease in inventories....................   (3,433)    (3,172)         570      (1,064)    3,263
      (Increase) decrease in prepaid expense and other
        current assets......................................      (13)      (361)         874       1,031      (281)
      Decrease in net assets of discontinued operations.....     (537)       349           --          --        --
      Increase (decrease) in other current liabilities,
        net.................................................    1,861       (243)      (1,642)     (1,768)     (616)
      Increase (decrease) in accounts payable...............    3,425     (3,765)      (5,834)      2,009    (6,044)
      Increase (decrease) in accrued expenses and other.....     (246)       757       (1,894)     (2,949)   (2,536)
      Increase (decrease) in customer advances and other....      202        513          692       1,183    (2,028)
                                                              -------   --------     --------               -------
        Net cash provided by (used in) operating
          activities........................................    1,059      3,113       (1,450)      2,569     3,248
                                                              -------   --------     --------               -------
Cash flows from investing activities:
  Capital expenditures for property, plant and equipment....   (1,159)    (1,256)      (1,636)       (609)   (1,574)
  Proceeds from sales of property, plant and equipment......      361      1,075           66          --        --
  Acquisitions, net of working capital acquired.............       --    (22,955)     (15,499)       (507)       --
  Increase in due from director.............................       --     (1,576)          --      (1,576)       --
                                                              -------   --------     --------               -------
        Net cash used in investing activities...............     (798)   (24,712)     (17,069)     (2,692)   (1,574)
                                                              -------   --------     --------               -------
Cash flows from financing activities:
  Net advances (repayments) under revolving credit
    agreements..............................................    6,843      8,867       (2,562)      2,316       344
  Change in bank overdrafts.................................     (823)     2,435         (156)        864       132
  Proceeds from notes receivable............................       --        421           --          --        --
  Proceeds from long-term debt..............................    2,500     10,000       39,477          --        --
  Proceeds from shareholder debt............................       --      2,360           --          --        --
  Repayments of long-term debt..............................   (5,947)   (11,529)     (20,631)     (1,193)   (3,056)
  Purchase of warrants......................................   (3,100)        --           --          --        --
  Issuance of common stock..................................       --     10,640        5,300          --        --
  Payments on postretirement benefit liability..............     (510)      (621)        (446)       (345)     (124)
  Other, principally bank and IPO fees......................        4       (913)        (803)     (1,053)      (93)
                                                              -------   --------     --------               -------
        Net cash provided by financing activities...........   (1,033)    21,660       20,179         589    (2,797)
                                                              -------   --------     --------               -------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (201)      (336)        (221)       (142)      171
                                                              -------   --------     --------               -------
Increase (decrease) in cash and cash equivalents............     (973)      (275)       1,439         324      (952)
Cash and cash equivalents at beginning of period............    2,189      1,216          941       1,447     2,380
                                                              -------   --------     --------               -------
Cash and cash equivalents at end of period..................  $ 1,216   $    941     $  2,380     $ 1,771   $ 1,428
                                                              =======   ========     ========               =======
Cash payments for:
  Interest..................................................  $ 2,973   $  2,101     $  2,045     $ 1,436   $ 1,668
  Income taxes..............................................  $   260   $  1,104     $  2,093     $   117   $   693
Significant non cash financing activities:
  Issuance of common stock for acquisition..................       --         --     $  5,250          --        --
  Conversion of subordinated debt...........................       --         --     $  8,172     $ 8,172        --


          See accompanying notes to consolidated financial statements.

                       NATCO GROUP INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1999 IS UNAUDITED)

                             (DOLLARS IN THOUSANDS)


(1) ORGANIZATION



     NATCO Group Inc. (the Company) was formed in June 1988 by Capricorn Investors, L.P. (Capricorn). Capricorn led a group of investors who invested sufficient funds in the Company to enable the Company to acquire several businesses from Combustion Engineering, Inc. (C-E). On June 21, 1989, the Company acquired from C-E all of the outstanding common stock of W. S. Tyler, Incorporated (Tyler), and National Tank Company (NATCO), and the net assets of certain foreign affiliates of the Company. The accompanying consolidated financial statements and all related disclosures include the results of operations of the Company and its majority-owned subsidiaries for the nine months ended December 31, 1998 and the two years ended March 31, 1998.



     During 1992, the Company contributed its common stock investment in Tyler and $5,500 in cash to Process Technology Holdings, Inc. (PTH) in exchange for all of the issued and outstanding common stock of PTH. In 1992 and 1993, PTH and the Company sold certain shares of PTH common stock to third parties and, during 1997, the Company completed a tax-free spin off of PTH to its stockholder. The results of operations of PTH are shown as discontinued operations in the consolidated statement of operations.



     On June 30, 1997, NATCO acquired Total Engineering Services Team, Inc.
(TEST), and on November 20, 1998, NATCO acquired The Cynara Company (CYNARA).


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     Unaudited interim periods. The interim financial statements as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 are unaudited. These interim financial statements have been prepared on the same basis as the annual financial statements included herewith. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the balance sheet, results of operations and cash flows with respect to the interim financial statements, have been included. The results of the operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.



     Fiscal Year Change. Effective April 1, 1998, the Company changed its fiscal year end from March 31 to December 31.



     Principles of Consolidation. The consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.



     Concentration of Credit Risk. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their geographic dispersion. The Company had revenues from one customer that represented 14% of revenues for the year ended March 31, 1998. There was no single company that had revenues in excess of 10% of total revenues for the year ended March 31, 1997, the nine months ended December 31, 1998 or the six months ended June 30, 1999.



     Cash Equivalents. The Company considers all highly-liquid investment instruments with original maturities of three months or less to be cash equivalents.



     Restricted Cash. At March 31, 1998, December 31, 1998, and June 30, 1999, $549, $883, and $0, respectively, of cash was pledged as collateral on outstanding letters of credit related to performance and warranty guarantees, and was classified as restricted cash on the balance sheet.

                       NATCO GROUP INC. AND SUBSIDIARIES

     Inventories. Inventories are stated at the lower of cost or market. Cost is determined using the last in, first out (LIFO) method for NATCO domestic inventories, average cost for TEST inventories and the first in, first out
(FIFO) method for all other inventories.



     Property, Plant and Equipment. Property, plant and equipment are stated at cost less an allowance for depreciation. Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives. Maintenance and repair costs are expensed as incurred; renewals and betterments are capitalized. Upon the sale or retirement of properties, the accounts are relieved of the cost and the related accumulated depreciation; and any resulting profit or loss is included in income. The carrying values of property, plant and equipment by location are reviewed annually and more often if there are indications that these assets may be impaired.



     Goodwill. Goodwill is being amortized on a straight-line basis over periods of 20 and 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization over its remaining life can be recovered through undiscounted future operating cash flows. Based on its most recent analysis, the Company believes that no material impairment of goodwill exists at December 31, 1998. Amortization expense for the years ended March 31, 1997 and 1998, the nine months ended December 31, 1998, and the six months ended June 30, 1999 was $13, $128, $167, and $503, respectively. Accumulated amortization at March 31, 1998, December 31, 1998, and June 30, 1999 was $227, $394, and $897, respectively.



     Other Assets, Net. Other assets consist of prepaid pension assets, deposits of a long-term nature, and deferred financing costs. Deferred financing costs relating to the Company's various loan agreements have been capitalized and are being amortized over the term of the related debt agreements. Amortization expense for the years ended March 31, 1997 and 1998, for the nine months ended December 31, 1998, and the six months ended June 30, 1999 was $38, $262, $244, and $155, respectively.



     Environmental Remediation Costs. The Company accrues environmental remediation costs based on estimates of known environmental remediation exposure. Such accruals are recorded when the cost of remediation is probable and estimable, even if significant uncertainties exist over the ultimate cost of the remediation. Ongoing environmental compliance costs, including maintenance and monitoring costs, are expensed as incurred.



     Revenue Recognition. Revenues from significant contracts (NATCO contracts greater than $250 and longer than four months in duration and all TEST contracts and orders) are recognized on the percentage of completion method. Earned revenue is based on the percentage that incurred costs to date bear to total estimated costs after giving effect to the most recent estimates of total cost. The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the year in which these changes become known. Earned revenue reflects the original contract price adjusted for agreed claims and change order revenues, if any. Losses expected to be incurred on jobs in progress, after consideration of estimated minimum recoveries from claims and change orders, are charged to income as soon as such losses are known. Customers typically retain an interest in uncompleted projects. Other revenues and related costs are recognized when products are shipped or services are rendered to the customer.



     Stock-Based Compensation. Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation," permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provision of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                       NATCO GROUP INC. AND SUBSIDIARIES

     Research and Development. Research and development costs are charged to operations in the year incurred. The cost of equipment used in research and development activities, which has alternative uses, is capitalized as equipment and not treated as an expense of the period. Such equipment is depreciated over estimated lives of 5 to 10 years. Research and development expenses totaled $617, $738, $1,001, and $818 for the years ended March 31, 1997 and 1998, for the nine months ended December 31, 1998, and the six months ended June 30, 1999, respectively.



     Warranty Costs. Estimated future warranty obligations related to products are charged to cost of goods sold in the period in which the related revenue is recognized. Additionally, the Company provides some of its customers with letters of credit covering potential warranty claims. At March 31, 1998, December 31, 1998 , and June 30, 1999, the Company had $1,883, $2,528, and $1,853, respectively, in outstanding letters of credit related to warranties.



     Income Taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the future generation of taxable income during the periods in which those temporary differences become deductible. Management has considered the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.


     Translation of Foreign Currencies. Financial statement amounts related to foreign operations are translated into their United States dollar equivalents at exchange rates as follows: (1) balance sheet accounts at year-end exchange rates and (2) statement of operations accounts at the weighted average exchange rates for the period. The gains or losses resulting from such translations are deferred and included in accumulated other comprehensive income as a separate component of stockholders' equity. Gains or losses from foreign currency transactions are reflected in the consolidated statements of operations.



     Use of Estimates. Management of the Company has made a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities and the amounts of revenues and expenses recognized during the period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.



     Earnings per Common Share. In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Earnings per Share, which replaced primary and fully diluted earnings per share with basic and diluted earnings per share. The Company adopted the provisions of SFAS No. 128 in the fourth quarter of 1997 and all previously reported earnings per share data have been restated. Under SFAS No. 128, the basic earnings per share calculation excludes the dilutive effect of common stock equivalents in determining basic earnings per share. The diluted earnings per common and common equivalent share are computed by dividing net income by the weighted average number of common and common equivalent shares outstanding. For the purposes of this calculation, outstanding employee stock options are considered common stock equivalents. In conformity with Securities and Exchange Commission requirements, common stock, options and warrants, or other potentially dilutive instruments which have been issued for nominal consideration during the periods covered by income statements presented are reflected in earnings per share calculations for all periods presented.

                       NATCO GROUP INC. AND SUBSIDIARIES

     The following table presents earnings per common share amounts computed using SFAS 128:


                                                              NET              PER SHARE
PERIOD ENDED                                                 INCOME   SHARES    AMOUNTS
Year ended March 31, 1997
Basic EPS..................................................  $4,058   6,032     $ 0.67
Effect of dilutive securities:
Options....................................................      --     339      (0.03)
                                                             ------   -----     ------
Diluted EPS................................................  $4,058   6,371     $ 0.64
                                                             ======   =====     ======
Year ended March 31, 1998
Basic EPS..................................................  $5,914   7,623     $ 0.78
Effect of dilutive securities:
Options....................................................      --     444      (0.05)
                                                             ------   -----     ------
Diluted EPS................................................  $5,914   8,067     $ 0.73
                                                             ======   =====     ======
Nine months ended December 31, 1998
Basic EPS..................................................  $  652   8,243     $ 0.08
Effect of dilutive securities:
Options....................................................      --     699      (0.01)
                                                             ------   -----     ------
Diluted EPS................................................  $  652   8,942     $ 0.07
                                                             ======   =====     ======
Six months ended June 30, 1998
Basic EPS..................................................  $2,590   8,146     $ 0.32
Effect of dilutive securities:
Options....................................................      --     730      (0.03)
                                                             ------   -----     ------
Diluted EPS................................................  $2,590   8,876     $ 0.29
                                                             ======   =====     ======
Six months ended June 30, 1999
Basic EPS..................................................  $  146   9,151     $ 0.02
Effect of dilutive securities
Options....................................................      --     673      (0.01)
                                                             ------   -----     ------
Diluted EPS................................................  $  146   9,824     $ 0.01
                                                             ======   =====     ======


(3) CAPITAL STOCK


     Common Stock. On June 25, 1997, the Board of Directors of the Company approved an increase in the number of authorized common shares from 3,000 to 20,000,000. On that date, the directors declared a 7,503 for one common stock split to be effected by the distribution of 7,502 additional shares for each share of common stock held by stockholders of record as of that date. On March 6, 1998, the Company's charter was amended to increase the number of authorized shares of capital shares from 20,000,000 to 55,000,000, of which 5,000,000 are shares of preferred stock, par value $0.01, and 50,000,000 are shares of common stock. On that date, the board of directors declared a common stock split to be effected by the exchange of four shares for every three shares of common stock outstanding. All share data has been restated to reflect the effects of this transaction.



     On November 18, 1998, the Company's charter was again amended to divide the common stock into two classes: Class A common stock (45,000,000 shares) and Class B common stock (5,000,000 shares).

                       NATCO GROUP INC. AND SUBSIDIARIES

The two classes of common stock have the same relative rights and preferences with the following exceptions:



     - The holders of the Class B common stock have the right, voting separately as a class, to elect one member of the Company's board of directors; and



     - unless the Company has previously effected an initial public offering of its Class A common stock, holders of Class B common stock will have:



      - the option, during the period from June 30, 2000 to December 31, 2001, to require the Company to purchase their Class B shares at a cash price of $13.00 per share; and



      - a liquidation preference over the Class A common stock equal to the amount then due with respect to any option previously exercised.



Class B shares may be converted by the holder to Class A shares at any time, and will automatically convert to Class A shares on January 1, 2002.



(4) ACQUISITIONS



     On June 30, 1997, NATCO completed the acquisition of TEST from Weatherford Enterra, Inc. for $22,475 in cash. The funds used for the acquisition of TEST were provided by $10,640 in additional equity and a $2,360 loan from Capricorn Investors II, L.P. (Capricorn II) and proceeds from a new senior credit facility.



     The acquisition has been accounted for as a purchase and the results of TEST have been included in the consolidated financial statements since the date of the acquisition. The purchase agreement allowed for purchase price adjustments and included a guarantee of collectibility for TEST accounts receivable acquired at the purchase price date. The Company subsequently received cash of $1,387 and $1,690 related to purchase price adjustments and the reimbursement of uncollected accounts receivable of TEST, respectively, at the end of the purchase price adjustment period. Goodwill amounted to $6,237 and is being amortized over a forty-year period.



     On November 20, 1998, the Company completed the acquisition of Cynara from a group of private investors for $5,250 in cash, the assumption of $10,118 in Cynara bank debt, and the issuance of 500,000 shares of NATCO Class B common stock valued at $5,250. In addition, the Company may be required to issue up to an additional 1,400,000 shares to Cynara's former shareholders based on performance criteria defined in the purchase agreement. The Company has placed 450,000 shares in escrow related to this provision. The Company estimates that 300,000 shares have been earned subsequent to June 30, 1999. Should additional shares be issued, a corresponding increase will be made to cost in excess of fair value of net assets acquired. The funds used for the acquisition of Cynara were provided by $5,300 in additional equity and proceeds from a new senior credit facility provided by a syndicate of major international banks. The acquisition has been accounted for as a purchase and the results of Cynara have been included in the consolidated financial statements since the date of acquisition. Goodwill amounted to $10,841 and is being amortized over a twenty-year period.

                       NATCO GROUP INC. AND SUBSIDIARIES

     The unaudited pro forma results including Cynara for the nine months ended December 31, 1998, below assume the acquisition occurred on April 1, 1998.



                                                              NINE MONTHS ENDED
                                                                DECEMBER 31,
                                                                    1998
Revenues....................................................      $149,481
Income from continuing operations...........................           236
Net income (loss)...........................................        (1,150)
Net income (loss) per share:
  Basic.....................................................      $  (0.14)
  Diluted...................................................      $  (0.13)



     This pro forma data does not purport to be indicative of the actual results that would have been achieved if these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results. The pro forma results include the amortization of goodwill ($444 annually). As part of their arrangement with their former parent company, Cynara was charged an amount to offset parent company overhead for corporate management, accounting, human resources, and legal services. NATCO corporate overhead has not increased as a result of the acquisition of these companies. Such amounts would be duplicative or redundant to the overhead already incurred by NATCO, and accordingly $221 has been eliminated for Cynara for the nine months ended December 31, 1998.


(5) INVENTORIES

     Inventories consisted of the following amounts:


                                                       MARCH 31,   DECEMBER 31,   JUNE 30,
                                                         1998          1998         1999
Finished goods.......................................   $ 4,487      $ 7,153      $ 6,127
Work-in-process......................................     5,810        5,642        4,856
Raw materials and supplies...........................    10,064        9,725        9,014
                                                        -------      -------      -------
  Inventories at FIFO................................    20,361       22,520       19,997
Excess of FIFO over LIFO cost........................      (265)        (266)        (266)
                                                        -------      -------      -------
                                                        $20,096      $22,254      $19,731
                                                        =======      =======      =======



     At March 31, 1998, December 31, 1998 and June 30, 1999, inventories valued using the LIFO method included in the above numbers amounted to $15,628, $15,855 and $15,129, respectively. During the years ended March 31, 1997 and 1998, the nine months ended December 31, 1998, and the six months ended June 30, 1999 there were no reductions in the LIFO layers.

                       NATCO GROUP INC. AND SUBSIDIARIES

(6) COST AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS


     Cost and estimated earnings on uncompleted contracts are as follows:



                                                       MARCH 31,   DECEMBER 31,   JUNE 30,
                                                         1998          1998         1999
Cost incurred on uncompleted contracts...............   $54,396      $35,704      $42,564
Estimated earnings...................................    10,653       10,265       12,576
                                                        -------      -------      -------
                                                         65,049       45,969       55,140
Less billings to date................................    54,427       36,116       46,552
                                                        -------      -------      -------
                                                        $10,622      $ 9,853      $ 8,588
                                                        =======      =======      =======
Included in accompanying balance sheets under the
  following captions:
  Trade accounts receivable..........................   $11,596      $ 9,904      $ 8,588
  Customer advances..................................      (974)         (51)          --
                                                        -------      -------      -------
                                                        $10,622      $ 9,853      $ 8,588
                                                        =======      =======      =======


(7) PROPERTY, PLANT AND EQUIPMENT, NET

     The components of property, plant and equipment, were as follows:


                                       ESTIMATED USEFUL   MARCH 31,   DECEMBER 31,   JUNE 30,
                                        LIVES (YEARS)       1998          1998         1999
Land and improvements................            --        $ 1,232      $ 1,395         1,408
Buildings and improvements...........      20 to 40          7,093        7,441         7,638
Machinery and equipment..............       3 to 12          6,910       15,956        17,412
Office furniture and equipment.......       3 to 12          3,023        3,490         3,490
Less accumulated depreciation........                       (8,926)      (9,988)      (11,828)
                                                           -------      -------      --------
                                                           $ 9,332      $18,294      $ 18,120
                                                           =======      =======      ========



     Depreciation expense was $811, $1,168, $1,291, and $1,815, respectively, for the years ended March 31, 1997 and 1998, for the nine months ended December 31, 1998, and for the six months ended June 30, 1999. The Company leases certain pieces of machinery and equipment to its customers, generally for periods of one month to one year. The cost of leased machinery and equipment is $2,332, $2,351, and $2,371 and the related accumulated depreciation is $1,785, $1,863, and $1,942 at March 31, 1998, December 31, 1998 and June 30, 1999, respectively. Lease and rental income of $688, $648, $468, and $206 for the years ended March 31, 1997 and 1998, the nine months ended December 31, 1998, and the six months ended June 30, 1999, respectively, are included in revenues.


(8) OTHER ASSETS, NET

     Other assets consisted of the following:


                                                       MARCH 31,   DECEMBER 31,   JUNE 30,
                                                         1998          1998         1999
Deferred financing costs.............................   $  407        $  760          698
Deferred costs of public offering....................      380            --           --
Prepaid pension asset................................      283           246          246
Other assets.........................................       81            86           86
                                                        ------        ------       ------
                                                        $1,151        $1,092       $1,030
                                                        ======        ======       ======

                       NATCO GROUP INC. AND SUBSIDIARIES

     Deferred financing costs are amortized over the life of the related debt instruments (three and five years). Accumulated amortization amounted to $132, $129, and $158 at March 31, 1998, December 31, 1998, and June 30, 1999,
respectively.



(9) ACCRUED EXPENSES AND OTHER



     Accrued expense and other consisted of the following:



                                                       MARCH 31,   DECEMBER 31,   JUNE 30,
                                                         1998          1998         1999
Accrued compensation and benefits....................   $ 7,700      $ 8,802      $ 7,292
Accrued insurance reserves...........................     2,148          905          949
Warranty and product reserves........................     1,685        1,715        1,102
Taxes................................................       684          527          682
Other................................................     1,356        1,809          800
                                                        -------      -------      -------
          Totals.....................................   $13,573      $13,758      $10,825
                                                        =======      =======      =======



     During the year ended March 31, 1998 and the nine months ended December 31, 1998, the Company revised its previous estimate of accrued insurance reserves resulting in a reduction of insurance expense of $1,326 and $1,207, respectively.


(10) SHORT-TERM DEBT


     At March 31, 1998 and December 31, 1998, NATCO had a $5,000 working capital facility for export sales. The loans bear interest at prime, which was 8.5% and 7.75% at March 31, 1998 and December 31, 1998, respectively. Borrowings are based on the value of inventory and accounts receivable. The bank facility is secured by specific project inventory and receivables, a 90% guarantee from EXIM bank, and a second lien on the assets pledged to the NATCO revolving credit bank loan. The working capital facilities and loans are annual programs. The facility in place during the year ended March 31, 1998, matured on June 30, 1998 and was extended to August 31, 1998. The facility in place at December 31, 1998 will mature on August 31, 1999. At March 31, 1998 and December 31, 1998, $17, and $1,585, respectively, had been drawn against these facilities. The Company had letters of credit outstanding under this facility totaling $1,270 and $523 at March 31, 1998 and December 31, 1998, respectively. Subsequent to December 31, 1998, the working capital facility was increased to $10,000.



     At March 31, 1998, NATCO-Canada had $4,130 outstanding under a revolving credit agreement that was due on demand and bears interest at prime plus 0.5% per annum (7.0% at March 31, 1998). As of March 31, 1998, the maximum availability under the agreement was $4,931 ($7,000 Canadian). Availability is based on the collateral value of accounts receivable and inventory, as defined in the agreement. The loan is secured by collateral mortgages on the subsidiary's property and plant, a general security agreement over all equipment, and a general assignment of accounts receivable. The loan contains various restrictive covenants which include, among others, restrictions on capital asset additions, incurrences of additional debt, the requirement to maintain certain financial ratios and restrictions on the aggregate of capital expenditures and dividends paid in any one fiscal year not to exceed 50% of net cash flow, which is defined as the sum of after-tax net profit plus depreciation and amortization and taxes less payments made on long-term debt. In connection with the refinancing of the Company's bank debt described in note 11, NATCO-Canada paid this loan off in full prior to December 31, 1998.

                       NATCO GROUP INC. AND SUBSIDIARIES

(11) LONG-TERM DEBT

     The consolidated borrowings of the Company are as follows:


                                                       MARCH 31,   DECEMBER 31,   JUNE 30,
                                                         1998          1998         1999
RELATED PARTIES
13% subordinated notes, with interest and principal
  payable at maturity, due June 30, 2000.............   $ 8,226      $    --      $    --
BANK DEBT
Term loan with variable interest rate (7.68% at
  December, 31, 1998) quarterly payments of principal
  ($1,161) and interest, due November 30, 2003.......        --       32,500       30,179
Revolving credit bank loans with variable interest
  rate (8.04% at December 31, 1998) quarterly payment
  of interest, due November 30, 2001.................        --        6,977        6,242
Term loan with variable interest rate (8.69% at March
  31, 1998) quarterly payments of principal ($357)
  and interest, due November 30, 2002................     8,929           --           --
Revolving credit bank loan with variable interest
  rate (8.73% at March 31, 1998) quarterly payment of
  interest, due June 30, 2000........................    10,580           --           --
Industrial revenue bond, $50 due annually with
  balance due September 1, 2005......................       765          715          715
Mortgage, with interest at prime plus 1%, (7.5% at
  March 31, 1998) quarterly payments of principal
  ($33) and interest through May 2000................       936           --           --
Term loan with interest at prime plus 1% (7.5% at
  March 31, 1998) monthly payments of principal ($6)
  and interest through February 2000.................       136           --           --
                                                        -------      -------      -------
          Total......................................    29,572       40,192       37,136
          Less current installments..................    (1,682)      (4,693)      (4,693)
                                                        -------      -------      -------
          Long-term debt.............................   $27,890      $35,499      $32,443
                                                        =======      =======      =======



     The aggregate annual future maturities of long-term debt for the next five years ended December 31 are as follows: 1999 -- $4,693, 2000 -- $4,693,
2001 -- $11,670, 2002 -- $4,693, 2003 -- $13,987, thereafter $456.



     Parent Company. On December 11, 1991, the Company issued its promissory notes to Capricorn to evidence borrowings of $5,000,000. The notes were subordinated to all senior debt of the Company. Thereafter, interest payments were deferred and added to the principal amount of the notes. During the period prior to June 1997, the maturity dates of these notes were extended to 2000 and $4,600 thereof was assumed, with the consent of Capricorn, by PTH in connection with the distribution by the Company of the capital stock of PTH to Capricorn. In conjunction with the refinancing of its domestic debt facility, the remaining notes plus accrued but unpaid interest held by Capricorn were exchanged for $5,100 in principal amount of the Company's 13% Subordinated Promissory Note due 2000 (the "Cap I Note").



     In June 1997, the Company completed the refinancing of its domestic debt facility, in part to finance the acquisition of TEST. At that time, Capricorn II invested an aggregate of $13,000 in the Company and received in exchange 2,113,334 shares of Common Stock and $2,400 in principal amount of the

                       NATCO GROUP INC. AND SUBSIDIARIES

Company's 13% Subordinated Promissory Note due 2000 (the "Cap II Note"), the terms of which are, except for the principal amount, identical to the Cap I Note. The 13% subordinated notes are convertible into 1,479,258 shares of Company common stock. Effective April 1, 1998, the Cap I and Cap II Notes were converted into common stock of the Company.



     NATCO. On November 20, 1998, new revolving credit and term loan facilities were put into place with a syndicate of major international banks. The new credit facilities provide for a $32,000 revolving credit line ($22,000 available in the U.S., $10,000 available in Canada) to finance eligible accounts receivable and inventories, and a $32,500 term loan. Indebtedness under the credit facilities bears interest at a floating rate based (at the Company's option) upon (i) the Base Rate, or Canadian prime rate with respect to Base Rate Loans, plus the Margin Percentage or (ii) the London Interbank Offered Rate for one, two, three or six months, plus the Margin Percentage. The Margin Percentage for Base Rate and Canadian prime rate loans varies from 1.00% to 0.00% depending on the Company's debt to capitalization ratio; and the Margin Percentage for Eurodollar loans varies from 2.50% to 1.00% depending on the Company's debt to capitalization ratio. The term borrowings mature on November 30, 2003, and the revolving borrowings mature on November 30, 2001. These agreements contain affirmative covenants including financial requirements related to minimum net worth, debt to capitalization ratio, and fixed charge coverage ratio, as well as restrictions on NATCO making any distributions of any property or cash to the Company in excess of an agreed sum without prior lender approval, and requires commitment fees in accordance with standard banking practices. The loan is collateralized by substantially all assets of the Company and its subsidiaries as well as a guarantee of the Company. As of December 31, 1998, the Company was in compliance with all restrictive covenants. NATCO had letters of credit outstanding under the revolving credit facilities totaling $2,592 at December 31, 1998. These letters of credit constitute contract performance and warranty collateral and expire at various dates through September 2002.



     At March 31, 1998 and until November 20, 1998, NATCO and the Company participated in a revolving credit agreement, which was collateralized by all of the assets of the Company and NATCO, and was guaranteed by the Company. The agreement provided for maximum revolver borrowings of $18,000 and an additional term loan of $10,000. At March 31, 1998, the interest rate on the revolving credit facility was 8.73%. The interest rate on the term loan was 7.5% (prime plus 1%), and interest was payable quarterly along with quarterly principal payments of $357. The revolving credit agreement contained various restrictive covenants, which included, among others, restrictions on capital asset additions, incurrence of additional debt and the requirements to maintain certain financial ratios. The maturity date of the revolver loan was June 30, 2000, and the term loan was due June 30, 2002. NATCO had letters of credit outstanding under the revolving credit facility totaling $2,101 at March 31, 1998. These letters of credit constitute contract performance and warranty collateral and expire at various dates through August 1999.



     The industrial revenue bond is secured by plant, real property, and equipment of NATCO and is also guaranteed by NATCO. Interest ranges from 7.9% to 8.5%, payable semiannually. The net book value of the related property was $408 at December 31, 1998.



     NATCO-Canada borrowed $1,283 and $61 under a bankers' acceptance and mortgage, respectively, to finance the purchase of land and buildings from Tyler. This was done to simplify the corporate structure, reduce borrowing costs and foreign exchange risk, and enhance the overall corporate tax position. The bankers' acceptance matured on May 18, 1995, and was paid with the proceeds of an additional borrowing on the mortgage of the land and buildings in the amount of $1,283. The bankers' acceptance, mortgage and term loan are secured by collateral mortgages on a NATCO subsidiary's property and plant, a general security agreement over all equipment, and a general assignment of accounts receivable. The bank loan, mortgage and term loan contain various restrictive covenants which include, among others, restrictions on

                       NATCO GROUP INC. AND SUBSIDIARIES
capital asset additions and incurrence of additional debt, and the requirements to maintain certain financial ratios. As part of the Company's debt refinancing in 1998, these notes were paid off.



     Dividend Restrictions. With respect to its new credit facilities, NATCO has agreed that it will not make any distributions of any property or cash to the Company or its stockholders' in excess of $1,500 for 1998, $2,000 for 1999, and $2,200 for any year thereafter, plus 50% of excess cash flow beginning in 2001.



     The Company's previous Canadian loan facility contained various restrictive covenants which included, but were not limited to, restrictions on the aggregate of capital expenditures and/or dividends paid in any one fiscal year not to exceed 50% of net cash flow, defined as the sum of after tax net profit plus depreciation/amortization and deferred taxes less payments made on long term debt. For the fiscal year ended March 31, 1998, NATCO-Canada was restricted from making any such payments in excess of $1,699.


(12) INCOME TAXES


     Income tax expense (benefit) consisted of the following components:



                                                            YEAR ENDED     NINE MONTHS
                                                            MARCH 31,         ENDED
                                                          --------------   DECEMBER 31,
                                                          1997     1998        1998
Current:
  Federal...............................................  $(711)  $ (319)     $  --
  State.................................................     --       --        129
  Foreign...............................................    460    2,025        495
                                                          -----   ------      -----
                                                           (251)   1,706        624
                                                          -----   ------      -----
Deferred:
  Federal...............................................   (323)    (511)        77
  State.................................................    (85)     (54)        36
  Foreign...............................................     --       --       (129)
                                                          -----   ------      -----
                                                           (408)    (565)       (16)
                                                          -----   ------      -----
                                                          $(659)  $1,141      $ 608
                                                          =====   ======      =====

                       NATCO GROUP INC. AND SUBSIDIARIES

     Temporary differences related to the following items that give rise to deferred tax assets and liabilities are as follows:


                                                              MARCH 31,   DECEMBER 31,
                                                                1998          1998
Deferred tax assets:
  Postretirement benefit liability..........................   $ 5,774      $ 5,923
  Accrued liabilities.......................................     3,420        3,017
  Net operating loss carryforward...........................       493        1,113
  Accounts receivable.......................................       334          192
  Property, plant and equipment.............................        40           --
                                                               -------      -------
          Total deferred tax assets.........................   $10,061      $10,245
                                                               -------      -------
Deferred tax liabilities:
  Inventory.................................................   $ 1,201      $   992
  Property, plant and equipment.............................        --           59
  Pension assets............................................       108           93
                                                               -------      -------
          Total deferred tax liabilities....................     1,309        1,144
                                                               -------      -------
          Net deferred tax assets...........................   $ 8,752      $ 9,101
                                                               =======      =======



     At March 31, 1998 and December 31, 1998, the Company did not record a valuation allowance related to its deferred tax assets because it is the opinion of management that future operations will more likely than not generate sufficient taxable income to realize the deferred tax assets. At December 31, 1998, the Company has net operating loss carryforwards for federal income tax purposes of $3,172 which are available to offset future federal income tax, if any, through 2018.



     Income tax expense (benefit) differs from the amount computed by applying the U.S. federal income tax rate of 34% to income (loss) from continuing operations before income taxes as a result of the following:



                                                                               NINE MONTHS
                                                       YEAR ENDED MARCH 31,       ENDED
                                                       ---------------------   DECEMBER 31,
                                                        1997         1998          1998
Income tax expense (benefit) computed at statutory
  rate...............................................   $(846)      $ 2,138        $428
State income tax expense (benefit) net of federal
  income tax effect..................................     (85)          (54)         87
Foreign income tax expense net of federal income tax
  effect.............................................      10           278          31
Foreign losses for which no tax benefit is currently
  available..........................................     530            31          49
Tax benefit of foreign losses not previously
  claimed............................................      --        (1,507)        (79)
Permanent differences, primarily meals and
  entertainment and amortization.....................      60           130         122
Other................................................    (328)          125         (30)
                                                        -----       -------        ----
                                                        $(659)      $ 1,141        $608
                                                        =====       =======        ====



     A provision has not been made for U.S. income taxes that would be payable if undistributed earnings of foreign subsidiaries were distributed to the Company in the form of dividends, since it is management's intention to reinvest such earnings permanently in the related foreign operations. At December 31, 1998, such amounts were not significant.

                       NATCO GROUP INC. AND SUBSIDIARIES

     Federal income tax returns for fiscal years beginning with 1996 are open for review by the Internal Revenue Service.


(13) STOCKHOLDERS' EQUITY


     CEO Stock Options. In connection with the engagement of Nathaniel A. Gregory as the chief executive officer of the Company, the Company granted to him options to purchase NATCO common stock that were subsequently converted to options to purchase common stock of the Company. At March 31, 1997 and 1998 and at December 31, 1998, these options related to an aggregate of 905,104 shares of Company common stock.



     Stock Appreciation Rights. During 1994, NATCO adopted the National Tank Company Stock Appreciation Rights Plan (the National Tank Plan). The National Tank Plan provided for grants to officers and key employees of NATCO of rights to the appreciation in value of a stated number of shares of NATCO common stock. Value was to be determined by a committee of the NATCO board of directors. The maximum number of rights issuable under the National Tank Plan was 500,000. Rights vested over a three year period. At March 31, 1997, there were 390,005 rights outstanding, of which 290,080 were vested. Compensation expense has been adjusted in connection with the plan for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998 to reflect expense of $1,241, $86 and $23, respectively.



     Individual Stock Options. On July 1, 1997, the board of directors of the Company approved the exchange of rights outstanding under the National Tank Plan for individual options to purchase common stock of the Company. The exercise price of these options was equal to fair market value of the common stock. Accordingly, no compensation expense was recorded. The individual stock options granted on July 1, 1997 vested ratably over a period of three or four years. The maximum term of these options was 7.5 years. The Company reserved an aggregate of 390,005 shares of common stock for issuance upon exercise of these individual stock options.



     Stock Options Plans. In January 1998 and February 1998, the Company adopted the Directors Compensation Plan and the Employee Stock Incentive Plan. These plans authorize the issuance of options to purchase up to an aggregate of 760,000 shares of Company common stock. The options vest over periods of up to four years. The maximum term under these options is ten years. At March 31, 1998 and December 31, 1998, options relating to an aggregate of 260,006 shares and 464,672 shares were outstanding under these plans.

                       NATCO GROUP INC. AND SUBSIDIARIES

     The following table summarizes the transactions of the company's stock option plans for the years ended March 31, 1997 and 1998, the nine months ended December 31, 1998 and the six months ended June 30, 1999:



                                                                                WEIGHTED
                                                            STOCK OPTIONS       AVERAGE
                                                               SHARES        EXERCISE PRICE
Balance at March 31, 1996.................................      555,555          $ 1.47
  Granted.................................................      185,186          $ 3.58
  Exercised...............................................           --              --
  Canceled................................................           --              --
                                                              ---------          ------
Balance at March 31, 1997.................................      740,741          $ 1.85
  Granted.................................................      424,369          $ 5.15
  Exercised...............................................           --              --
  Canceled................................................           --              --
Conversion of Stock Appreciation Rights to Stock
  Options.................................................      390,005              --
                                                              ---------          ------
Balance at March 31, 1998.................................    1,555,115          $ 2.75
  Granted.................................................      262,751          $ 8.81
  Exercised...............................................      (38,333)         $ 8.81
  Canceled................................................      (19,752)         $ 6.71
                                                              ---------          ------
Balance at December 31, 1998..............................    1,759,781          $ 3.48
  Granted.................................................       72,500          $ 8.81
  Exercised...............................................      (68,334)         $ 1.56
  Canceled................................................      (13,667)         $ 7.43
                                                              ---------          ------
Balance at June 30, 1999..................................    1,750,280          $ 3.90
Price range $1.47 -- $2.22 (weighted average remaining
  contractual life of 3.62 years).........................      845,559          $ 1.51
Price range $3.58 -- $5.03 (weighted average remaining
  contractual life of 4.93 years).........................      569,553          $ 4.56
Price $8.81 (weighted average remaining contractual life
  of 8.99 years)..........................................      335,168          $ 8.81



                                                                                WEIGHTED
                                                             STOCK OPTIONS      AVERAGE
                                                                SHARES       EXERCISE PRICE
Exercisable Options March 31, 1997.........................    1,030,745         $1.86
March 31, 1998.............................................    1,279,778         $2.26
December 31, 1998..........................................    1,379,638         $2.69
June 30, 1999..............................................    1,374,402         $2.87



     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the minimum value method of this statement under the assumptions of a risk free rate of 5.5% and an expected life of options of 10 years for options issued during the year ended December 31, 1998. For options issued prior to March 31, 1998, the risk free rate of return used was 7% and the expected life used was 7.5 years.

                       NATCO GROUP INC. AND SUBSIDIARIES

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net earnings and earnings per share for the years ending March 31, 1997 and 1998 and the nine months ending December 31, 1998 were as follows:



                                                                         NINE MONTHS ENDED
                                                 YEAR ENDED MARCH 31,      DECEMBER 31,
                                                 --------------------    -----------------
                                                  1997         1998            1998
Net earnings -- as reported....................  $4,058       $5,914           $ 652
Net earnings -- pro forma......................  $4,007       $5,844           $ 495
Earnings per share -- as reported..............  $ 0.67       $ 0.78           $0.08
Earnings per share -- pro forma................  $ 0.66       $ 0.77           $0.06


     Because the statement provides for pro forma amounts for options granted beginning in 1995, the pro forma expense will likely increase in future years as the new option grants become subject to the pricing model.


  Preferred Stock Purchase Rights



     In May 1998, the board of directors of the Company declared a dividend of one preferred share purchase right (right) for each outstanding share of common stock and for each share of common stock thereafter issued prior to the time the rights become exercisable. When the rights become exercisable, each right will entitle the holder to purchase one one-hundredth of one share of Series A Junior Participating Preferred Stock at a price of $72.50 in cash. Until the rights become exercisable, they will be evidenced by the certificates or ownership of our common stock and they will not be transferable apart from the common stock.



     The rights will become exercisable following the tenth day after a person or group announces acquisition of 15% or more of the Company's common stock or announces commencement of a tender offer the consummation of which would result in ownership by the person or group of 15% or more of the common stock. If a person or group were to acquire 15% or more of the Company's common stock, each right would become a right to buy that number of shares of common stock that would have a market value of two times the exercise price of the right. Rights beneficially owned by the acquiring person or group would, however, become void.



     At any time prior to the time the rights become exercisable, the board of directors may redeem the rights at a price of $0.01 per right. At any time after the acquisition by a person or group of 15% or more but less than 50% of the common stock, the board may redeem all or part of the rights by issuing common stock in exchange for them at the rate of one share of common stock for each two shares of common stock for which each right is then exercisable. The rights will expire on May 15, 2008 unless previously extended or redeemed.



(14) PENSION AND OTHER POSTRETIREMENT BENEFITS



     The Company has adopted SFAS 132, which revised disclosures about pension and other postretirement benefit plans. Disclosures regarding pension benefits represent the plan for certain union employees of a foreign subsidiary. Disclosures regarding postretirement benefits represent health care and life insurance benefits for employees who were retired at the time the Company was acquired from C-E.

                       NATCO GROUP INC. AND SUBSIDIARIES

The following table sets forth the plan's benefit obligation, fair value of plan assets, and funded status at March 31, 1998 and December 31, 1998.



                                                    PENSION BENEFITS         POSTRETIREMENT BENEFITS
                                                ------------------------   ---------------------------
                                                MARCH 31,   DECEMBER 31,    MARCH 31,     DECEMBER 31,
                                                  1998          1998           1998           1998
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of the
  period......................................    $385          $418         $ 14,608       $ 15,194
Service cost..................................      34            39               --             --
Interest cost.................................      31            33            1,048            786
Participant contributions.....................      --            --              142             83
Actuarial loss................................      14           106              159             53
Foreign currency exchange rate differences....     (15)          (34)              --             --
Contribution from former plan holder..........      --            --            1,047          1,104
Benefit payments..............................     (31)          (35)          (1,810)        (1,633)
                                                  ----          ----         --------       --------
Benefit obligation at end of period...........    $418          $527         $ 15,194       $ 15,587
                                                  ====          ====         ========       ========
CHANGE IN FAIR VALUE OF PLAN ASSETS
Fair value of plan assets at beginning of
  period......................................    $613          $647         $     --       $     --
Actual return on plan assets..................      88            54               --             --
Foreign currency exchange rate differences....     (23)          (49)              --             --
Employer contributions........................      --            --              621            446
Participant contributions.....................      --            --              142             83
Contribution from former plan holder..........      --            --            1,047          1,104
Benefit payments..............................     (31)          (35)          (1,810)        (1,633)
                                                  ----          ----         --------       --------
Fair value of plan assets at end of period....     647           617               --             --
                                                  ----          ----         --------       --------
Funded status.................................     229            90          (15,194)       (15,587)
Unrecognized loss.............................      54           156               --             --
                                                  ----          ----         --------       --------
Prepaid (accrued) benefit cost................    $283          $246         $(15,194)      $(15,587)
                                                  ====          ====         ========       ========
WEIGHTED AVERAGE ASSUMPTIONS
Discount rate.................................     8.5%          7.5%             7.0%          6.75%
Expected return on plan assets................     9.0%          7.5%             N/A            N/A
Rate of compensation increase.................     N/A           N/A              N/A            N/A
Health care trend rates.......................      --            --         4.5%-7.5%      4.5%-6.5%
COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost..................................    $ 34          $ 39         $     --       $     --
Interest cost.................................      31            33            1,048            786
Recognized gains..............................     (51)          (54)              --             --
                                                  ----          ----         --------       --------
Net periodic benefit cost.....................    $ 14          $ 18         $  1,048       $    786
                                                  ====          ====         ========       ========
                                                                            1% DECREASE   1% INCREASE
Effect on interest cost component.............                               $    (41)        $     85
Effect on the health care component of the
  accumulated postretirement benefit
  obligation..................................                               $   (611)        $  1,266



     Deferred Compensation Plan. TEST adopted a deferred compensation plan (the TEST Plan) effective July 1, 1995 to provide incentives and rewards to certain individuals. Awards are payable in five equal annual installments plus any earnings, which have been allocated to a participant's account. The Company has elected not to make any additional awards for the plan year beginning January 1, 1998. As

                       NATCO GROUP INC. AND SUBSIDIARIES
of December 31, 1998, the total amount owed under the TEST Plan was $578. This balance presently accrues interest at the prime rate plus 1%.



     Defined Contribution Plans. The Company and its subsidiaries each have defined contribution pension plans covering substantially all nonunion hourly and salaried employees who have completed three months of service. Employee contributions of up to 4% of each covered employee's compensation are matched 100% by the Company. In addition, the Company may at its discretion, contribute up to an additional 2% of such compensation as a profit sharing contribution. Company contributions to the plan totaled $1,912 and $912 for the year ended March 31, 1998 and the nine months ended December 31, 1998, respectively.


(15) OPERATING LEASES


     The Company and its subsidiaries lease various facilities and equipment under noncancellable operating lease agreements. These leases expire on various dates through 2003. Future minimum lease payments required under operating leases that have remaining noncancellable lease terms in excess of one year at December 31, 1998, are as follows: 1999 -- $2,901, 2000 -- $2,376,
2001 -- $1,405, 2002 -- $420, 2003 -- $48. Total expense for operating leases for the years ended March 31, 1997 and 1998, for the nine months ended December 31, 1998, and the six months ended June 30, 1999 was $2,241, $2,563, $2,298, and
$1,621, respectively.



     Lease and rental income of $688, $648, $486, and $206 are included in revenues for years ended March 31, 1997 and 1998, the nine months ending December 31, 1998 and the six months ended June 30, 1999, respectively.


(16) RELATED PARTIES


     The Company agreed in 1989 to pay $350,000 per year plus specified out-of-pocket expenses to Capricorn Management to perform management and other services for the Company and PTH. At the time of the spin-off of PTH, the agreement was modified to limit the services to administrative services and to reduce the fee to $75,000 per year plus expenses. Fees paid to Capricorn Management totaled $374, $163 and $56 for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, respectively.



     Employees of Capricorn Management have participated in various NATCO employee benefit plans and the Company has from time to time been billed by vendors for services provided to Capricorn Management personnel acting for the benefit of the Company. Capricorn Management reimburses the Company for the foregoing expenses. At December 31, 1998, Capricorn Management owed the Company $16 for these expenses.



     For the year ended March 31, 1998 and the nine months ended December 31, 1998, PTH paid $95, and $49, respectively to the Company for tax consulting and analysis services. The Company currently provides tax consulting and analysis services to PTH for $7 per month.



     On November 1, 1989, two former officers purchased 420,168 shares of common stock from the Company for $285 in cash and personal notes of $419. The interest rates on the notes were based on the three-month commercial paper rate until the officers left the Company and entered into option agreements (see below), at which time the interest rate became 18%. Interest is payable annually in arrears and the notes were due November 15, 1996. Accrued interest receivable of $2 is included with the notes receivable balance at March 31, 1997. During the fiscal year ended March 31, 1998 both notes were paid in full.



     Effective December 31, 1994, Capricorn entered into an option agreement with a former officer and 2.5% stockholder of the Company (see above). The option, which enabled the stockholder to exchange

                       NATCO GROUP INC. AND SUBSIDIARIES
common stock for a specified interest in a note from the Company, was exercised on May 10, 1995 for an 18% subordinated note for $1,330 (see note 11). Also, during fiscal year 1997, Capricorn purchased $1,079 of the note from the note holder. During the fiscal year ended March 31, 1998, Capricorn purchased the remaining portion of the note.


     During 1997, the Company loaned the amount of $1,525 to a director of the Company who is also an affiliate of Capricorn. The promissory note given by the director bears interest until maturity at 11% per annum. The principal is due on the date on which Capricorn has distributed its holding of Company common stock to its partners. During 1998, the Company acquired an option at a cost of $200 to purchase 173,050 shares of Company common stock from the director at a price of $8.81 per share. At the Company's option, the note may be repaid with shares of the common stock of the Company. The cost to acquire the option has been recorded as treasury stock in the accompanying consolidated balance sheet.



     An executive officer of the Company has an employment agreement pursuant to which he was entitled to a bonus upon the occurrence of any sale or public offering of the Company. Such bonus was to equal one and one-half percent (1.5%) of the value of all securities owned by stockholders of the Company prior to the sale or offering, including Common Stock valued at the price per share received in either the sale or public offering, and any debt held by such stockholders.



     In July 1999, we amended the agreement to eliminate the bonus. Instead the Company agreed to lend the officer $1,205 to purchase 136,832 shares of common stock. The loan accrues interest at 6% annually. The officer will receive a bonus equal to the outstanding principal and interest of the note upon the sale or public offering of the Company.


(17) DISCONTINUED OPERATIONS -- PTH


     PTH manufactures vibrating screens, rock crushing equipment, conveyor components and screening media with operations in the United States, Canada, and Scotland. On June 30, 1997 the Company completed the tax-free spin-off of PTH by distributing the 14,250 shares of PTH stock that it owned to Capricorn I as the holder of its common stock. Capricorn I was the sole stockholder of the Company at the time of distribution, and accordingly this transaction was recorded on a historical cost basis. The spin-off distribution reduced stockholders' equity by $4,558 that represents the net assets of PTH at the date of spin-off including the assumption of $4,576 of debt owed by the Company to Capricorn and the forgiveness of $2,347 of intercompany balances.



     The historical results for discontinued operations include an allocation of the Company's nonspecific interest expense based on the ratio of net assets for PTH divided by the sum of net assets of the Company, plus all the Company's debt. Debt and interest expense directly incurred by NATCO was excluded from the ratio. Interest expense for the Company attributable to the PTH operations and included in the profit and loss from discontinued operations for the year ending March 31, 1998, up to and including the disposal date of June 30, 1997; this amount was $285.



     At the time of the spin-off, the Company and PTH entered into a tax sharing agreement with provisions for determining responsibility for tax liabilities of PTH for the years that PTH was included in the Company's consolidated tax returns. Income taxes have been allocated to PTH based on its pretax income and calculated on a separate company basis pursuant to the requirements of SFAS No. 109, Accounting for Income Taxes. Income tax allocated to PTH for the year ended March 31, 1997 and 1998 were $2,982 and $395, respectively.

                       NATCO GROUP INC. AND SUBSIDIARIES

     Summarized financial data for the discontinued operations are as follows:



                                                                 YEARS ENDED
                                                                  MARCH 31,
                                                              -----------------
DISCONTINUED OPERATIONS                                        1997      1998
Revenues....................................................  $86,664   $13,541
Income before income taxes and minority interest............      314     1,162
Income tax provision (benefit)..............................     (825)      395
Minority interest...........................................       39        --
                                                              -------   -------
Income from operations......................................    1,100       767
Gain on disposal of division of discontinued operations net
  of income taxes...........................................    4,788        --
                                                              -------   -------
          Total net discontinued operations.................  $ 5,888   $   767
                                                              =======   =======



     The financial statements and related notes have been reclassified to present financial information for these businesses as discontinued operations. The results of operations for both businesses have been classified as discontinued operations in the consolidated statements of income and are shown net of related income tax expense.


(18) COMMITMENTS AND CONTINGENCIES

     In June 1997, the Company, in connection with a financing effected to provide funds for the acquisition of TEST and other corporate purposes, distributed all of the outstanding stock of PTH then owned by the Company to its then sole stockholder, Capricorn. In connection with the distribution, the Company received an opinion of counsel to the effect that the distribution would be tax-free to both the Company and Capricorn. Tax-free treatment of the distribution depends, in part, upon the underlying facts and circumstances at the time of the distribution. There can be no assurance that the Internal Revenue Service will agree with the Company's and its counsel's interpretation of such facts and circumstances. If the Internal Revenue Service were to challenge the tax-free treatment of the distribution and such challenge were ultimately to prevail, the Company would be treated as recognizing gain with respect to the distribution in an amount equal to the excess of the fair market value of the PTH stock at the time of the distribution over its tax basis to the Company. Such treatment could have a material adverse effect on the Company's results of operations and financial condition.

(19) LITIGATION


     We are a party to various routine legal proceedings. These primarily involve commercial claims, products liability claims, asbestos related personal injury claims and workers' compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of all of these proceedings, even if determined adversely, would not have a material adverse effect on our business or financial condition.



(20) INDUSTRY SEGMENTS AND GEOGRAPHIC INFORMATION



     The Company has adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. The Company's eight business units have separate management teams and infrastructures that offer different products and services. The business units have been aggregated into four reportable segments (described below) since the long-term financial performance of these reportable segments is affected by similar economic conditions.



     Engineered Systems: This segment consists of five business units; U.S. Engineered Systems, Cynara, NATCO Japan, NATCO Venezuela, and NATCO London, that provide design, engineering, manufactur-

                       NATCO GROUP INC. AND SUBSIDIARIES
ing and start-up services for engineered process systems. The principal markets for this segment include all major oil and gas producing regions of the world including North America, Latin America, Europe, Africa and the Far East. Customers include major multi-national, independent and national or state-owned companies.



     Traditional Production Equipment and Services: U.S. Sales & Service is the sole business unit reported in this segment. This unit designs, engineers, manufactures, and provides start-up services for production equipment, which is generally less complex than those units provided by Engineered Systems. This segment also provides replacement parts, field and shop servicing of equipment, and used equipment refurbishing. The principal market for this segment is the U.S. onshore and offshore market; however this segment does cover international markets also. Customers include major multi-national, independent and national or state-owned companies.



     Instrumentation and Electrical Systems: TEST is the sole business unit reported in this segment. This unit designs, manufactures, installs and services instrumentation and electrical control systems. The principal markets for this segment include all major oil and gas producing regions of the world including North America, Latin America, Europe, Kazakhstan, Africa and the Far East. Customers include major multi-national, independent and national or state-owned companies.



     NATCO Canada: This segment consists of our subsidiary in Canada. NATCO Canada provides design, engineering, manufacturing and start-up services for engineered process systems. It also provides replacement parts, field and shop servicing of equipment, and used equipment refurbishing. NATCO Canada has also done selective manufacturing for the Engineered Systems segment in the past. The principal markets for this segment are the oil and gas producing regions of Canada. Customers include major multi-national and independent companies.



     The accounting policies of the reportable segments are the same as those described in Note 2. The Company evaluates the performance of its operating segments based on income before net interest expense, income taxes, depreciation and amortization expense, accounting changes, and nonrecurring items.

                       NATCO GROUP INC. AND SUBSIDIARIES

     Summarized financial information concerning the Company's reportable segments is shown in the following table.



                                      TRADITIONAL
                                      PRODUCTION    INSTRUMENTATION
                         ENGINEERED   EQUIPMENT &    & ELECTRICAL      NATCO    CORPORATE &
                          SYSTEMS      SERVICES         SYSTEMS       CANADA    ELIMINATIONS   CONSOLIDATED
March 31, 1997
  Revenues.............   $43,607       $56,899             --        $31,995     $(5,844)       $126,657
  Segment profit
     (loss)............       633         4,214             --          3,018      (5,054)          2,811
  Total assets.........    14,203        22,739             --         13,740       9,879          60,561
  Capital
     expenditures......       511           372             --            163         113           1,159
  Depreciation and
     amortization......       197           400             --            120         145             862
March 31, 1998
  Revenues.............    34,250        76,782         33,181         59,721      (1,911)        202,023
  Segment profit
     (loss)............    (1,131)        7,251          3,485          6,465      (4,401)         11,669
  Total assets.........    11,778        30,214         23,668         17,264      12,489          95,413
  Capital
     expenditures......       419           383            301            139          14           1,256
  Depreciation and
     amortization......       204           392            445            130         151           1,322
December 31, 1998
  Revenues.............    35,205        51,858         35,553         28,277      (5,282)        145,611
  Segment profit
     (loss)............     1,500         3,031          3,944          2,425      (3,420)          7,480
     Total assets......    37,022        27,543         24,137         14,052      15,658         118,412
     Capital
       expenditures....       191           391            169            871          14           1,636
     Depreciation and
       amortization....       436           295            445            187         110           1,473

                       NATCO GROUP INC. AND SUBSIDIARIES

     The Company's geographic data for continuing operations for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998 are as follows:



                                  UNITED              UNITED             CORPORATE &
                                  STATES    CANADA    KINGDOM   OTHER    ELIMINATIONS   CONSOLIDATED
MARCH 31, 1997
Revenues from unaffiliated
  customers....................  $ 92,518   $28,099   $ 3,464   $2,576     $    --        $126,657
Revenues from affiliates.......     1,385     3,896       443      120      (5,844)             --
                                 --------   -------   -------   ------     -------        --------
Revenues.......................  $ 93,903   $31,995   $ 3,907   $2,696     $(5,844)       $126,657
                                 --------   -------   -------   ------     -------        --------
Operating income (loss)........  $    416   $ 2,076   $(1,247)  $  294     $(2,283)       $   (744)
Identifiable assets............  $ 45,357   $13,740   $ 2,408   $1,165     $(2,109)       $ 60,561
Discontinued assets............                                                              9,483
                                                                                          --------
                                                                                          $ 70,044
                                                                                          --------
MARCH 31, 1998
Revenues from unaffiliated
  customers....................  $132,004   $59,701   $ 4,772   $5,546     $    --        $202,023
Revenues from affiliates.......       909        20       327      202      (1,458)             --
                                 --------   -------   -------   ------     -------        --------
Revenues.......................  $132,913   $59,721   $ 5,099   $5,748     $(1,458)       $202,023
                                 --------   -------   -------   ------     -------        --------
Operating income (loss)........  $  6,458   $ 6,074   $(1,793)  $1,179     $(2,778)       $  9,140
Identifiable assets............  $ 73,884   $17,264   $ 4,792   $1,582     $(2,109)       $ 95,413
DECEMBER 31, 1998
Revenues from unaffiliated
  Customers....................  $113,396   $25,793   $ 2,152   $4,270     $    --        $145,611
Revenues from affiliates.......     2,494     2,484        78      226      (5,282)             --
                                 --------   -------   -------   ------     -------        --------
Revenues.......................  $115,890   $28,277   $ 2,230   $4,496     $(5,282)       $145,611
                                 --------   -------   -------   ------     -------        --------
Operating income (loss)........  $  3,328   $ 2,173   $  (505)  $  959     $(2,707)       $  3,248
Identifiable assets............  $100,671   $14,052   $ 1,750   $4,048     $(2,109)       $118,412



     Corporate expenses consist of corporate overhead and research and development expenses. Revenue from one customer in Canada for the year ended March 31, 1998 amounted to $19,923. The contract was awarded to NATCO Canada principally as the result of sales efforts made by NATCO Corporate personnel located in the United States.



(21) OFFICE CLOSURE



     During 1997, the Company began winding down the operations of Natco U.K. Ltd. These activities include, transferring the net assets and employees at the Company's parts and service business to a new U.S. subsidiary, Natco London, Inc., and resolving pending severance, office closure and leasehold issues. Included in the March 31, 1998 statement of operations is a charge of $282 recognized as the estimated cost to exit these activities, which principally consists of lease termination costs, and professional fees associated with winding down the operation.



     During the six months ended June 30, 1999, the Company completed the closure and reached favorable settlements related to various amounts owed to and by customers and vendors related to a number of contracts entered into between 1993 and 1995. The accrual for the costs associated with these various claims had been accrued in fiscal years 1995 through 1998 based on the best available information at that time. In connection with these favorable settlements, the Company reversed $509 of these accruals.

                       NATCO GROUP INC. AND SUBSIDIARIES

(22) SUBSEQUENT EVENTS



     On August 4, 1999, the Company sold a non-utilized facility which had been leased under a long-term agreement for $950. The net book value of the facility at June 30, 1999 was approximately $385. Proceeds from the sale were used to retire the industrial development revenue bond related to the facility which amounted to $715, with the remaining amount applied to the Company's outstanding revolver balances.



     In September 1999, the Company executed non-binding letters of intent to acquire Porta-Test International Inc. and Engineering Specialties, Inc. Porta-Test will be acquired for cash and a note totaling approximately $6.1 million, net of cash acquired. Engineering Specialties, Inc. will be acquired for cash totaling approximately $7.3 million, net of cash and marketable securities acquired. Both of these transactions are subject to negotiation and execution of definitive agreements.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors


The Cynara Company



     We have audited the accompanying balance sheets of The Cynara Company (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997 and the period from March 5, 1996 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997 and the period from March 5, 1996 (date of inception) to December 31, 1996, in conformity with generally accepted accounting principles.



ERNST & YOUNG LLP



Houston, Texas


February 27, 1998,


  except for Note 15, as to which the date is


  May 29, 1998

                               THE CYNARA COMPANY

                                 BALANCE SHEETS


                                                               DECEMBER 31
                                                         ------------------------   SEPTEMBER 30
                                                            1996         1997           1998
                                                                                    (UNAUDITED)
                        ASSETS
Current assets:
  Cash.................................................  $  646,714   $ 2,556,540   $   390,645
  Restricted cash......................................          --       262,000       262,000
  Accounts receivable..................................   1,089,524       347,270     2,483,166
  Stockholder advances.................................     101,579            --            --
  Inventories..........................................   1,545,493     2,631,753     2,640,183
  Costs and estimated earnings in excess of billings on
     uncompleted contracts.............................     191,788       620,579     1,098,953
  Prepaids and other current assets....................     200,395       210,955       266,401
                                                         ----------   -----------   -----------
          Total current assets.........................   3,775,493     6,629,097     7,141,348
  Property, plant, and equipment, net..................   4,055,091     8,798,151     8,838,884
  Loan origination fees................................     161,662        92,625        88,529
  Other assets.........................................      67,500        52,500        40,000
                                                         ----------   -----------   -----------
          Total assets.................................  $8,059,746   $15,572,373   $16,108,761
                                                         ==========   ===========   ===========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................  $  883,845   $ 1,836,602   $ 1,909,286
  Accrued compensation and benefits....................     308,707       442,794       431,262
  Stockholder distributions payable....................          --       263,189            --
  Billings in excess of costs and estimated earnings on
     uncompleted contracts.............................          --       235,878       179,863
  Other accrued liabilities............................     425,022       943,759       802,105
  Common stock warrants liability......................      60,903       493,480       294,655
  Current maturities of long-term debt.................     969,599     1,300,000     1,300,000
                                                         ----------   -----------   -----------
          Total current liabilities....................   2,648,076     5,515,702     4,917,171
  Long-term debt.......................................   3,784,798     7,138,000     9,566,282
  Stockholders' equity:
  Class A common stock, voting, $.001 par value:
     Authorized shares -- 90,000
     Issued and outstanding shares -- 50,000...........          50            50            50
  Class B common stock, nonvoting, $.001 par value:
     Authorized shares -- 10,000
     Issued and outstanding shares -- None.............          --            --            --
  Additional paid-in capital...........................   1,659,377     1,659,377     1,659,377
  Retained earnings (accumulated deficit)..............     (32,555)    1,259,244       (34,119)
                                                         ----------   -----------   -----------
          Total stockholders' equity...................   1,626,872     2,918,671     1,625,308
                                                         ----------   -----------   -----------
          Total liabilities and stockholders' equity...  $8,059,746   $15,572,373   $16,108,761
                                                         ==========   ===========   ===========


                            See accompanying notes.

                               THE CYNARA COMPANY

                            STATEMENTS OF OPERATIONS


                                               PERIOD FROM
                                              MARCH 5, 1996                         NINE MONTHS ENDED
                                           (DATE OF INCEPTION)    YEAR ENDED          SEPTEMBER 30,
                                             TO DECEMBER 31,     DECEMBER 31,   --------------------------
                                                  1996               1997          1997           1998
                                                                                       (UNAUDITED)
Revenues:
  Construction projects and module
     revenues............................      $  996,125        $13,814,684    $ 8,813,553   $  8,553,129
  Processing services and other
     revenues............................       3,041,497          4,811,948      3,812,399      3,549,436
                                               ----------        -----------    -----------   ------------
                                                4,037,622         18,626,632     12,625,952     12,102,565
Cost of revenues:
  Construction projects and module
     revenues............................         701,552          8,339,673      5,065,826      5,227,476
  Processing services and other
     revenues............................       1,566,211          3,276,574      2,696,547      4,494,591
                                               ----------        -----------    -----------   ------------
                                                2,267,763         11,616,247      7,762,373      9,722,067
                                               ----------        -----------    -----------   ------------
Gross profit.............................       1,769,859          7,010,385      4,863,579      2,380,498
Operating expenses:
  Research and development...............         116,656            309,237        150,103        252,005
  Management fees to related party.......          86,624            327,940        225,000        294,565
  Selling, general, and administrative...       1,183,625          3,150,287      1,808,270      2,474,633
                                               ----------        -----------    -----------   ------------
          Total operating expenses.......       1,386,905          3,787,464      2,183,373      3,021,203
                                               ----------        -----------    -----------   ------------
Operating income (loss)..................         382,954          3,222,921      2,680,206       (640,705)
Interest expense.........................        (341,712)        (1,233,989)      (486,712)      (505,361)
Other income, net........................           3,352             43,637         57,798         25,176
Equity loss in Partnership...............          (9,082)                --             --             --
                                               ----------        -----------    -----------   ------------
          Net income (loss)..............      $   35,512        $ 2,032,569    $ 2,251,292   $ (1,120,890)
                                               ==========        ===========    ===========   ============


                            See accompanying notes.

                               THE CYNARA COMPANY

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                          RETAINED
                                    CLASS A      CLASS A   ADDITIONAL     EARNINGS         TOTAL
                                  COMMON STOCK   COMMON     PAID-IN     (ACCUMULATED   STOCKHOLDERS'
                                     SHARES       STOCK     CAPITAL       DEFICIT)        EQUITY
Common stock issued at March 5,
  1996 (date of inception)......     16,320        $16     $   59,411   $        --     $    59,427
  Issuance of common stock......     33,680         34      1,599,966            --       1,600,000
  Distributions to
     stockholders...............         --         --             --       (68,067)        (68,067)
  Net income....................         --         --             --        35,512          35,512
                                     ------        ---     ----------   -----------     -----------
Balance at December 31, 1996....     50,000         50      1,659,377       (32,555)      1,626,872
  Distributions to
     stockholders...............         --         --             --      (740,770)       (740,770)
  Net income....................         --         --             --     2,032,569       2,032,569
                                     ------        ---     ----------   -----------     -----------
Balance at December 31, 1997....     50,000         50      1,659,377     1,259,244       2,918,671
  Distributions to stockholders
     (unaudited)................         --         --             --      (172,473)       (172,473)
  Net loss (unaudited)..........         --         --             --    (1,120,890)     (1,120,890)
                                     ------        ---     ----------   -----------     -----------
Balance at September 30, 1998
  (unaudited)...................     50,000        $50     $1,659,377   $   (34,119)    $ 1,625,308
                                     ======        ===     ==========   ===========     ===========


                            See accompanying notes.

                               THE CYNARA COMPANY

                            STATEMENTS OF CASH FLOWS


                                             PERIOD FROM
                                            MARCH 5, 1996
                                              (DATE OF                           NINE MONTHS
                                            INCEPTION) TO    YEAR ENDED      ENDED SEPTEMBER 30,
                                            DECEMBER 31,    DECEMBER 31,   ------------------------
                                                1996            1997          1997         1998
                                                                                 (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).........................   $    35,512     $2,032,569    $2,251,292   $(1,120,890)
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
  Depreciation and amortization...........       429,600      1,175,780       705,003     1,610,348
  Amortization of loan origination fees
     and debt discount....................        69,188        212,140       103,629        15,795
  Loss on disposal of fixed assets........            --         52,365            --      (198,825)
  Common stock warrants revaluation.......            --        432,577            --            --
  Equity loss in Partnership..............         9,082             --            --            --
  Change in assets and liabilities:
     Restricted cash......................            --       (262,000)     (262,000)           --
     Accounts receivable..................       482,608        742,254       942,188    (2,135,896)
     Inventory............................        67,774     (1,086,260)     (456,125)       (8,430)
     Costs and estimated earnings in
       excess of billings on uncompleted
       contracts..........................      (191,788)      (428,791)     (215,289)     (478,374)
     Prepaids and other current assets....      (184,738)       (10,560)     (139,336)      (55,446)
     Accounts payable.....................       453,534        952,757       718,525        72,684
     Billings in excess of costs and
       estimated earnings on uncompleted
       contracts..........................            --        235,878            --       (56,015)
     Other accrued liabilities............       411,183        652,824       651,884      (416,373)
     Other................................            --             --       101,578            --
                                             -----------     ----------    ----------   -----------
Net cash provided by (used in) operating
  activities..............................     1,581,955      4,701,533     4,401,349    (2,771,422)
INVESTING ACTIVITIES
Capital expenditures......................      (360,848)    (3,601,205)   (2,182,838)   (1,638,582)
Acquisition, net of cash acquired.........    (6,589,297)    (2,355,000)           --            --
                                             -----------     ----------    ----------   -----------
Net cash used in investing activities.....    (6,950,145)    (5,956,205)   (2,182,838)   (1,638,582)
FINANCING ACTIVITIES
Proceeds from revolving loans and term
  loans...................................     6,700,000     13,288,000     2,050,000     5,865,589
Payments on revolving loans and long-term
  loans...................................    (1,900,000)    (9,650,000)   (1,850,000)   (3,437,307)
Loan origination fees.....................      (215,550)       (97,500)      (46,875)      (11,700)
Issuance of common stock..................     1,600,000             --            --            --
Issuance of common stock warrants.........           100             --            --            --
Distributions to stockholders.............      (169,646)      (376,002)     (477,580)     (172,473)
                                             -----------     ----------    ----------   -----------
Net cash provided by (used in) financing
  activities..............................     6,014,904      3,164,498      (324,455)    2,244,109
                                             -----------     ----------    ----------   -----------
Increase (decrease) in cash...............       646,714      1,909,826     1,894,056    (2,165,895)
Cash at beginning of period...............            --        646,714       646,714     2,556,540
                                             -----------     ----------    ----------   -----------
Cash at end of period.....................   $   646,714     $2,556,540    $2,540,770   $   390,645
                                             ===========     ==========    ==========   ===========


                            See accompanying notes.

                               THE CYNARA COMPANY

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION

     The Cynara Company, formerly RHRK Holdings, Inc., was incorporated on March 5, 1996 as an S corporation by Robert J. Hamaker ("Hamaker") and Ralph M. Kelly ("Kelly"). Hamaker and Kelly each contributed his 5% limited interest in a partnership known as The Cynara Company (the "Partnership") in exchange for 8,160 shares each of Class A common stock of the company. Effective July 1, 1996, concurrent with the acquisition described in Note 3, the company changed its name to The Cynara Company (the "Company").


     The Company uses hollow fiber membranes to separate CO(2) from streams of fluids produced from oil and gas reservoirs. The Company designs, constructs, sells, leases, or owns and operates commercial CO(2) separation plants using this process in the Gulf Coast region of the U.S., Southeast Asia, and South America. The Company either sells equipment to or contracts with operators of such reservoirs to perform such separations on a fee basis.


     Effective July 1, 1996, concurrent with the acquisition described in Note 3, a group of individual investors (collectively, "HHDS&P" or the "Majority Stockholders") individually purchased a total of 33,680 shares of the Company's Class A common stock for $1.6 million. Concurrently, Hamaker and Kelly each individually sold certain of his Class A common stock to an individual HHDS&P investor, resulting in the Majority Stockholders controlling 80% of the outstanding shares of Class A common stock, with Hamaker and Kelly each controlling 10%.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 INTERIM INFORMATION


     The financial statements included herein as of September 30, 1998, and for the nine months ended September 30, 1998 and 1997 are unaudited, and, in the opinion of management, the information furnished reflects all material adjustments, consisting of normal recurring adjustments necessary for a fair statement of the results for the interim periods presented.


 REVENUE RECOGNITION

     The Company accounts for earnings from long-term construction contracts on the percentage-of-completion method of accounting. Under the percentage-of-completion method, earnings on contracts-in-process are recognized based on the percentage of estimated total earnings that costs incurred bear to currently estimated total costs on each contract, commencing when sufficient progress has been made to estimate final results with reasonable accuracy. Provisions are made for the full amounts of anticipated losses in the period in which they are first determinable. Costs and estimated earnings on contracts-in-process in excess of amounts billed are reported as a current asset. Amounts billed on contracts-in-process in excess of related costs and estimated earnings are reported as a current liability.


     Revenues from CO(2) separation services are based on volumes processed and revenues from membrane module sales are recognized when the modules are shipped.


 CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents.

                               THE CYNARA COMPANY

 PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment are stated at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Expenditures for major improvements which extend the lives of property and equipment are capitalized, while minor replacements, maintenance, and repairs are charged to operations as incurred.

  RESEARCH AND DEVELOPMENT COSTS

     The costs of materials and equipment that are acquired for research and development activities, and which have alternative future uses, are capitalized and depreciated over the period of future benefit. All other research and development costs are charged to operations as incurred.

  INVENTORIES

     Inventories are stated at the lower of cost or market value, using average cost for raw materials and standard cost for work-in-progress and finished membrane modules, which approximates actual cost.

  USE OF ESTIMATES

     Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which subject the Company to concentrations of credit risk consist principally of trade receivables. The Company's policy is to evaluate each customer's financial condition and determine the amount of credit to be extended. The Company sells to a limited number of customers, primarily in the petrochemical industry. Collateral is generally not required on these receivables. At December 31, 1997 and 1996, there were no allowances for doubtful accounts.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation.

3. ACQUISITION


     Effective July 1, 1996, the Company purchased Dow's 90% interest in the Partnership and certain other assets (primarily inventory and certain Pittsburgh, California, membrane manufacturing plant assets) from Dow. The acquisition was accounted for under the purchase method of accounting, whereby all of the assets and liabilities acquired were adjusted to their fair values at the acquisition date, which approximated the purchase price. The tentative purchase price at July 1, 1996 was $7.1 million and consisted of $6.3 million in cash, assumption of certain liabilities of $454,000, and acquisition costs of $300,000. Effective immediately prior to the acquisition on July 1, 1996, the Partnership distributed certain net liabilities of approximately $174,000 to the Company. The final purchase price was contingent upon the resolution of an operating agreement with Pennzoil for CO(2) separation services at the SACROC Unit, as more fully described in Note 4. In August 1997, the Company negotiated a new operating agreement with Pennzoil and was required to pay an additional cash consideration of $2,355,000, resulting in a total purchase price of $9,455,000. The additional purchase price was allocated to the SACROC Unit. The financial statements reflect all operations of the acquired entity from July 1, 1996 through December 31, 1997.

                               THE CYNARA COMPANY

4. CO(2) SEPARATION SERVICES



     The Partnership had an operating agreement with Pennzoil (assumed from Chevron U.S.A., Inc., in 1994) to provide CO(2) separation services at a facility in Snyder, Texas (the "SACROC Unit"). Separation services began at the SACROC Unit in December 1983 and the agreement expired in August 1993, with automatic annual renewals. In May 1996, Pennzoil notified the Partnership of its intent to terminate the agreement effective September 1, 1996. The Company, as successor to the Partnership, continued to provide CO(2) separation services at the SACROC Unit on a month-to-month basis until August 1997. In August 1997, the Company entered into a new agreement with Pennzoil to provide such services. The agreement expires February 2008, with automatic annual renewals unless either party provides written notice of termination at least 90 days prior to the renewal date.



     In August 1996, the Company began operations under an agreement with Texaco to provide CO(2) separation services at a facility in Paradis, Louisiana (the "Paradis Unit"). The agreement expires July 31, 2001, with automatic annual renewals unless either party provides written notice of termination at least 90 days prior to the renewal date.


     Approximately $3.3 million and $1.3 million of total revenues resulted from separation services at the SACROC Unit and Paradis Unit, respectively, for the year ended December 31, 1997. Approximately $2.3 million and $500,000 of total revenues resulted from separation services at the SACROC Unit and Paradis Unit, respectively, for the period from March 5, 1996 (date of inception) to December 31, 1996.

5. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     In January 1997, the Company entered into a long-term construction contract valued at approximately $18.2 million with Unocal Thailand, Ltd. ("Unocal"). The contract is estimated to be completed in the second quarter of 1998. At December 31, 1997, the Company has issued a $1.5 million letter of credit for the benefit of Unocal, which reduces the available borrowing base under the revolving loan described in Note 8.

     In July 1997, the Company entered into a long-term construction contract valued at approximately $2.6 million with Total Exploration and Production Thailand ("Total"). The contract is estimated to be completed in the second quarter of 1998. At December 31, 1997, the Company has restricted cash of $262,000 to secure its performance on this contract.

     For the year ended December 31, 1997, approximately $12.6 million and $601,000 of the Company's revenues resulted from the contracts with Unocal and Total, respectively.

  UNAUDITED

     In March 1998, management lowered the estimated cost to complete the Unocal contract. As a result, the Company determined the contract to be approximately 92% complete for purposes of revenue recognition compared to 84% complete prior to the revision in estimate. This change in estimate resulted in a $1.5 million revenue recognition adjustment.

                               THE CYNARA COMPANY

6. INVENTORIES


     Inventories consist of the following at December 31 and September 30:



                                                                            SEPTEMBER 30,
                                                     1996         1997          1998
                                                                             (UNAUDITED)
Raw materials...................................  $  171,375   $  335,895    $  581,288
Work-in-progress................................     183,155      420,458       146,390
Finished goods..................................   1,190,963    1,875,400     1,912,505
                                                  ----------   ----------    ----------
                                                  $1,545,493   $2,631,753    $2,640,183
                                                  ==========   ==========    ==========


7. PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consist of the following at December 31:

                                                 ESTIMATED
                                                USEFUL LIFE       1996         1997
Leasehold improvements.......................  Up to 5 years   $  184,269   $   188,446
Machinery and equipment......................        5 years    4,054,932     8,854,407
Furniture and fixtures.......................        7 years       58,134       112,311
Computers and office equipment...............        5 years      158,566       296,156
Construction-in-progress.....................                      21,290       907,269
                                                               ----------   -----------
                                                                4,477,191    10,358,589
Less accumulated depreciation................                     422,100     1,560,438
                                                               ----------   -----------
Property, plant, and equipment, net..........                  $4,055,091   $ 8,798,151
                                                               ==========   ===========

     Depreciation expense for the year ended December 31, 1997 and for the period from March 5, 1996 (date of inception) to December 31, 1996 was $1,161,000 and $436,000, respectively. During 1997, the Company disposed of certain fixed assets which were used primarily in an older manufacturing process. The loss on disposal of such assets was approximately $52,000 and is netted with other income in the statement of operations.

                               THE CYNARA COMPANY

8. LONG-TERM DEBT

     Long-term debt consists of the following at December 31:


                                                                 1996         1997
Term loan with Bank One Capital Partners II, LTD ("BOCP");
  interest payable quarterly at a rate of 12%, principal
  payable in quarterly installments of $250,000 commencing
  March 31, 1997, due July 1, 2001, secured by all assets of
  the Company...............................................  $4,500,000           --
Revolving loan with BOCP; interest payable monthly at a rate of prime plus 1 1/2%, due the earlier of July 1, 1998 or
  the date the term loan is paid in full, secured by all
  assets of the Company.....................................     300,000           --
Term loan with Bank One; interest payable quarterly at a
  rate of 9.5%, principal payable in quarterly installments
  of $325,000 commencing March 31, 1998, due December 31,
  2002, secured by all assets of the Company................          --   $7,000,000
Revolving loan with Bank One; interest payable monthly at a
  rate of 8.5%, due October 8, 1999, secured by all assets
  of the Company............................................          --    1,438,000
Less debt discount..........................................     (45,603)          --
                                                              ----------   ----------
                                                               4,754,397    8,438,000
Less current maturities, including related debt discount....     969,599    1,300,000
                                                              ----------   ----------
Long-term debt due after one year...........................  $3,784,798   $7,138,000
                                                              ==========   ==========


     Upon resolution of the SACROC operating agreement, as more fully described in Note 4, the Company refinanced all of its outstanding borrowings with Bank One. The debt agreement provides for a term loan of $7.0 million and a revolving loan not to exceed $6.0 million. The Company has issued a $1.5 million letter of credit which reduces the available borrowing base under the revolving loan. A commitment fee of 0.5% is charged on the unused portion of the revolving loan. In 1997, the Company paid loan origination fees of approximately $98,000, which are being amortized to interest expense over five years. The revolving loan is subject to certain borrowing base requirements based primarily on current asset balances. The existing debt agreement provides, among other things, for the maintenance of certain minimums, as defined, for working capital, net worth, liquidity, and cash flow coverage of debt service.

     Scheduled maturities of the Company's long-term debt are as follows for the years ending December 31:

1998....................................................   $1,300,000
1999....................................................    2,738,000
2000....................................................    1,300,000
2001....................................................    1,300,000
2002 and thereafter.....................................    1,800,000
                                                           ----------
                                                           $8,438,000
                                                           ==========

     The Company paid interest of $464,000 and $259,000 during the year ended December 31, 1997 and for the period from March 5, 1996 (date of inception) to December 31, 1996, respectively. The carrying value of the Company's long-term debt approximates its fair value, as the interest rates on outstanding borrowings approximate the market rate.

                               THE CYNARA COMPANY

9. INCOME TAXES

     The stockholders have elected to treat the Company as an S corporation, as defined by the Internal Revenue Code. In general, the corporate income or loss of an S corporation is allocated to the stockholders for inclusion in their personal federal income tax returns. As a result, federal income taxes are not reflected in these financial statements.

10. COMMITMENTS

     The Company leases certain equipment and facilities under operating leases that expire at various dates through 2002. Minimum rental commitments under all noncancelable leases with an initial term in excess of one year are payable as follows:

1998....................................................   $  493,035
1999....................................................      244,255
2000....................................................      152,530
2001....................................................      152,530
2002....................................................      152,530
                                                           ----------
                                                           $1,194,880
                                                           ==========

     Total rental expense charged to operations during the year ended December 31, 1997 and for the period from March 5, 1996 (date of inception) to December 31, 1996 was $523,775 and $233,174, respectively.

     From time to time, the Company is subject to claims arising in the ordinary course of business. In the opinion of management, the ultimate outcome of these claims is not expected to have a material adverse effect on the financial statements.

11. RELATED PARTY TRANSACTIONS


     The Company entered into a management services agreement with HHDS&P whereby the Company pays monthly management fees to HHDS&P for certain management services provided. Unpaid management fees and expenses were approximately $188,000 and $38,000 at December 31, 1997 and 1996, respectively.


12. STOCKHOLDERS AGREEMENT

     The Company entered into a Stockholders Agreement (the "Agreement") on July 1, 1996 with the holders of its outstanding shares of common stock and BOCP. The Agreement provides the stockholders and BOCP the right of first refusal to purchase the selling stockholder's shares. The Agreement also provides the stockholders and BOCP the right of co-sale when a selling stockholder elects a third-party offer when such selling shares are not purchased under the right of first refusal. The Agreement further states that the Majority Stockholders may require, with 30 days' written notice, the other stockholders and BOCP to sell their shares to a purchaser on the same terms and for the same price that the Majority Stockholders have agreed to sell their shares.

     The Agreement provides Hamaker and Kelly the right, if terminated for any reason other than for cause, to require the Company to purchase all of their outstanding shares. Conversely, the Agreement also provides the Company the option, if Hamaker or Kelly is terminated for cause, to purchase all of the outstanding shares held by the terminated employee. The put or call option price per share shall be the fair market value per share of the Company on a fully diluted basis, as mutually determined by the parties or a financial institution.

                               THE CYNARA COMPANY

     The Agreement allows quarterly distributions to be made to the stockholders, to the extent permitted under the Company's debt agreement, to satisfy the stockholder's aggregate federal and state income tax liability incurred in respect to the income of the Company. The Company may require stockholders to refund distributions in excess of the stockholders' aggregate tax liability, or the Company may reduce the first distribution of the following year. During the year ended December 31, 1997, the Company distributed cash of $376,000, and an additional $263,000 is recorded as stockholder distributions payable in the balance sheet. During the period from March 5, 1996 (date of inception) to December 31, 1996, the Company distributed cash of $170,000 to stockholders, of which $102,000 is recorded as stockholder advances in the balance sheet.

     The Agreement allows stockholders to exchange their shares of Class A voting common stock for Class B nonvoting common stock and vice versa upon written request.

     The Agreement shall terminate upon the earlier of the following: (1) the sale, transfer, or disposition by Hamaker, Kelly, and BOCP of all their shares;
(2) an initial public offering of the Company's common stock; (3) the sale or transfer of all of the outstanding common stock to a third-party offeror; or (4) June 30, 2006.

13. COMMON STOCK WARRANTS AND OPTIONS

     Concurrent with the execution of its debt agreement with BOCP, the Company issued 1,282 common stock warrants to BOCP in exchange for $100. The proceeds of the debt and detachable warrants were allocated between the debt and warrants, resulting in a debt discount. The common stock warrants entitle BOCP the right to purchase 1,282 shares of Class B nonvoting common stock at $.01 per share. The warrants also have put rights, which entitle the holder to require the Company to purchase all of the outstanding warrants or warrant shares at the put price. The put price is determined based on the fair value, as mutually agreed by the parties or based on defined formulas. The warrants are recorded at their estimated put price at December 31, 1997, based on the consideration expected to be received in conjunction with the proposed merger (as more fully described in Note 15), and are included in liabilities in the balance sheet. The warrants expire on October 8, 2002.

     BOCP also has common stock options to purchase 3,846.15 shares of Class B common stock from the Majority Stockholders at an exercise price of $52.26 per share.

14. BENEFIT PLAN

     The Company has a 401(k) defined contribution retirement plan covering all eligible employees. This plan allows for employees to defer up to 16% of their compensation, with the Company matching 50% of the first 10% of the participant's contribution. In addition, the Company may make a discretionary contribution at the end of the plan year. Participants are immediately and fully vested in employer contributions. The Company's matching contribution charged to operations for the year ended December 31, 1997 and for the period from March 5, 1996 (date of inception) to December 31, 1996 was $83,000 and $32,000, respectively.

15. SUBSEQUENT EVENT


     In March 1998, management of the Company announced an agreement in principle to merge the business of the Company with NATCO Group Inc. ("NATCO"). The transaction is expected to be completed in June 1998 and is contingent on NATCO's successful initial public offering anticipated to occur in June 1998. Upon completion, NATCO will own 100% of the Company's capital stock. The Company has obtained approval of the proposed transaction with the holder of outstanding borrowings.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors


Porta-Test International Inc.:



     We have audited the accompanying balance sheet of Porta-Test International Inc. as of June 30, 1999, and the related statements of operations, stockholders' equity and comprehensive loss, and cash flows for the year ended June 30, 1999. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Porta-Test International Inc. as of June 30, 1999, and the results of its operations and its cash flows for the year ended June 30, 1999 in conformity with generally accepted accounting principles.



                                            KPMG LLP



September 17, 1999


Houston, Texas

                         PORTA-TEST INTERNATIONAL INC.



                                 BALANCE SHEET


                                 JUNE 30, 1999



                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $   80,405
  Trade accounts receivable.................................      613,351
  Inventory.................................................      638,996
  Note receivable from related party........................      137,287
  Investments and other current assets......................      106,772
                                                               ----------
          Total current assets..............................    1,576,811
Property, plant and equipment, net..........................      338,582
                                                               ----------
                                                               $1,915,393
                                                               ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current installments of long-term debt....................   $   93,547
  Bonuses payable...........................................      757,666
  Accounts payable..........................................      357,519
  Accrued expenses and other................................      136,036
  Advances from shareholders................................       68,059
                                                               ----------
          Total current liabilities.........................    1,412,827
Long-term debt, excluding current installments..............      162,843
Deferred tax liability......................................       28,302
                                                               ----------
          Total liabilities.................................    1,603,972
Stockholders' equity:
  Common stock, $.72 par value. Authorized unlimited shares,
     issued and outstanding 100 shares......................           72
  Retained earnings.........................................      322,629
  Accumulated other comprehensive loss......................      (11,280)
                                                               ----------
          Total stockholders' equity........................      311,421
Commitments and contingencies
                                                               ----------
                                                               $1,915,393
                                                               ==========



                See accompanying notes to financial statements.

                         PORTA-TEST INTERNATIONAL INC.



                            STATEMENT OF OPERATIONS


                            YEAR ENDED JUNE 30, 1999



Revenues....................................................   $7,255,961
Cost of goods sold..........................................    4,483,103
                                                               ----------
  Gross profit..............................................    2,772,858
Selling, general and administrative expenses................    2,797,026
Depreciation and amortization expense.......................       66,491
                                                               ----------
  Loss from operations......................................      (90,659)
Interest expense, net.......................................       16,464
Loss on disposal of investments and other assets, net.......      109,263
                                                               ----------
  Loss before income taxes..................................     (216,386)
Income tax benefit..........................................       26,946
                                                               ----------
  Net loss..................................................   $ (189,440)
                                                               ==========



                See accompanying notes to financial statements.

                         PORTA-TEST INTERNATIONAL INC.



            STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS


                            YEAR ENDED JUNE 30, 1999



                                                                       ACCUMULATED
                                                                          OTHER           TOTAL
                                                 COMMON   RETAINED    COMPREHENSIVE   STOCKHOLDERS'
                                                 STOCK    EARNINGS        LOSS           EQUITY
Balances at June 30, 1998......................   $72     $ 512,069     $(26,376)       $ 485,765
Comprehensive loss:
  Net loss.....................................    --      (189,440)          --         (189,440)
  Unrealized gains on investments..............    --            --       21,628           21,628
  Foreign currency translation adjustment......    --            --       (6,532)          (6,532)
                                                                                        ---------
          Total comprehensive loss.............    --            --           --         (174,344)
                                                  ---     ---------     --------        ---------
Balances at June 30, 1999......................   $72     $ 322,629     $(11,280)       $ 311,421
                                                  ===     =========     ========        =========



                See accompanying notes to financial statements.

                         PORTA-TEST INTERNATIONAL INC.



                            STATEMENT OF CASH FLOWS


                            YEAR ENDED JUNE 30, 1999



Cash flows from operating activities:
  Net loss..................................................  $ (189,440)
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization expense..................      66,491
     Loss on disposal of investments and other assets,
      net...................................................     109,263
     Deferred income taxes..................................      (1,989)
     Changes in operating assets and liabilities:
       Decrease in trade accounts receivable................     318,797
       Decrease in inventories..............................      27,669
       Increase in bonus payable............................     757,666
       Increase in accounts payable.........................      33,883
       Decrease in accrued expenses and other...............     (41,068)
                                                              ----------
          Net cash provided by operating activities.........   1,081,272
                                                              ----------
Cash flows from investing activities:
  Capital expenditures for property, plant and equipment....     (58,901)
  Purchase of investments, net..............................     (24,612)
  Note receivable advances to related party.................    (246,550)
                                                              ----------
          Net cash used in investing activities.............    (330,063)
                                                              ----------
Cash flows from financing activities:
  Decrease is bank overdraft................................    (710,620)
  Proceeds from long-term debt..............................     186,352
  Repayments of advances from shareholders..................     (16,870)
  Repayments of advances from related party.................    (129,666)
                                                              ----------
          Net cash provided by financing activities.........    (670,804)
                                                              ----------
Net increase in cash and cash equivalents...................     791,025
Cash and cash equivalents at beginning of period............          --
                                                              ----------
Cash and cash equivalents at end of period..................  $   80,405
                                                              ==========
Cash payments for:
  Interest..................................................  $   16,464
  Income taxes..............................................      13,753



                See accompanying notes to financial statements.

                         PORTA-TEST INTERNATIONAL INC.



                         NOTES TO FINANCIAL STATEMENTS


                                 JUNE 30, 1999


(1) THE COMPANY



     Porta-Test International Inc. (the Company), incorporated in Alberta, Canada, is a manufacturer of equipment for separating gases, liquids and suspended solids. The Company's manufacturing facility is located in Edmonton, Alberta and sales are primarily to customers located in Canada, Mexico and the United States.



     The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States.



(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  CASH EQUIVALENTS



     The Company considers all highly-liquid investment instruments with original maturities of three months or less to be cash equivalents.



  CONCENTRATION OF CREDIT RISK



     The Company had revenues from one single customer that represented 54% of revenues for the year ended June 30, 1999.



  INVENTORIES



     Finished goods and work-in-process are valued at the lower of cost and net realizable value. Raw materials and supplies are valued at the lower of cost and net replacement cost. Cost is determined principally on a first-in, first-out basis. Cost includes materials, labor and manufacturing overhead.



  INVESTMENTS



     Investments at June 30, 1999 consist of equity securities which the Company classifies as available-for-sale. Investments are recorded at fair value, and unrealized holding gains and losses are excluded from earnings and are reported as a separate component of other comprehensive income(loss) until realized.



  PROPERTY, PLANT AND EQUIPMENT



     Property, plant and equipment are stated at cost less an allowance for depreciation. Depreciation on plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Maintenance and repair costs are expensed as incurred; renewals and betterments are capitalized. Upon the sale or retirement of properties, the accounts are relieved of the cost and the related accumulated depreciation, with any resulting profit or loss included in income. The carrying values of property, plant and equipment by location are reviewed at least annually or whenever there are indications that these assets may be impaired.



  FAIR VALUE OF FINANCIAL INSTRUMENTS



     Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision.



     The Company believes that the carrying amounts of its current assets and current liabilities approximate the fair value of such items due to their short-term nature. The carrying amounts of long-term debt approximate fair value as the interest rates thereon approximate market.

                         PORTA-TEST INTERNATIONAL INC.

  REVENUE RECOGNITION



     Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion method for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools and repair costs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are included in revenues when their realization is reasonably assured. Claims are included in revenues when realization is probable and can be reliably estimated.



  INCOME TAXES



     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.



  TRANSLATION OF FOREIGN CURRENCIES



     Financial statement amounts have been translated into their United States dollar equivalents at exchange rates as follows: (1) balance sheet accounts at year-end exchange rates, and (2) statement of operations accounts at a weighted average exchange rate for the period. The gains or losses resulting from such translations are included in the determination of comprehensive income (loss). Gains or losses from foreign currency transactions are reflected in the statement of operations.



  USE OF ESTIMATES



     Management of the Company has made a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities and the amounts of revenues and expenses recognized during the period to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.



(3) INVENTORIES



     Inventories consist of the following at June 30, 1999:



     Raw materials and supplies.............................  $134,297
     Work-in-process........................................   433,428
     Finished goods.........................................    71,271
                                                              --------
                                                              $638,996
                                                              ========



(4) INVESTMENTS AND OTHER CURRENT ASSETS



     Investments and other current assets consist of the following at June 30, 1999:



     Short-term investments.................................  $ 84,215
     Other..................................................    22,557
                                                              --------
                                                              $106,772
                                                              ========

                         PORTA-TEST INTERNATIONAL INC.

(5) PROPERTY, PLANT AND EQUIPMENT



     Property, plant and equipment consist of the following at June 30, 1999:



                                                                   ESTIMATED
                                                                  USEFUL LIFE
Buildings and improvements..........................  $  30,177        5 years
Machinery and equipment.............................    373,264   3 - 15 years
Computer and office equipment.......................    116,068    2 - 5 years
                                                      ---------
                                                        519,509
  Less accumulated depreciation.....................   (180,927)
                                                      ---------
                                                      $ 338,582
                                                      =========



(6) LONG-TERM DEBT



     Long-term debt consists of the following at June 30, 1999:



Bank term loan, with monthly repayments of $8,334 (CAN$)
  plus interest at prime plus 1.25% (7.50% at June 30,
  1999), secured by a general security agreement and a
  postponement of shareholder advances......................   $226,446
Bank term loan, with monthly repayments of $4,167 (CAN$)
  plus interest at prime plus 3/4% (7.00% at June 30, 1999), secured by a general security agreement and a postponement
  of shareholder advances...................................     19,802
Bank term loan, with monthly repayments of $712 (CAN$) plus
  interest at prime plus 2% (8.25%) at June 30, 1999),
  secured by an assignment of book debts and a postponement
  of shareholder advances...................................     10,142
                                                               --------
          Total long-term debt..............................    256,390
Less current installments...................................     93,547
                                                               --------
          Long-term debt, less current installments.........   $162,843
                                                               ========



     At June 30, 1999, aggregate annual future maturities of long-term debt are as follows:



2000........................................................   $ 93,547
2001........................................................     72,279
2002........................................................     67,940
2003........................................................     22,624
                                                               --------
                                                               $256,390
                                                               ========



(7) ADVANCES FROM SHAREHOLDERS



     Advances from shareholders are due on demand, bear no interest and have no fixed terms of repayment. As such, these advances have been classified as current on the accompanying balance sheet.



(8) INCOME TAXES



     Income tax benefit consists of the following for the year ended June 30, 1999:



Current-Foreign.............................................  $24,957
Deferred-Foreign............................................    1,989
                                                              -------
          Total.............................................  $26,946
                                                              =======

                         PORTA-TEST INTERNATIONAL INC.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities at June 30, 1999, are as follows:



  Property, plant and equipment.............................  $28,302
                                                              -------
          Total deferred tax liabilities....................  $28,302
                                                              =======



     Income tax benefit for the year ended June 30, 1999 differs from the amount computed by applying the U.S. federal income tax rate of 34% to loss before income taxes as a result of the following:



Income tax benefit computed at U.S. statutory rate..........  $ 73,571
Differences between U.S. and foreign tax rate...............   (32,458)
Other.......................................................   (14,167)
                                                              --------
                                                              $ 26,946
                                                              ========



(9) RELATED PARTY TRANSACTIONS



     The Company is related to 554257 Alberta Ltd. and Quantum Mechanical Ltd. by virtue of common control exercised by members of the shareholders' family. 554257 Alberta Ltd. leases the building occupied by the Company as outlined in note 10. Rent expense is paid to 554257 Alberta Ltd. at commercial rates. The Company has written off advances to Quantum Mechanical Ltd. in the amount of $140,806 during the year ended June 30, 1999.



     At June 30, 1999, the Company had a note receivable from Westana Financial Corporation (Westana) in the amount of $137,287. Westana is a related party in that an officer at Westana serves as a director of the Company. The note receivable is due on demand, accrues interest at 18% and is unsecured.



(10) OPERATING LEASES



     The Company operates in premises leased from a related party under a long-term lease from February 1996 to January 2000. The lease provides for annual lease payments of $228,000 (CAN$), plus a five-year renewal option to extend this lease at annual rates to be negotiated.



     In addition, the Company leases various facilities and equipment under noncancelable operating lease agreements. These leases expire on various dates through 2003. Future minimum lease payments required under these operating leases are summarized as follows:



YEAR ENDING JUNE 30,                                            AMOUNT
2000........................................................   $173,527
2001........................................................    106,263
2002........................................................     11,577
                                                               --------
          Total minimum lease payments......................   $291,367
                                                               ========



     Total expense for operating leases for the year ended June 30, 1999, was $199,095.

                         PORTA-TEST INTERNATIONAL INC.

(11) COMPREHENSIVE INCOME (LOSS)



     The accumulated balances for each classification of comprehensive income
     (loss) are as follows at June 30, 1999:



                                                                               ACCUMULATED
                                                   FOREIGN      UNREALIZED        OTHER
                                                  CURRENCY       GAINS ON     COMPREHENSIVE
                                                 TRANSLATION    INVESTMENTS   INCOME (LOSS)
                                                 -----------    -----------   -------------
Beginning balance..............................   $(26,376)       $    --       $(26,376)
Current period change..........................     (6,532)        21,628         15,096
                                                  --------        -------       --------
Ending balance.................................   $(32,908)       $21,628       $(11,280)
                                                  ========        =======       ========



(12) GEOGRAPHIC INFORMATION



     For the year ended June 30, 1999, the Company had revenues from external customers in the following countries:



Mexico......................................................   $4,231,037
United States...............................................    1,845,315
Canada......................................................    1,179,609
                                                               ----------
                                                               $7,255,961
                                                               ==========



(13) SALE OF COMPANY



     The shareholders of the Company have signed a letter of intent to sell all of the issued and outstanding common stock of the Company to NATCO Group, Inc. (NATCO) in exchange for cash and notes.

                          INDEPENDENT AUDITORS' REPORT

The Stockholders
Engineering Specialties, Inc. and
     Engineering Specialties FSC, Inc.:

     We have audited the accompanying combined balance sheet of Engineering Specialties, Inc. and Engineering Specialties FSC, Inc. (ESI) as of December 31, 1998, and the related combined statements of operations, stockholders' equity and comprehensive income, and cash flows for the year then ended. These combined financial statements are the responsibility of ESI's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ESI as of December 31, 1998 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                            KPMG LLP


New Orleans, Louisiana
September 24, 1999

                       ENGINEERING SPECIALTIES, INC. AND


                       ENGINEERING SPECIALTIES FSC, INC.


                            COMBINED BALANCE SHEETS


                                                              DECEMBER 31,      JUNE 30,
                                                                  1998            1999
                           ASSETS                             ------------     -----------
                                                                               (UNAUDITED)
Current assets:
  Cash......................................................   $1,043,248         148,857
  Investments...............................................    1,700,205       2,600,068
  Receivables:
     Trade..................................................      741,475         254,203
     Costs and estimated earnings in excess of billings on
       uncompleted contracts................................      139,588         401,138
                                                               ----------       ---------
          Total receivables.................................      881,063         655,341
  Inventories...............................................      190,890         331,353
  Prepaid expenses..........................................       36,561          24,700
                                                               ----------       ---------
          Total current assets..............................    3,851,967       3,760,319
                                                               ----------       ---------
Property and equipment, net.................................      239,569         220,385
Other assets................................................        8,934           8,777
                                                               ----------       ---------
                                                               $4,100,470       3,989,481
                                                               ==========       =========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................   $       --          43,185
  Accounts payable..........................................       93,068          22,020
  Accrued expenses..........................................      122,326         153,147
                                                               ----------       ---------
          Total current liabilities.........................      215,394         218,352
                                                               ----------       ---------
Stockholders' equity:
  Common stock..............................................        2,000           2,000
  Additional paid-in capital................................        4,096           4,096
  Retained earnings.........................................    4,653,456       4,546,900
  Accumulated other comprehensive income....................      215,524         208,133
  Treasury stock............................................     (990,000)       (990,000)
                                                               ----------       ---------
          Total stockholders' equity........................    3,885,076       3,771,129
Commitments
                                                               ----------       ---------
                                                               $4,100,470       3,989,481
                                                               ==========       =========


See accompanying notes to combined financial statements

                       ENGINEERING SPECIALTIES, INC. AND


                       ENGINEERING SPECIALTIES FSC, INC.



                       COMBINED STATEMENTS OF OPERATIONS



                                                                             SIX MONTHS ENDED
                                                             YEAR ENDED          JUNE 30,
                                                            DECEMBER 31,   ---------------------
                                                                1998         1998        1999
                                                            ------------   ---------   ---------
                                                                                (UNAUDITED)
Revenues..................................................   $3,905,553    1,592,655   1,380,032
Cost of goods sold........................................    1,881,915      895,686     839,951
                                                             ----------    ---------   ---------
          Gross profit....................................    2,023,638      696,969     540,081
                                                             ----------    ---------   ---------
Operating expenses:
  Production expenses.....................................      327,143      121,677     164,901
  Selling expenses........................................      275,866      146,781     151,024
  General and administrative expenses.....................      693,340      330,278     343,275
                                                             ----------    ---------   ---------
                                                              1,296,349      598,736     659,200
                                                             ----------    ---------   ---------
       Operating profit (loss)............................      727,289       98,233    (119,119)
Other income (expense):
  Dividend income.........................................       85,150       48,129      23,825
  Gain (loss) on sale of investments......................      (18,111)          33      83,427
  Other, net..............................................        1,524           --          --
                                                             ----------    ---------   ---------
                                                                 68,563       48,162     107,252
                                                             ----------    ---------   ---------
     Earnings before income taxes.........................      795,852      146,395     (11,867)
Income taxes..............................................        4,986          987          --
                                                             ----------    ---------   ---------
          Net earnings (loss).............................   $  790,866      145,408     (11,867)
                                                             ==========    =========   =========


See accompanying notes to combined financial statements.

                       ENGINEERING SPECIALTIES, INC. AND


                       ENGINEERING SPECIALTIES FSC, INC.



      COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME



                                                                      ACCUMULATED
                                           ADDITIONAL                    OTHER                      TOTAL
                                  COMMON    PAID-IN      RETAINED    COMPREHENSIVE   TREASURY   STOCKHOLDERS'
                                  STOCK     CAPITAL      EARNINGS       INCOME        STOCK        EQUITY
                                  ------   ----------   ----------   -------------   --------   -------------
Balances at December 31, 1997...  $2,000     4,096       4,947,908      122,245      (990,000)    4,086,249
Comprehensive income
  Net income....................     --         --         790,866           --            --       790,866
  Net unrealized changes in
     investments................     --         --              --       93,279            --        93,279
                                  ------     -----      ----------      -------      --------    ----------
          Total comprehensive
            income..............     --         --         790,866       93,279            --       884,145
Shareholder distributions.......     --         --      (1,085,318)          --            --    (1,085,318)
                                  ------     -----      ----------      -------      --------    ----------
Balances at December 31, 1998...  2,000      4,096       4,653,456      215,524      (990,000)    3,885,076
Comprehensive income
  Net loss (unaudited)..........     --         --         (11,867)          --            --       (11,867)
  Net unrealized changes in
     investments (unaudited)....     --         --              --       (7,391)           --        (7,391)
                                  ------     -----      ----------      -------      --------    ----------
          Total comprehensive
            income
            (unaudited).........     --         --         (11,867)      (7,391)           --       (19,258)
Shareholder distributions
  (unaudited)...................     --         --         (94,689)          --            --       (94,689)
                                  ------     -----      ----------      -------      --------    ----------
Balances at June 30, 1999
  (unaudited)...................  $2,000     4,096       4,546,900      208,133      (990,000)    3,771,129
                                  ======     =====      ==========      =======      ========    ==========


See accompanying notes to combined financial statements.

                       ENGINEERING SPECIALTIES, INC. AND


                       ENGINEERING SPECIALTIES FSC, INC.



                       COMBINED STATEMENTS OF CASH FLOWS



                                                                            SIX MONTHS ENDED
                                                            YEAR ENDED          JUNE 30,
                                                           DECEMBER 31,   ---------------------
                                                               1998         1998        1999
                                                           ------------   --------   ----------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss)....................................  $   790,866     145,408      (11,867)
  Adjustments to reconcile net earnings (loss) to net
     cash provided by operating activities:
       Depreciation......................................       65,335      16,560       26,864
       Loss (gain) on sale of investments................       18,111         (33)     (83,427)
       Change in operating assets and liabilities:
          Receivables....................................      207,501    (154,910)     225,722
          Inventories....................................       14,714     (52,799)    (140,463)
          Prepaid expenses...............................      (22,784)      2,695       11,861
          Other assets...................................       (1,177)     (1,146)         157
          Accounts payable...............................      115,981      91,263      (71,048)
          Accrued expenses...............................      (14,881)     24,355      (62,943)
          Billings in excess of cost.....................           --          --       43,185
                                                           -----------    --------   ----------
          Net cash provided by (used in) operating
            activities...................................    1,173,666      71,393      (61,959)
                                                           -----------    --------   ----------
Cash flows from investing activities:
  Proceeds from sale of investments......................    1,200,101      50,050      879,016
  Purchases of investments...............................     (835,150)    (48,129)  (1,702,843)
  Capital expenditures...................................      (39,296)    (21,946)      (7,680)
                                                           -----------    --------   ----------
          Net cash provided by (used in) investing
            activities...................................      325,655     (20,025)    (831,507)
Cash flows from financing activities -- distributions to
  stockholder............................................   (1,085,318)   (680,613)        (925)
                                                           -----------    --------   ----------
          Net increase (decrease) in cash................      414,003    (629,245)    (894,391)
Cash at beginning of period..............................      629,245     629,245    1,043,248
                                                           -----------    --------   ----------
Cash at end of period....................................  $ 1,043,248          --      148,857
                                                           ===========    ========   ==========
Supplemental disclosures of non-cash transactions:
  Change in unrealized gain on investments...............  $    93,279     112,969       (7,391)
                                                           ===========    ========   ==========
  Accrued distributions to stockholder...................  $        --     136,393       93,764
                                                           ===========    ========   ==========


See accompanying notes to combined financial statements.

                       ENGINEERING SPECIALTIES, INC. AND


                       ENGINEERING SPECIALTIES FSC, INC.



                     NOTES TO COMBINED FINANCIAL STATEMENTS


                               DECEMBER 31, 1998


            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS


                   ENDED JUNE 30, 1999 AND 1998 IS UNAUDITED)




 (1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (A) ORGANIZATION


        The combined financial statements include the accounts of Engineering Specialties, Inc. and Engineering Specialties FSC, Inc. (the Company), which are affiliated through common ownership. Significant intercompany accounts and transactions have been eliminated in combination.



        Engineering Specialties, Inc. (ESI) was organized under the laws of the State of Louisiana in 1964, and is located in Covington, Louisiana. ESI designs, engineers, manufactures and markets wastewater treating equipment for use by the industrial and oilfield wastewater markets. The Company serves clients worldwide, providing services and equipment in 24 countries. Engineering Specialties FSC, Inc. is a foreign sales corporation organized in 1995.


      (B) CONCENTRATION OF CREDIT RISK


        Trade receivables from four customers collectively represented 77% and individually represented 30%, 21%, 15% and 11% of total trade receivables at December 31, 1998. The Company had revenues from two customers that collectively represented 31% and individually represented 20% and 11% of revenues for the year ended December 31, 1998. Export sales to Norway and Saudi Arabia represented 12% and 19% of revenues, respectively, for the year ended December 31, 1998.


      (C) INVESTMENTS

        Investments consist of shares in mutual funds. The Company classifies these investments as available-for-sale, and thus records them at their fair value. Unrealized holding gains and losses are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of the investments are determined on a specific identification basis.

        A decline in the market value of an investment below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the investment is established. Dividend and interest income are recognized when earned.

      (D) INVENTORIES

        Inventories are valued at the lower of cost, determined by the first-in, first-out method, or market.

      (E) PROPERTY AND EQUIPMENT

        Property and equipment are carried at cost, less an allowance for depreciation. Depreciation is computed by accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. The carrying values of property and equipment are reviewed at least annually or whenever there are indications that these assets may be impaired.

                       ENGINEERING SPECIALTIES, INC. AND


                       ENGINEERING SPECIALTIES FSC, INC.



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                               DECEMBER 31, 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 1998 IS UNAUDITED)



      (F) REVENUE RECOGNITION

        Revenues from significant contracts are recognized on the percentage-of-completion method of accounting. Earned revenue is based on the percentage that incurred costs to date bear to total estimated costs after giving effect to the most recent estimates of total cost. The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the year in which these changes become known. Earned revenue reflects the original contract price, adjusted for agreed upon change order revenue, if any. Losses expected to be incurred on jobs in progress, after consideration of estimated minimum recoveries from change orders, are charged to income as soon as such losses are known. Progress billings are included in accounts receivable and are considered currently due.

      (G) INCOME TAXES

        Engineering Specialties, Inc. elected under the applicable provision of the Internal Revenue Code not to be taxed as a corporation, but to have their income taxed to the individual stockholder. Accordingly, no provision for Federal and state income taxes with respect to income from Engineering Specialties, Inc. has been made in the accompanying combined financial statements. Engineering Specialties FSC, Inc., however, is taxed as a C-corporation. Gross profits earned on the export sales of Engineering Specialties, Inc., net of operating expense allocations, are recorded as commission income at Engineering Specialties FSC, Inc. and as commission expense by Engineering Specialties, Inc. The commission expense is fully deductible by Engineering Specialties, Inc. but a portion of the commission income is excludable by Engineering Specialties FSC, Inc. under the Internal Revenue Code.

        Income taxes for Engineering Specialties FSC, Inc. are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. For all periods presented, there were no differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

      (H) USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (I) COMPREHENSIVE INCOME

        On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income

                       ENGINEERING SPECIALTIES, INC. AND


                       ENGINEERING SPECIALTIES FSC, INC.



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                               DECEMBER 31, 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 1998 IS UNAUDITED)



        and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on investments and is presented in the statements of stockholders' equity and comprehensive income. The Statement requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations.

      (J) UNAUDITED INTERIM COMBINED FINANCIAL INFORMATION

        In the opinion of management, the accompanying unaudited combined financial information of the Company contains all adjustments, consisting only of those of a recurring nature, necessary to present fairly the Company's combined financial position as of June 30, 1999 and the results of its operations and cash flows for the six-months periods ended June 30, 1999 and 1998, and the changes in stockholders' equity for the six months ended June 30, 1999. These results are not necessarily indicative of the results to be expected for the full fiscal year.

 (2) INVESTMENTS

     The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value of available-for-sale investments in mutual funds as of December 31, 1998 and June 30, 1999 were as follows:

                                                         GROSS        GROSS
                                                       UNREALIZED   UNREALIZED
                                          AMORTIZED     HOLDING      HOLDING       FAIR
                                             COST        GAINS        LOSSES       VALUE
                                          ----------   ----------   ----------   ---------
December 31, 1998.......................  $1,484,681    215,524        --        1,700,205
June 30, 1999...........................  $2,391,935    208,133        --        2,600,068

     Proceeds from the sale of investments were $1,200,101, $50,050 and $879,016 for the year ended December 31, 1998, and for the six months ended June 30, 1998 and 1999, respectively. Gross realized gains included in income for the same periods were $14,340, $33 and $94,458, respectively. Gross unrealized losses included in income for the same periods were $32,451, $0 and $11,031, respectively.

                       ENGINEERING SPECIALTIES, INC. AND


                       ENGINEERING SPECIALTIES FSC, INC.



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                               DECEMBER 31, 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 1998 IS UNAUDITED)



 (3) COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Contract costs are summarized as follows:

                                                              DECEMBER 31,   JUNE 30,
                                                                  1998         1999
                                                              ------------   --------
Cumulative expenditures on uncompleted contracts...........     $524,772      412,598
Estimated earnings thereon.................................      285,135      217,447
                                                                --------     --------
                                                                 809,907      630,045
Less billings to date......................................     (670,319)    (272,092)
                                                                --------     --------
                                                                $139,588      357,953
                                                                ========     ========
Included in the combined balance sheets under the following
  captions:
Costs and estimated earnings in excess of..................     $
billings on uncompleted contracts..........................      139,588      401,138
Billings in excess of costs and estimated earnings on
  uncompleted contracts....................................           --      (43,185)
                                                                --------     --------
                                                                $139,588      357,953
                                                                ========     ========

 (4) INVENTORIES

     Inventories consist of the following amounts:

                                                              DECEMBER 31,   JUNE 30,
                                                                  1998         1999
                                                              ------------   --------
Finished goods..............................................    $ 26,424      92,017
Work-in-progress............................................     164,466     239,336
                                                                --------     -------
                                                                $190,890     331,353
                                                                ========     =======

 (5) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:


                                              DECEMBER 31,    JUNE 30,      ESTIMATED
                                                  1998          1999      USEFUL LIVES
                                              ------------   ----------   -------------
Leasehold improvements......................  $   406,181       406,181   15 - 25 years
Buildings...................................      280,614       280,614   31 - 39 years
Automobiles and equipment...................      413,816       415,622      5 years
Furniture and fixtures......................      184,205       190,079    5 - 7 years
                                              -----------    ----------
                                                1,284,816     1,292,496
Less accumulated depreciation...............   (1,045,247)   (1,072,111)
                                              -----------    ----------
                                              $   239,569       220,385
                                              ===========    ==========

                       ENGINEERING SPECIALTIES, INC. AND


                       ENGINEERING SPECIALTIES FSC, INC.



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                               DECEMBER 31, 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 1998 IS UNAUDITED)



 (6) STOCKHOLDERS' EQUITY

     A summary of ESI's authorized and issued common stock and additional paid-in capital at December 31, 1998 and June 30, 1999 follows:

                                                                ISSUED AND             ADDITIONAL
                                       PAR VALUE   AUTHORIZED   OUTSTANDING   COMMON    PAID-IN
                                       PER SHARE     SHARES       SHARES      STOCK     CAPITAL
                                       ---------   ----------   -----------   ------   ----------
Engineering Specialties, Inc.........    $ --         1,000          500      $1,000     $4,096
Engineering Specialties, FSC, Inc....      --        10,000        1,000      1,000          --

 (7) INCOME TAXES

     All income tax expense in 1998 related to the federal tax expense of Engineering Specialties FSC, Inc.

     Actual income tax expense differs from amounts computed by applying the U.S. federal corporate income tax rate of 34% to earnings before income taxes as a result of the following:

Computed "expected" tax expense.............................   $270,590
Increase (reduction) in income taxes resulting from:
Earnings taxed directly to shareholders.....................   (233,479)
Benefit of FSC..............................................    (24,219)
Effect of graduated rates...................................     (7,906)
                                                               --------
                                                               $  4,986
                                                               ========

     Cash paid for income taxes in 1998 was approximately $5,000.

 (8) RELATED PARTY TRANSACTIONS

     The Company has a land lease with the stockholder of Engineering Specialties, Inc. that required monthly rental payments of $3,000 through December 31, 1998. The monthly rental payment increased to $5,000 effective January 1, 1999. This lease expires in 2001. Rent expense to the stockholder was $36,000 for the year ended December 31, 1998.

     Revenues from contracts between the stockholder of Engineering Specialties, Inc. and the Company totaled $23,886 for the year ended December 31, 1998. These revenues were recorded as distributions to the stockholder. The Company paid $30,000 in professional services to a related party during 1998.

 (9) COMMITMENTS

     The Company has various outstanding letters of credit totaling approximately $140,000 and $155,000, at December 31, 1998 and June 30, 1999, respectively. These letters of credit are maintained for certain customers in accordance with the terms of their contract. The outstanding letters of credit have expiration dates ranging from January 1999 through October 2000.

                       ENGINEERING SPECIALTIES, INC. AND


                       ENGINEERING SPECIALTIES FSC, INC.



             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                               DECEMBER 31, 1998
            (INFORMATION AS OF JUNE 30, 1999 AND FOR THE SIX MONTHS
                   ENDED JUNE 30, 1999 AND 1998 IS UNAUDITED)



(10) SUBSEQUENT EVENT

     In August 1999, the stockholder of Engineering Specialties, Inc. purchased certain fixed assets from the Company for $50,000. The net book value of the assets purchased was $14,000 at December 31, 1998.


     In September 1999, the stockholder of the Company signed a non-binding letter of intent to sell all of the issued and outstanding common stock of the Company to NATCO Group, Inc. (NATCO) in exchange for cash.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The expenses of the offering are estimated to be as follows:


Securities and Exchange Commission registration fee.........   $  24,249
NASD filing fee.............................................       8,720
NYSE listing fee............................................      84,600
Legal fees and expenses.....................................     250,000
Accounting fees and expenses................................     285,000
Blue Sky fees and expenses (including legal fees)...........      10,000
Printing expenses...........................................     100,000
Transfer Agent fees.........................................      15,000
Miscellaneous...............................................      22,431
                                                               ---------
          TOTAL.............................................   $ 800,000
                                                               =========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS



     Under Section 145 of the Delaware General Corporation Law, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding. Article Eleventh of the Restated Certificate of Incorporation of NATCO Group Inc. (the "Company") provides that the Company may indemnify any director, officer, employee or agent of the Company to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may be hereafter amended. Article VI of the Company's Bylaws provides that the Company shall indemnify each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is or was an officer or director of the Company or is a person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the Delaware General Corporation Law as it existed at the time the indemnification provisions of the Company's Bylaws were adopted or as may be thereafter amended.



     Article VI of the Company's Bylaws also provides that the Company may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the Company or of another entity against any expense, liability, or loss, regardless of whether the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.



     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for its or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of the Company's Certificate of Incorporation contains such a provision.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES



     On March 5, 1998, the Company effected a four for three split of its common stock, par value $.01 per share (the "Common Stock"). All references to shares of Common Stock herein are on a post-split basis.



     On June 30, 1997, the Company issued $2,359,864 in principal amount of its 13% Subordinated Promissory Notes due 2000 and 2,113,334 shares of Common Stock to Capricorn Investors II, L.P. in consideration of the payment to the Company of $13,000,000. In so doing, the Company relied on the provisions of Section 4(2) of the Securities Act in claiming exemption for the offering, sale and delivery of such securities from the registration provisions of the Securities Act.



     As of June 30, 1998, Capricorn Investors, L.P. and Capricorn Investors II, L.P. delivered to the Company $5,084,501 and $2,359,864, respectively, in principal amount of the Company's 13% Subordinated Notes due 2000 in exchange for the issuance by the Company to such limited partnerships out of authorized but unissued Common Stock 1,010,333 shares and 468,925 shares, respectively. In so doing, the Company relied on the provisions of Section 3(a)(9) of the Securities Act in claiming exemption from the registration provisions of the Securities Act.



     On November 18, 1998, in connection with the merger of The Cynara Company ("Cynara") with and into the Company, the Company issued 500,000 shares of Common Stock to the former stockholders of Cynara in partial consideration of the receipt of all of the outstanding shares of the common stock, par value $.01 per share, of Cynara. In so doing, the Company relied on the provisions of
Section 4(2) of the Securities Act in claiming exemption for the offering, sale and delivery of such securities from the registration provisions of the Securities Act.



     On November 18, 1998, the Company issued $5,300,000 in principal amount of its Convertible Promissory Note due 1999 to Capricorn Investors II, L.P. in consideration of the payment to the Company of $5,300,000. In so doing, the Company relied on the provisions of Section 4(2) of the Securities Act in claiming exemption for the offering, sale and delivery of such securities from the registration provisions of the Securities Act.



     On December 17, 1998, Capricorn Investors II, L.P. delivered to the Company $5,300,000 in principal amount of the Company's Convertible Promissory Note due 1999 in exchange for the issuance by the Company to such limited partnership out of authorized but unissued Common Stock 504,762 shares. In so doing, the Company relied on the provisions of Section 3(a)(9) of the Securities Act in claiming exemption from the registration provisions of the Securities Act.



     As of July 12, 1999, the Company issued 136,832 shares of Common Stock to Nathaniel A. Gregory in consideration of the payment to the Company of $1,205,489.92. In so doing, the Company relied on the provisions of Section 4(2) of the Securities Act in claiming exemption for the offering, sale and delivery of such securities from the registration provisions of the Securities Act.



ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (A) EXHIBITS:


        EXHIBIT
         NUMBER                                  DESCRIPTION
          1.1***         -- Form of Underwriting Agreement.
          2.1**          -- Amended and Restated Agreement and Plan of Merger dated
                            November 17, 1998 but effective March 26, 1998 among the
                            Company, NATCO Acquisition Company, National Tank Company
                            and The Cynara Company.
          2.2*           -- Stock Purchase Agreement dated as of May 7, 1997 among
                            Enterra Petroleum Equipment Group, Inc., National Tank
                            Company and Weatherford Enterra, Inc.
          3.1**          -- Restated Certificate of Incorporation of the Company, as
                            amended by Certificate of Amendment dated November 18,
                            1998.

        EXHIBIT
         NUMBER                                  DESCRIPTION
          3.2*           -- Certificate of Designations of Series A Junior
                            Participating Preferred Stock.
          3.3*           -- Amended and Restated Bylaws of the Company.
          4.1*           -- Specimen Common Stock certificate.
          4.2*           -- Rights Agreement dated as of May 15, 1998 by and among
                            the Company and ChaseMellon Shareholder Services, L.L.C.,
                            as Rights Agent.
          4.3**          -- Registration Rights Agreement dated as of November 18,
                            1998 among the Company and Capricorn Investors, L.P. and
                            Capricorn Investors II, L.P.
          4.4**          -- Registration Rights Agreement dated as of November 18,
                            1998 among the Company and the former stockholders of The
                            Cynara Company.
          4.5***         -- Form of lock-up letter to the Underwriters from certain directors and officers of the Company.
          5.1**          -- Opinion of Vinson & Elkins L.L.P.
         10.1*           -- Directors Compensation Plan.
         10.2*           -- Form of Nonemployee Director's Option Agreement.
         10.3*           -- Employee Stock Incentive Plan.
         10.4*           -- International Revolving Loan Agreement dated as of June
                            30, 1997 between National Tank Company and Chase Bank of
                            Texas, N.A.
         10.5*           -- Commitment Letter dated November 24, 1994 from The Bank of Nova Scotia to NATCO Canada, Ltd.
         10.6*           -- Service and Reimbursement Agreement dated as of July 1,
                            1997 between the Company and Capricorn Management, G.P.
         10.7*           -- Term Loan Facility and Revolving Loan Facility dated June
                            30, 1997 among National Tank Company and Chase Bank of
                            Texas, N.A.
         10.8*           -- Loan Agreement dated as of October 8, 1997 between The
                            Cynara Company and Bank One Texas, N.A.
         10.9*           -- Form of Indemnification Agreement between the Company and its officers and directors.
         10.10*          -- Securities Exchange Agreement dated as of March 5, 1998 by and among the Company, Capricorn Investors, L.P. and
                            Capricorn Investors II, L.P.
         10.11*          -- Stockholders' Agreement by and among the Company,
                            Capricorn Investors, L.P. and Capricorn Investors II,
                            L.P.
         10.12**         -- Employment Agreement dated as of July 31, 1997 between
                            the Company and Nathaniel A. Gregory, as amended as of
                            July 12, 1999.
         10.13**         -- Stock Option Agreement dated as of July 31, 1997 between the Company and Nathaniel A. Gregory, as amended as of
                            July 12, 1999.
         10.14*          -- Stock Option Agreement dated as of July 31, 1997 between the Company and Patrick M. McCarthy.
         10.15*          -- Stock Option Agreement dated as of July 31, 1997 between the Company and William B. Wiener III.
         10.16*          -- Stock Option Agreement dated as of July 31, 1997 between the Company and Frank Smith.
         10.17*          -- Stock Option Agreement dated as of July 31, 1997 between the Company and Frank Smith.
         10.18*          -- Stock Option Agreement dated as of July 31, 1997 between the Company and David Volz.

        EXHIBIT
         NUMBER                                  DESCRIPTION
         10.19**         -- Stockholder's Agreement dated as of November 18, 1998
                            among the Company, Capricorn Investors, L.P., Capricorn
                            Investors II, L.P. and the former stockholders of The
                            Cynara Company.
         10.20**         -- Change of Control Policy dated as of September 28, 1999.
         10.21**         -- Severance Pay Summary Plan Description.
         10.22**         -- Loan Agreement ($22,000,000 U.S. Revolving Loan Facility,
                            $10,000,000 Canadian Revolving Loan Facility and
                            $32,500,000 Term Loan Facility) dated as of November 20,
                            1998 among National Tank Company, NATCO Canada, Ltd.,
                            Chase Bank of Texas, National Association, The Bank of
                            Nova Scotia and the other lenders parties thereto and
                            joined in by NATCO Group Inc., as amended.
         10.23**         -- International Revolving Loan Agreement dated as of June
                            30, 1997 between National Tank Company and Texas Commerce
                            Bank, National Association, as amended.
         10.24**         -- Form of Nonstatutory Stock Option Agreement.
         21.1**          -- List of subsidiaries of the Company.
         23.1**          -- Consent of KPMG LLP regarding NATCO Group Inc.
         23.2**          -- Consent of KPMG LLP regarding Engineering Specialties,
                            Inc. and Engineering Specialties FSC, Inc.
         23.3**          -- Consent of KPMG LLP regarding Porta-Test International
                            Inc.
         23.4**          -- Consent of Ernst &Young LLP regarding The Cynara Company.
         23.5**          -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                            5.1 hereto).
         24.1**          -- Powers of Attorney (included on the signature page
                            hereto).
         27.1**          -- Financial Data Schedule.
         99.1*           -- Consent of George K. Hickox, Jr. to serve as director.


------------------------------


  * Previously filed.



 ** Filed herewith.



*** To be filed by amendment.



     (b)[CONSOLIDATED FINANCIAL STATEMENT SCHEDULES, YEARS ENDED MARCH 31, 1996, 1997 AND 1998 AND SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED) AND 1999 (UNAUDITED)]


     All other schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes.


ITEM 17. UNDERTAKINGS



     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.



     The undersigned Company hereby undertakes that:



          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.


          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 30th day of September, 1999.


                                            NATCO GROUP INC.


                                            By:  /s/ NATHANIEL A. GREGORY

                                              ----------------------------------
                                                     Nathaniel A. Gregory
                                                 Chief Executive Officer and
                                                            Chairman
                                                  of the Board of Directors


                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nathaniel A. Gregory and Daniel R. Carter, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in
the capacities indicated on the           day of             , 1999.



                  SIGNATURE                                         TITLE

          /s/ NATHANIEL A. GREGORY              Chairman of the Board and Chief Executive
---------------------------------------------     Officer (Principal Executive Officer)
            Nathaniel A. Gregory

            /s/ J. MICHAEL MAYER                Senior Vice President and Chief Financial
---------------------------------------------     Officer (Principal Financial Officer)
              J. Michael Mayer

           /s/ STEPHEN J. GOODLAND              Vice President -- Finance and Accounting
---------------------------------------------     (Principal Accounting Officer)
             Stephen J. Goodland

         /s/ HERBERT S. WINOKUR, JR.            Director
---------------------------------------------
           Herbert S. Winokur, Jr.

             /s/ E. HALE STALEY                 Director
---------------------------------------------
               E. Hale Staley

           /s/ PATRICK M. MCCARTHY              Director
---------------------------------------------
             Patrick M. McCarthy

                  SIGNATURE                                         TITLE

             /s/ HOWARD I. BULL                 Director
---------------------------------------------
               Howard I. Bull

             /s/ KEITH K. ALLAN                 Director
---------------------------------------------
               Keith K. Allan

          /s/ GEORGE K. HICKOX, JR.             Director
---------------------------------------------
            George K. Hickox, Jr.

                               INDEX TO EXHIBITS



        EXHIBIT
         NUMBER                                  DESCRIPTION
          1.1***         -- Form of Underwriting Agreement.
          2.1**          -- Amended and Restated Agreement and Plan of Merger dated
                            November 17, 1998 but effective March 26, 1998 among the
                            Company, NATCO Acquisition Company, National Tank Company
                            and The Cynara Company.
          2.2*           -- Stock Purchase Agreement dated as of May 7, 1997 among
                            Enterra Petroleum Equipment Group, Inc., National Tank
                            Company and Weatherford Enterra, Inc.
          3.1**          -- Restated Certificate of Incorporation of the Company, as
                            amended by Certificate of Amendment dated November 18,
                            1998.
          3.2*           -- Certificate of Designations of Series A Junior
                            Participating Preferred Stock.
          3.3*           -- Amended and Restated Bylaws of the Company.
          4.1*           -- Specimen Common Stock certificate.
          4.2*           -- Rights Agreement dated as of May 15, 1998 by and among
                            the Company and ChaseMellon Shareholder Services, L.L.C.,
                            as Rights Agent.
          4.3**          -- Registration Rights Agreement dated as of November 18,
                            1998 among the Company and Capricorn Investors, L.P. and
                            Capricorn Investors II, L.P.
          4.4**          -- Registration Rights Agreement dated as of November 18,
                            1998 among the Company and the former stockholders of The
                            Cynara Company.
          4.5***         -- Form of lock-up letter to the Underwriters from certain directors and officers of the Company.
          5.1**          -- Opinion of Vinson & Elkins L.L.P.
         10.1*           -- Directors Compensation Plan.
         10.2*           -- Form of Nonemployee Director's Option Agreement.
         10.3*           -- Employee Stock Incentive Plan.
         10.4*           -- International Revolving Loan Agreement dated as of June
                            30, 1997 between National Tank Company and Chase Bank of
                            Texas, N.A.
         10.5*           -- Commitment Letter dated November 24, 1994 from The Bank of Nova Scotia to NATCO Canada, Ltd.
         10.6*           -- Service and Reimbursement Agreement dated as of July 1,
                            1997 between the Company and Capricorn Management, G.P.
         10.7*           -- Term Loan Facility and Revolving Loan Facility dated June
                            30, 1997 among National Tank Company and Chase Bank of
                            Texas, N.A.
         10.8*           -- Loan Agreement dated as of October 8, 1997 between The
                            Cynara Company and Bank One Texas, N.A.
         10.9*           -- Form of Indemnification Agreement between the Company and its officers and directors.
         10.10*          -- Securities Exchange Agreement dated as of March 5, 1998 by and among the Company, Capricorn Investors, L.P. and
                            Capricorn Investors II, L.P.
         10.11*          -- Stockholders' Agreement by and among the Company,
                            Capricorn Investors, L.P. and Capricorn Investors II,
                            L.P.
         10.12**         -- Employment Agreement dated as of July 31, 1997 between
                            the Company and Nathaniel A. Gregory, as amended as of
                            July 12, 1999.
         10.13**         -- Stock Option Agreement dated as of July 31, 1997 between the Company and Nathaniel A. Gregory, as amended as of
                            July 12, 1999.

        EXHIBIT
         NUMBER                                  DESCRIPTION
         10.14*          -- Stock Option Agreement dated as of July 31, 1997 between the Company and Patrick M. McCarthy.
         10.15*          -- Stock Option Agreement dated as of July 31, 1997 between the Company and William B. Wiener III.
         10.16*          -- Stock Option Agreement dated as of July 31, 1997 between the Company and Frank Smith.
         10.17*          -- Stock Option Agreement dated as of July 31, 1997 between the Company and Frank Smith.
         10.18*          -- Stock Option Agreement dated as of July 31, 1997 between the Company and David Volz.
         10.19**         -- Stockholder's Agreement dated as of November 18, 1998
                            among the Company, Capricorn Investors, L.P., Capricorn
                            Investors II, L.P. and the former stockholders of The
                            Cynara Company.
         10.20**         -- Change of Control Policy dated as of September 28, 1999.
         10.21**         -- Severance Pay Summary Plan Description
         10.22**         -- Loan Agreement ($22,000,000 U.S. Revolving Loan Facility,
                            $10,000,000 Canadian Revolving Loan Facility and
                            $32,500,000 Term Loan Facility) dated as of November 20,
                            1998 among National Tank Company, NATCO Canada, Ltd.,
                            Chase Bank of Texas, National Association, The Bank of
                            Nova Scotia and the other lenders parties thereto and
                            joined in by NATCO Group Inc., as amended.
         10.23**         -- International Revolving Loan Agreement dated as of June
                            30, 1997 between National Tank Company and Texas Commerce
                            Bank, National Association, as amended.
         10.24**         -- Form of Nonstatutory Stock Option Agreement.
         21.1**          -- List of subsidiaries of the Company.
         23.1**          -- Consents of KPMG LLP regarding NATCO Group Inc.
         23.2**          -- Consent of KPMG LLP regarding Engineering Specialties,
                            Inc. and Engineering Specialties FSC, Inc.
         23.3**          -- Consent of KPMG LLP regarding Porta-Test International
                            Inc.
         23.4**          -- Consent of Ernst &Young LLP regarding The Cynara Company.
         23.5**          -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                            5.1 hereto).
         24.1**          -- Powers of Attorney (included on the signature page
                            hereto).
         27.1**          -- Financial Data Schedule.
         99.1*           -- Consent of George K. Hickox, Jr. to serve as director.


------------------------------


  * Previously filed.



 ** Filed herewith.



*** To be filed by amendment.